      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996


                                                      REGISTRATION NO. 333-00122
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             PALMER WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   4812                                  65-0456627
   (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
    incorporation or organization)            Classification Code Number)                 Identification Number)

                            ------------------------

                             12800 UNIVERSITY DRIVE
                         FORT MYERS, FLORIDA 33907-5333
                                 (941) 433-4350
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            ------------------------

                                WILLIAM J. RYAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             PALMER WIRELESS, INC.
                             12800 UNIVERSITY DRIVE
                         FORT MYERS, FLORIDA 33907-5333
                                 (941) 433-4350
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   Copies to:

         DAVID B.H. MARTIN, JR., ESQ.                          JOHN T. GAFFNEY, ESQ.
            HOGAN & HARTSON L.L.P.                            CRAVATH, SWAINE & MOORE
          555 THIRTEENTH STREET, N.W.                            825 EIGHTH AVENUE
            WASHINGTON, D.C. 20004                         NEW YORK, NEW YORK 10019-7475
                (202) 637-5600                                    (212) 474-1000

                                _________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             PALMER WIRELESS, INC.
                            ------------------------

         CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(B)

                     FORM S-1
                    ITEM NUMBER                                 LOCATION IN PROSPECTUS
- ---------------------------------------------------  ---------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.......  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus...................................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges.................  Prospectus Summary; The Company; Risk Factors
  4.  Use of Proceeds..............................  Use of Proceeds
  5.  Determination of Offering Price..............  Underwriting
  6.  Dilution.....................................  Not Applicable
  7.  Selling Security Holders.....................  Not Applicable
  8.  Plan of Distribution.........................  Outside Front Cover Page; Underwriting
  9.  Description of Securities to be Registered...  Outside Front Cover Page; Prospectus Summary;
                                                     Description of Capital Stock
 10.  Interests of Named Experts and Counsel.......  Not Applicable
 11.  Information with Respect to the Registrant...  Outside Front Cover Page; Prospectus Summary;
                                                     Risk Factors; The Company; The Exchange; Use
                                                     of Proceeds; Price Range of Class A Common
                                                     Stock and Dividend Policy; Capitalization;
                                                     Selected Consolidated Financial Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business; Management; Principal
                                                     Stockholders; Description of Capital Stock;
                                                     Shares Eligible for Future Sale; Financial
                                                     Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   SUBJECT TO COMPLETION, DATED MAY 17, 1996


                               5,000,000 SHARES
                         [PALMER WIRELESS, INC. LOGO]
                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)
                           ------------------------


    All of the 5,000,000 shares of Class A Common Stock offered hereby (the "Offering") are being sold by the Company.


    The Company has two classes of authorized Common Stock, Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share. The rights of the Class A Common Stock and the Class B Common Stock are substantially identical, except that holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to five votes per share. Both classes will vote together as one class on all matters generally submitted to a vote of stockholders, including the election of directors. See "Description of Capital Stock". Palmer Communications Incorporated owns all of the outstanding shares of Class B Common Stock, which represents 75.0% of the combined voting power of both classes of Common Stock. As a result, Palmer Communications Incorporated has the ability to elect all of the Company's directors and will continue to control the Company. See "Risk Factors -- Control of the Company by PCI" and "Description of Capital Stock -- Common Stock".


    The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "PWIR". On May 16, 1996, the last reported sale price of the Class A Common Stock was $20 15/16 per share. See "Price Range of Class A Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                            ------------------------

                                                                         PUBLIC
                                                                        OFFERING      UNDERWRITING   PROCEEDS TO
                                                                         PRICE        DISCOUNT(1)     COMPANY(2)
                                                                      ------------    -----------    ------------
Per Share.........................................................    $               $              $
Total(3)..........................................................    $               $              $

- ---------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting estimated expenses of $500,000 payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 750,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total Public Offering Price, Underwriting
    Discount and Proceeds to Company will be $      , $      and $      ,
    respectively. See "Underwriting".
                            ------------------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares of Class A Common Stock offered hereby will be ready for delivery
in New York, New York, on or about            , 1996.

GOLDMAN, SACHS & CO.
                        SALOMON BROTHERS INC

                                             WHEAT FIRST BUTCHER SINGER
                            ------------------------
               The date of this Prospectus is             , 1996.

      The map depicts the location of the Company's cellular service areas in Florida, Georgia, Alabama and South Carolina.


                                   (ARTWORK)

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6a UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY


     The Company is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1996, the Company provided cellular telephone service to 227,400 subscribers in Florida, Georgia, Alabama and South Carolina in a total of 15 licensed service areas composed of nine Metropolitan Statistical Areas ("MSAs") and six Rural Service Areas ("RSAs"), with an aggregate estimated population of
3.3 million. The Company recently has entered into definitive agreements to acquire cellular telephone systems located in the Georgia-6 RSA Market No. 376(A) and the Georgia-1 RSA Market No. 371(A) (collectively, the "Proposed Acquisitions"). If consummated, the Proposed Acquisitions will result in the Company expanding its cellular service in Georgia by approximately 6,222 subscribers (as of March 31, 1996) and by two additional RSAs with an aggregate estimated population of 0.4 million. The Company sells its cellular telephone service as well as a full line of cellular products, services and accessories principally through its network of retail stores. The Company markets all of its products and services under the nationally-recognized service mark CELLULAR ONE(R).


OPERATIONS

     The Company has developed its business through the acquisition and integration of cellular telephone systems, clustering multiple systems in three market areas in order to provide broad areas of uninterrupted service and achieve certain economies of scale, including centralized marketing and administrative functions as well as multi-system capital expenditures. The Company devotes considerable attention to engineering, maintenance and improvement of its cellular telephone systems in an effort to deliver high-quality service to its subscribers and to implement new technologies as soon as economically practicable. Through its participation in the North American Cellular Network ("NACN"), the Company is able to offer seven-digit dialing access to its subscribers when they travel outside the Company's service areas, providing them with convenient roaming access throughout large areas of the United States, Canada, Mexico and Puerto Rico currently served by other NACN participants. By marketing its products and services under the CELLULAR ONE name throughout the markets it serves, the Company also enjoys the benefits of association with a nationally-recognized service mark.


     The Company's cellular telephone systems serve three distinct markets. The largest of these markets includes 13 contiguous licensed service areas in Georgia, Alabama and South Carolina which had an aggregate estimated population of 2.8 million for 1995. The Proposed Acquisitions, if consummated, will increase the number of licensed service areas in the Company's Georgia/Alabama/South Carolina market to 15 and increase the aggregate estimated population of those service areas to 3.2 million. The Company's other two markets are located in Fort Myers, Florida and Panama City, Florida, which had aggregate estimated populations for 1995 of 0.4 million and 0.1 million, respectively.


STRATEGY

     The Company's four strategic objectives are to: (1) expand its regional wireless communications presence by selectively acquiring additional interests in cellular telephone systems (including minority interests), (2) expand its revenue base by increasing penetration in existing service areas and encouraging greater usage among its existing customers, (3) provide high-quality customer service to create and maintain customer loyalty and (4) enhance performance by aggressively pursuing opportunities to increase operating efficiencies.

RECENT DEVELOPMENTS

     In March 1995, the Company successfully completed an initial public offering (the "IPO") of 5,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), at $14.25 per share, with proceeds net of underwriting discount to the Company totaling $66.3 million. On April 18, 1995, the underwriters of the IPO purchased an additional 369,350 shares of Class A Common Stock pursuant to their exercise of the over-allotment option resulting in additional proceeds net of underwriting discount to the Company totaling $4.8 million and total proceeds net of underwriting discount to the Company from the IPO of $71.1 million.


     On December 1, 1995, the Company acquired Georgia Metronet, Inc. ("GMI") and Augusta Metronet, Inc. ("AMI" and together with GMI, the "GTE Companies") for an aggregate purchase price of $158.4 million (the "GTE Acquisition"). As of March 31, 1996, GMI owned a 98.2% interest in the Savannah Cellular Limited Partnership, which holds the license granted by the FCC for the Savannah, Georgia MSA. AMI holds the FCC license for the Augusta, Georgia MSA. The cellular telephone systems in the newly-acquired MSAs serve a geographic territory in eastern Georgia and a portion of South Carolina that is adjacent to the Company's existing markets in the Georgia-8 RSA and Georgia-12 RSA. In addition, the Company has also acquired the interim authority to provide cellular service to the southern portions of South Carolina RSA Market Nos. 631 and 632, otherwise known as South Carolina-7 RSA and South Carolina-8 RSA, respectively, which serve a geographic territory that is adjacent to the Company's existing markets in the Georgia-8 RSA as well as the Savannah, Georgia MSA and the Augusta, Georgia MSA. As a result of the GTE Acquisition, the Company increased the number of subscribers served by its cellular telephone systems by 35,144 and its Net Pops by 708,524 as of December 1, 1995.



     On March 22, 1996, two of the Company's subsidiaries, Columbus Cellular Telephone Company ("Columbus") and Macon Cellular Telephone Systems Limited Partnership ("Macon") entered into a definitive agreement to acquire the cellular telephone system of Horizon Cellular Telephone Company of Spalding, L.P. ("Horizon") for a cash purchase price of $35 million, subject to certain adjustments (the "Proposed GA-6 Acquisition"). The entire purchase price will be financed through borrowings under the Company's existing Credit Facility (as defined). As of March 31, 1996, the Company and its wholly owned subsidiaries owned 84.2% of the outstanding partnership interests in Columbus and 98.7% of the outstanding partnership interests in Macon. The assets to be acquired by the Company from Horizon include the cellular telephone system in the Georgia-6 RSA Market No. 376(A) ("Georgia-6 RSA"), which serves a geographic territory that is adjacent to the Company's existing markets in the Macon and Columbus, Georgia MSAs. There can be no assurance that the Proposed GA-6 Acquisition will be consummated. See "Risk Factors -- Proposed Acquisitions." As of March 31, 1996, the Georgia-6 RSA served 4,844 subscribers and, if consummated, the Proposed GA-6 Acquisition would increase the Company's Net Pops by 185,647.



     On April 23, 1996, the Company entered into a definitive agreement to acquire the cellular telephone system of USCOC of Georgia RSA #1, Inc. ("USCOC") for a cash purchase price of $31.5 million, subject to certain adjustments (the "Proposed GA-1 Acquisition"). The entire purchase price will be financed through borrowings under the Company's existing Credit Facility. The assets to be acquired by the Company from USCOC include the cellular telephone system located in Georgia-1 RSA Market No. 371(A) ("Georgia-1 RSA"), which serves a geographic territory in northwestern Georgia, north of the city of Atlanta. There can be no assurance that the Proposed GA-1 Acquisition will be consummated. See "Risk Factors -- Proposed Acquisitions." As of March 31, 1996, the Georgia-1 RSA served 1,378 subscribers and, if consummated, the Proposed GA-1 Acquisition would increase the Company's Net Pops by 217,283.


RELATIONSHIP WITH PALMER COMMUNICATIONS INCORPORATED


     Palmer Wireless, Inc., a Delaware corporation ("Palmer Wireless"), was formed in December 1993 and is a subsidiary of Palmer Communications Incorporated, a Delaware corporation ("PCI"). PCI entered the cellular telephone business in 1987 in Fort Myers, Florida. Starting in 1989, PCI transferred its cellular properties to Palmer Cellular Partnership, an Iowa general partnership (the "Partnership"), which conducted PCI's cellular telephone business until March 1995. During this period, the Partnership acquired and integrated 12 additional cellular telephone systems, which enlarged its coverage area and enabled it to enjoy economies of scale and operating synergies in its cellular telephone business within its three market areas.



     Since March 1995, PCI's cellular telephone operations have been conducted by Palmer Wireless. In March 1995, contemporaneously with the IPO, (a) the partnership interests in the Partnership, the assets and liabilities of the Partnership and certain other assets were transferred to Palmer Wireless in exchange for (i) 704,755 shares of Class A Common Stock of Palmer Wireless, all of which were distributed to the partners of the Partnership other than PCI, and
(ii) 17,288,578 shares of Class B Common Stock, par value $.01 per share, of Palmer Wireless (the "Class B Common Stock"), all of which were distributed to PCI, and (b) the Partnership was liquidated (collectively, the "Exchange"). See "The Exchange" and "Principal Stockholders". Prior to the Exchange, Palmer Wireless had no operations and had no material assets or liabilities other than deferred expenses incurred before the IPO. After completion of the Offering, PCI will continue to control Palmer Wireless. See "Risk Factors -- Control of the Company by PCI" and "Description of Capital Stock -- Common Stock".

                            ------------------------

     Unless the context indicates or requires otherwise, any reference in this Prospectus to (1) the "Partnership" refers to the Partnership and its subsidiaries, (2) "Palmer Wireless" refers to Palmer Wireless and its subsidiaries and (3) the "Company" refers, with respect to any date prior to completion of the Exchange, to the Partnership, and, with respect to any date subsequent to completion of the Exchange, to Palmer Wireless. Any reference in this Prospectus to a "service area" of the Company is to an area in which the Company has been issued a license by the FCC to provide cellular telephone service. Any reference in this Prospectus to "Net Pops" is to the estimated population with respect to a given cellular service area multiplied by the percentage interest that the Company owns in the entity licensed in such cellular service area.

                                  THE OFFERING

Class A Common Stock offered by
the Company....................... 5,000,000 shares

Class A Common Stock to be
outstanding after the
  Offering(1)..................... 11,102,438 shares

Class B Common Stock to be
outstanding after the Offering.... 17,293,578 shares

Total Common Stock to be
outstanding after the
  Offering(1)..................... 28,396,016 shares

Relative Rights of Shares......... The shares of Class A Common Stock have one vote per share while the shares of Class B
                                     Common Stock have five votes per share (the
                                     Class A Common Stock and Class B Common
                                     Stock are collectively referred to herein as "Common Stock"); provided, however, that the holders of Class B Common Stock are entitled to cast only that number of votes per share such that, in the aggregate, the vote of the holders of Class B Common Stock is no more than 75.0% of the total votes cast on any matters on which holders of outstanding Common Stock are permitted to vote. Shares of Class A Common Stock and Class B Common Stock vote together on all matters, including the election of directors. The Class B Common Stock, which has effective control of the Company and may be owned only by PCI or certain successors of PCI, is not being offered by this Prospectus. Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis: (i) at the option of the holder; (ii) immediately upon transfer of shares of Class B Common Stock to any holder other than certain successors of PCI; (iii) immediately if the shares of Class B Common Stock constitute 33.0% or less of the outstanding shares of common stock of the Company; (iv) at the end of 20 years from the original issuance of those shares of Class B Common Stock; or (v) under certain circumstances involving a change of beneficial ownership of more than 50.0% of the shares of capital stock of PCI. See "Description of Capital Stock".


Use of Proceeds................... The net proceeds of the Offering (assuming an offering price of $20 per share) are
                                     estimated to be approximately $94.5 million
                                     (approximately $108.8 million if the
                                     Underwriters' over-allotment option is
                                     exercised in full), after deducting the
                                     estimated underwriting discount,
                                     transaction fees and expenses of the
                                     Offering payable by the Company. At March
                                     31, 1996, the Company had an outstanding balance under the Credit Facility of $345.0 million. The net proceeds of the Offering will be used to reduce amounts outstanding under the Credit Facility. See "Use of Proceeds".


Nasdaq National Market symbol..... PWIR

Dividend Policy................... The Company does not anticipate paying dividends on the Common Stock, cash or
                                     otherwise, in the foreseeable future. The
                                     Company's ability to pay dividends is
                                     limited by the terms of the Credit
                                     Facility. See "Price Range of Class A
                                     Common Stock and Dividend Policy".
- ---------------

(1) Does not include 2,058,334 shares of Class A Common Stock reserved for issuance under the Company's existing stock option and stock purchase plans as of April 25, 1996. As of April 25, 1996, there are options outstanding under the Company's two stock option plans to purchase an aggregate of 738,334 shares of Class A Common Stock. See "Management -- Executive Compensation -- Stock Options" and "-- Stock Purchase Plans".

                            SELECTED OWNERSHIP DATA


     The following table sets forth, with respect to each licensed service area in which the Company owns (assuming consummation of the Proposed Acquisitions) a cellular telephone system, the aggregate estimated population for 1995, the Company's beneficial ownership percentage and the Net Pops as of March 31, 1996, and the date of the initial operation of such system by the Company or a predecessor operator.



                                                            ESTIMATED      OWNERSHIP                   DATE SYSTEM
                    SERVICE AREA(1)                       POPULATION(2)    PERCENTAGE     NET POPS     OPERATIONAL
                                                          -------------    ----------    ----------    -----------
Georgia/Alabama
  Albany, GA...........................................       117,842          82.7%         97,455        4/88
  Augusta, GA..........................................       434,547         100.0         434,547        4/87
  Columbus, GA.........................................       256,783          84.2         216,211       11/88
  Macon, GA............................................       311,472          98.7         307,423       12/88
  Savannah, GA.........................................       279,854          98.2         274,817        3/88
  Georgia-1 RSA(3).....................................       217,283         100.0         217,283       10/92
  Georgia-6 RSA(4).....................................       196,660          94.4         185,647        4/93
  Georgia-7 RSA........................................       132,550         100.0         132,550        9/91
  Georgia-8 RSA........................................       155,516         100.0         155,516       10/91
  Georgia-9 RSA........................................       118,689         100.0         118,689        9/92
  Georgia-10 RSA.......................................       148,207         100.0         148,207       10/91
  Georgia-12 RSA.......................................       211,720         100.0         211,720       10/91
  Dothan, AL...........................................       135,209          92.1         124,527        2/89
  Montgomery, AL.......................................       316,463          91.9         290,829        7/88
  Alabama-8 RSA........................................       169,573         100.0         169,573        7/93
                                                          -------------                  ----------
    Subtotal...........................................     3,202,368                     3,084,994
Fort Myers, FL.........................................       375,454          99.0         371,700        8/87
Panama City, FL........................................       142,905          77.9         111,323        9/88
                                                          -------------                  ----------
         Total.........................................     3,720,727                     3,568,017
                                                          ===========                      ========


- ---------------
(1) Does not include South Carolina-7 RSA and South Carolina-8 RSA where the Company has interim operating authority as a result of the GTE Acquisition. The Company has no subscribers and maintains no cell sites in South Carolina-7 RSA and South Carolina-8 RSA, but instead provides roaming access to its own subscribers and others when they travel in these two service areas, utilizing its existing cell sites in adjacent service areas. Does not include Alabama-5 RSA where the Company has interim operating authority.
(2) Based on population estimates for 1995 from The Sourcebook of County Demographics, Eighth Edition, 1995, published by CACI Marketing Services (the "CACI Sourcebook"), which estimates are calculated based on the 1990 Census and U.S. Bureau of Census Current Population Reports.
(3) Assumes consummation of the Proposed GA-1 Acquisition.

(4) Assumes consummation of the Proposed GA-6 Acquisition.

                            SELECTED OPERATING DATA

     The following table sets forth information, at the dates indicated, regarding the estimated aggregate population in the Company's licensed service areas and the Company's aggregate Net Pops, subscribers, penetration rate, cost to add a net subscriber, average monthly churn rate and average monthly revenue per subscriber.

                                                AT DECEMBER 31,                                        AT MARCH 31,
                         -------------------------------------------------------------    ---------------------------------------
                           1991         1992         1993        1994(1)      1995(2)       1995         1996          1996
                         ---------    ---------    ---------   ----------   ----------    ---------    ---------  ---------------
                                                                                                                   PRO FORMA(3)
                                                                                                                  ---------------
Estimated
  population(4).......   1,554,226    1,692,515    1,889,770    2,561,256    3,306,784    2,570,443    3,306,784     3,720,727
Net Pops..............   1,304,906    1,463,482    1,701,173    2,403,494    3,160,037    2,436,871    3,165,087     3,568,017
Subscribers(5)........      22,536       37,209       65,761      117,224      211,985      128,661      227,400       233,622
Penetration(6)........        1.45%        2.20%        3.48%        4.58%        6.41%        5.01%        6.88%         6.28%
Cost to add a net
  subscriber(7).......   $     405    $     283    $     203    $     247    $     276    $     315    $     357     $     369
Average monthly churn
  rate(8).............        2.49%        1.69%        1.37%        1.55%        1.55%        1.51%        1.51%         1.53%
Average monthly
  service revenue per
  subscriber(9).......   $   78.81    $   68.30    $   62.69    $   60.02    $   56.68    $   56.64    $   52.10     $   52.95


- ---------------
(1) Includes the acquisition by the Company on October 31, 1994 of the cellular telephone systems of Southeast Georgia Cellular Limited Partnership ("SGC") and Georgia 12 Cellular Limited Partnership ("Georgia 12" and together with SGC, the "Georgia Partnerships"), serving Georgia-7 RSA, Georgia-8 RSA, Georgia-10 RSA and Georgia-12 RSA (the "Georgia Acquisition"). At December 31, 1994, the Georgia Partnerships' Estimated population, Net Pops, Subscribers and Penetration were 640,624, 640,624, 12,140 and 1.90%, respectively. For the two months ended December 31, 1994, the Georgia Partnerships' Cost to add a net subscriber, Average monthly churn rate and Average monthly service revenue per subscriber were $322, 3.21% and $74.56, respectively.
(2) Includes the GTE Acquisition, which occurred on December 1, 1995. At December 31, 1995, the GTE Companies' Estimated population, Net Pops, Subscribers and Penetration were 714,401, 708,524, 34,904 and 4.89%, respectively. For the one month ended December 31, 1995, the GTE Companies' Average monthly churn rate and Average monthly service revenue per subscriber were 5.40% and $58.04, respectively.

(3) Adjusted to reflect the Proposed Acquisitions (assuming each such acquisition occurred at the beginning of the period). For the three months ended March 31, 1996, Horizon's Cost to add a net subscriber, Penetration, Average monthly churn rate and Average monthly service revenue per subscriber for Georgia-6 RSA were $577, 2.46%, 1.85% and $92.07, respectively. For the three months ended March 31, 1996, USCOC's Cost to add a net subscriber, Penetration, Average monthly churn rate and Average monthly service revenue per subscriber for Georgia-1 RSA were $1,098, 0.63%, 4.23% and $188.39, respectively.

(4) Based on year-end population estimates from the CACI Sourcebook.
(5) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected. Amounts at December 31, 1991, 1992 and 1993 include the subscribers in the Alabama-7 RSA where the Company had interim operating authority from June 4, 1991 through July 1, 1994. The number of subscribers served in the Alabama-7 RSA was 335, 955 and 2,576 at December 31, 1991, 1992 and 1993, respectively. In 1994, the Company entered into an agreement to sell the accounts of its subscribers in the Alabama-7 RSA to the third party licensee of this RSA.
(6) Determined by dividing the aggregate number of subscribers by the estimated population.

(7) Determined for the 12-month periods ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (including the pro forma three months ended March 31, 1996) by dividing (i) the amount of all costs of sales and marketing, including salaries, commissions and employee benefits paid to all sales and marketing personnel, travel and accommodations, meals and entertainment expenses incurred by sales and marketing personnel, training and education of such personnel, all advertising and promotion expenses (including cash or trade), agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges for such period, by (ii) the net subscribers added during such period. Cost to add a net subscriber does not include engineering and technical expenses, interconnect charges or general and administrative expenses.


(8) Determined for the 12-month periods ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (including the pro forma three months ended March 31, 1996) by dividing total subscribers discontinuing service during such period by the average subscribers for such period (beginning subscribers plus ending subscribers, divided by two), and dividing that result by the number of months in such period.


(9) Determined for the 12-month periods ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (including the pro forma three months ended March 31, 1996) by dividing the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by average subscribers for such period (the sum of the number of subscribers at the beginning of each month in such period divided by the number of months in such period), and dividing that result by the number of months in such period.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The summary consolidated financial data set forth below have been derived from the Company's audited consolidated financial statements for the four years ended December 31, 1995 (the "Consolidated Financial Statements"), the Partnership's audited consolidated financial statements for the year ended December 31, 1991, the Company's unaudited condensed consolidated financial statements for the three months ended March 31, 1995 and 1996, the Company's pro forma combined summaries of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 and the Company's pro forma combined balance sheet as of March 31, 1996 (collectively, the "Pro Forma Financial Statements"). The summary consolidated financial data set forth below should be read in conjunction with the Pro Forma Financial Statements, the historical financial statements listed on pages F-1 and F-2 hereto (the "Historical Financial Statements") and related notes thereto included elsewhere in this Prospectus.


                                                                    YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                       1991           1992           1993          1994(1)        1995(2)        1995
                                    -----------    -----------    -----------                               ---------------
                                                                                                             PRO FORMA(3)
                                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue
 Service.........................   $    16,579    $    23,017    $    35,173    $    61,021    $    96,686   $   123,673
 Equipment sales and
   installation..................         3,532          4,284          6,285          7,958          8,220         9,285
                                    -----------    -----------    -----------    -----------    ----------- ---------------
   Total revenue.................   $    20,111    $    27,301    $    41,458    $    68,979    $   104,906   $   132,958
                                    -----------    -----------    -----------    -----------    ----------- ---------------
Engineering, technical and other
 direct expenses.................         4,404          5,395          7,343         12,776         18,184        22,044
Cost of equipment................         3,727          5,071          7,379         11,546         14,146        16,783
Selling, general and
 administrative expenses.........         7,308          9,458         13,886         19,757         30,990        40,893
Depreciation and amortization....        11,513         11,687         10,689          9,817         15,004        22,186
                                    -----------    -----------    -----------    -----------    ----------- ---------------
Operating income (loss)..........   $    (6,841)   $    (4,310)   $     2,161    $    15,083    $    26,582   $    31,052
Other income (expense):
 Interest, net...................        (8,218)        (8,290)        (9,006)       (12,715)       (21,213)      (30,190)
 Other, net......................           (25)            (5)          (590)           (70)          (687)         (673)
                                    -----------    -----------    -----------    -----------    ----------- ---------------
   Total other expense...........   $    (8,243)   $    (8,295)   $    (9,596)   $   (12,785)   $   (21,900)  $   (30,863)
Minority interest share of
 (income) losses.................           818            377             83           (636)        (1,078)         (968)
Income taxes.....................             0              0              0              0         (2,650)       (2,650)
                                    -----------    -----------    -----------    -----------    ----------- ---------------
Net income (loss)................   $   (14,266)   $   (12,228)   $    (7,352)   $     1,662    $       954   $    (3,429)
                                    ===========    ===========    ===========    ===========    =========== =================
PER SHARE DATA:
Net income (loss) per share of
 common stock(4).................   $     (0.79)   $     (0.68)   $     (0.41)   $      0.09    $      0.04   $     (0.12)
Average shares of common stock
 outstanding(5)..................    17,993,333     17,993,333     17,993,333     18,000,000     22,326,613    28,369,350
OTHER DATA:
Capital expenditures.............   $     2,647    $     3,835    $    13,304    $    22,541    $    36,564   $    39,332
Total subscribers at end of
 period(6).......................        22,536         37,209         65,761        117,224        211,985       217,676
Operating income before
 depreciation and amortization
 ("EBITDA")(7)...................   $     4,672    $     7,377    $    12,850    $    24,900    $    41,586   $    53,238
EBITDA margin on service
 revenue.........................          28.2%          32.1%          36.5%          40.8%          43.0%         43.0%

                                              THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------------------
                                        1995               1996            1996
                                   ---------------    --------------- ---------------
                                                                       PRO FORMA(3)
                                         ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue
 Service.........................    $      20,408      $      33,856   $     35,497
 Equipment sales and
   installation..................            1,966              2,035          2,096
                                   ---------------    --------------- ---------------
   Total revenue.................    $      22,374      $      35,891   $     37,593
                                   ---------------    --------------- ---------------
Engineering, technical and other
 direct expenses.................            3,860              6,624          6,586
Cost of equipment................            3,144              3,931          4,084
Selling, general and
 administrative expenses.........            7,131             10,924         11,592
Depreciation and amortization....            3,367              5,898          6,456
                                   ---------------    --------------- ---------------
Operating income (loss)..........    $       4,872      $       8,514   $      8,875
Other income (expense):
 Interest, net...................           (5,730)            (7,945)        (7,348)
 Other, net......................             (328)                --              1
                                   ---------------    --------------- ---------------
   Total other expense...........    $      (6,058)     $      (7,945)   $    (7,347)
Minority interest share of
 (income) losses.................             (122)              (452)          (431)
Income taxes.....................           (2,650)               (41)          (263)
                                   ---------------    --------------- ---------------
Net income (loss)................    $      (3,958)     $          76    $       834
                                       ===========    =============== ===============
PER SHARE DATA:
Net income (loss) per share of
 common stock(4).................    $       (0.21)     $        0.00    $      0.03
Average shares of common stock
 outstanding(5)..................       18,611,111         23,561,923     28,561,923
OTHER DATA:
Capital expenditures.............    $       4,442      $       6,618    $     6,983
Total subscribers at end of
 period(6).......................          128,661            227,400        233,622
Operating income before
 depreciation and amortization
 ("EBITDA")(7)...................    $       8,239      $      14,412    $    15,331
EBITDA margin on service
 revenue.........................             40.4%              42.6%          43.2%


                                                               AS OF DECEMBER 31,
                                     -----------------------------------------------------------------------
                                        1991           1992           1993          1994(8)        1995(9)
                                     -----------    -----------    -----------    -----------    -----------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash..............................   $       257    $       443    $     1,670    $     2,998    $     3,436
Working capital (deficit).........         2,816           (740)           799          2,490         (1,435)
Property, plant, and equipment,
 net..............................        19,113         17,371         23,918         51,884        100,936
Licenses and other intangibles,
 net..............................       102,001        103,901        114,955        199,265        332,850
Total assets......................       127,507        127,867        150,054        273,020        462,871
Total debt(11)....................        94,921        106,811        131,361        245,609        350,441
Equity............................        22,887         10,659          3,244          4,915         74,553

                                         AS OF MARCH 31, 1996
                                    -------------------------------
                                        ACTUAL       PRO FORMA(10)
                                    --------------- ---------------
                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash..............................    $       4,553   $     4,553
Working capital (deficit).........           (2,542)       (2,085)
Property, plant, and equipment,
 net..............................          103,885       112,399
Licenses and other intangibles,
 net..............................          333,284       389,063
Total assets......................          466,041       531,905
Total debt(11)....................          352,603       322,853
Equity............................           74,629       169,129


(Footnotes on following page)

(Footnotes from previous page)
- ---------------
 (1) Includes the Georgia Acquisition, which occurred on October 31, 1994. For the two months ended December 31, 1994, the Georgia Acquisition resulted in revenues to the Company of $1,803 and operating income (loss) of ($645).
 (2) Includes the GTE Acquisition, which occurred on December 1, 1995. For the one month ended December 31, 1995, the GTE Acquisition resulted in additional revenues to the Company of $2,126 and additional operating income of $208.

 (3) For the year ended December 31, 1995, adjusted to reflect the pro forma effects of the IPO and the Offering (including the application of the net proceeds of the IPO and the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility and related interest expense), the GTE Acquisition, the Proposed Acquisitions and the acquisition of certain minority interests in the Company's cellular systems (assuming each such transaction occurred at the beginning of the period). For the three months ended March 31, 1996, adjusted to reflect the pro forma effects of the Offering (including the application of the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility and related interest expense), the Proposed Acquisitions and the acquisition of certain minority interests in the Company's cellular systems (assuming each such transaction occurred at the beginning of the period). For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and related notes thereto included in this Prospectus.

 (4) Net income (loss) for the period divided by the weighted average number of shares of Common Stock outstanding.

 (5) Excludes 2,065,000 shares of Class A Common Stock reserved for issuance under the Company's existing stock option and stock purchase plans; however, for the year ended December 31, 1995, the three months ended March 31, 1996 and the pro forma three months ended March 31, 1996, stock options outstanding have been considered common stock equivalents and have increased the average shares of Common Stock outstanding by 147,620, 172,573, and 172,573 shares, respectively (computed using the treasury stock method).

 (6) Amounts at December 31, 1991, 1992 and 1993 include the subscribers in the Alabama-7 RSA where the Company had interim operating authority from June 4, 1991 through July 1, 1994. The number of subscribers served in the Alabama-7 RSA was 335, 955 and 2,576 at December 31, 1991, 1992 and 1993,
     respectively. In 1994, the Company entered into an agreement to sell the accounts of its subscribers in the Alabama-7 RSA to the third party licensee of this RSA.
 (7) Operating income before depreciation and amortization should not be considered in isolation or as an alternative to net income (loss), operating income (loss) or any other measure of performance under generally accepted accounting principles ("GAAP"). The Company believes that operating income before depreciation and amortization is viewed as a relevant supplemental measure of performance in the cellular telephone industry.
 (8) Includes the Georgia Acquisition, which occurred on October 31, 1994.
 (9) Includes the GTE Acquisition, which occurred on December 1, 1995.

(10) Adjusted to reflect the pro forma effects of the Offering (including the application of the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility) and the Proposed Acquisitions (assuming each such transaction occurred on March 31, 1996). For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and related notes thereto included in this Prospectus.


(11) Includes current installments of long-term debt and amounts due PCI.

                                  RISK FACTORS

     The following factors, in addition to the other information contained elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business.

HISTORY OF NET LOSSES


     Although the Company had a net income of $1.7 million and $1.0 million for the years ended December 31, 1994 and 1995, respectively, it sustained a net loss in each of the preceding three fiscal years and on a pro forma basis for 1995 its net loss would have been $(3.4) million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". There can be no assurance that the Company's operations will remain profitable in the future.


CONTROL OF THE COMPANY BY PCI

     PCI owns all of the outstanding shares of Class B Common Stock, which represents 75.0% of the combined voting power of both classes of Common Stock. The capital stock of PCI is owned by members of the Palmer family and trusts created for the benefit of Palmer family members. See "Principal Stockholders". Two family members, who are stockholders, are also directors of PCI and are represented on the Company's board of directors. Certain other directors of PCI are also directors and executive officers of the Company. Accordingly, PCI and its stockholders are able, without the approval of the Company's public stockholders, to (i) elect all of the Company's directors, (ii) amend the Company's restated certificate of incorporation (the "Restated Certificate of Incorporation") with respect to most matters or effect a merger, sale of assets, or other major corporate transaction, (iii) defeat any non-negotiated takeover attempt, (iv) sell PCI's shares of Class B Common Stock without participation in such sale by the Company's public stockholders, (v) determine the amount and timing of dividends paid, if any, with respect to Common Stock and (vi) otherwise control the management and operations of the Company and the outcome of virtually all matters submitted for a stockholder vote. PCI may also, by converting its shares of Class B Common Stock into shares of Class A Common Stock, obtain a sufficient number of shares of Class A Common Stock to determine the outcome of any vote with respect to any matter on which the holders of Class A Common Stock are entitled to vote together as a class.

     In addition, there are various measures included in the Restated Certificate of Incorporation and bylaws (the "Bylaws") and in the Credit Facility that may have the effect of discouraging non-negotiated takeover attempts of the Company. In particular, the Credit Facility provides for an event of default if (i) PCI and PCI's existing stockholders and any trust the beneficiaries of which are any of the stockholders or any of their immediate family members cease together to own (x) at least 51.0% of all voting rights with respect to the capital stock of the Company, (y) at least 33.0% of all outstanding shares of capital stock of the Company or (z) the single largest percentage of the outstanding shares of capital stock of the Company, (ii) PCI's existing stockholders and any trust the beneficiaries of which are any of the stockholders or any of their immediate family members cease together to own (x) at least 51.0% of each class of the capital stock of PCI having the right to vote in an election of PCI's directors or (y) at least 51.0% of all the outstanding shares of capital stock of PCI, or (iii) the Company (x) sells, leases, abandons or otherwise disposes of any of its assets, other than in the ordinary course of business, without the prior written consent of its lenders or
(y) merges with another corporation. See "Description of Capital Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility".

COMPETITION FROM WIRELINE TELEPHONE COMPANIES AND NEW TECHNOLOGIES

     Although current policies of the FCC authorize only two licensees to operate cellular telephone systems in each cellular market, there is, and the Company expects there will continue to be, significant competition from the other licensee authorized to serve each cellular market in which the Company operates, as well as from resellers of cellular service. Competition for subscribers between cellular licensees is based principally upon the services and enhancements offered, the technical quality of the cellular telephone system, customer service, system coverage and capacity and price. The Company competes with a wireline licensee in each of its cellular markets, some of which are larger and have access to more substantial capital resources than the Company.

     The Company also faces competition from other existing communications technologies such as conventional mobile telephone service, specialized mobile radio ("SMR") and enhanced specialized mobile radio ("ESMR") systems and paging services. ESMR is a "cellular-like" communications service supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide call delivery networks. The Company will also face competition from personal communications services ("PCS"). PCS is a digital, wireless communications system supported by high-density call transmitters. It is expected that broadband PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS subscribers could have dedicated personal telephone numbers and would communicate using small digital radio handsets that could be carried in a pocket or purse.


     The FCC has promulgated rules for the licensing of operators to provide broadband PCS and ESMR services. The FCC has allocated 120 MHz of spectrum for licensed broadband PCS and has decided to offer over 2,000 licenses for broadband PCS use in separate competitive bidding auctions. The allocations for broadband PCS service are split into six blocks of frequencies: blocks "A" and "B" being two 30 MHz allocations in each of the 51 Major Trading Areas ("MTAs") covering the United States; block "C" being one 30 MHz allocation in each of 493 Basic Trading Areas ("BTAs") covering the United States; and blocks "D", "E" and "F" being three 10 MHz allocations in each of the BTAs. The FCC generally will allow current cellular providers to obtain licenses for only 10 MHz of PCS spectrum within their current cellular service areas, although cellular providers are eligible for licenses for other PCS spectrum outside their cellular service areas; however, there is currently pending, before the FCC, a proposed rulemaking to allow cellular carriers to obtain up to 20 MHz of PCS spectrum in their current cellular service areas. The FCC has concluded the auction of broadband PCS frequency blocks "A" and "B" and issued PCS licenses to operators in each of the 51 MTAs. The FCC has also concluded the auction of broadband PCS frequency block "C", however licenses have not yet been issued. The FCC has licensed current SMR operators to construct ESMR systems on existing SMR frequencies in many major metropolitan areas throughout the United States. At such time that broadband PCS or ESMR systems are constructed in the Company's cellular service areas, these multi-site configuration systems are expected to offer interconnected mobile telephone service which would compete with the Company's cellular telephone service.


     Considering the competition the Company's operations face from existing communications technologies and additional technologies that may be introduced in the future, there can be no assurance that one or more of the technologies currently utilized by the Company in its business will not become obsolete at some time in the future. See "Business -- Competition".

LIMITATIONS ON EXISTING INDEBTEDNESS AND POSSIBLE NEED FOR ADDITIONAL FINANCING


     The cellular telephone and other radio telecommunications businesses are highly capital intensive. To date, the Company has relied primarily upon equity contributions by and borrowings from PCI and its affiliates, the IPO and bank credit to meet its funding requirements. Since consummation of its IPO in March 1995, the Company has not utilized loans from PCI or its affiliates as a source of financing. At March 31, 1996, the Company's outstanding long-term debt totaled $352.6 million, representing borrowings under the Credit Facility of approximately $345.0 million and certain purchase obligations of approximately $7.6 million. The Company currently estimates that it will require an aggregate of approximately $66.0 million to fund its ongoing capital expenditure requirements through the period ending December 31, 1997, substantially all of which will be for the development and expansion of the Company's existing cellular telephone systems. The aggregate purchase of the Proposed Acquisitions is $66.5 million, subject to certain adjustments, the entire amount of which will be financed through borrowings under the Credit Facility. Although the Company believes that borrowings available under the Credit Facility (including amounts repaid with proceeds of the Offering) and net cash provided by operating activities will provide the Company with adequate capital to satisfy its projected funding requirements for the next two to three years, the Credit Facility contains certain restrictions with regard to capital expenditures and acquisitions, including restrictions with respect to the financing of PCS acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility". If the Company's estimates as to its capital needs or future cash flows from operations prove incorrect, if the size of a future acquisition which the Company wishes to undertake is greater than the amount then available under the Credit Facility, if the Company fails to meet the financial ratios or comply with other provisions of the Credit Facility or if the Company wishes to use financing for transactions other than those for which funds may be borrowed under the Credit Facility, additional financing may be required, and there can be no assurance that such financing will be available, or, if available, that the terms thereof will be attractive to the Company. If such financing is not available to the Company, the Company may be materially limited in its ability to make future acquisitions or to build out its existing cellular telephone systems. If the Company fails to meet the financial ratios or comply with other provisions of the Credit Facility, unless the lenders agree to modify or waive such ratios or provisions, the amount outstanding under the Credit Facility could become immediately due and payable, which would have a material adverse effect on the Company. The Company expects that it will continue to meet the financial ratios and to comply with the other provisions of the Credit Facility. The Company is in the process of seeking revisions to certain covenants with respect to operating cash flow requirements and permitted capital expenditures and certain technical amendments. Although the Company anticipates finalization of such amendments to the Credit Facility prior to completion of the Offering, there can be no assurance as to when or whether such amendments will be obtained.


CHALLENGES OF GROWTH BY ACQUISITIONS

     The Company will continue to pursue opportunities to acquire additional cellular telephone systems which complement its existing cellular telephone systems and to acquire additional interests in licensees in which it currently owns less than a 100% interest. If the Company is more successful than anticipated with respect to such acquisitions, the Company may require substantial additional financing to acquire and develop additional cellular telephone systems. The Company may also bid in the upcoming FCC auction of broadband PCS frequencies which overlay its existing cellular service areas. If the Company bids in this upcoming auction and is successful, the Company may also require substantial additional financing to acquire broadband PCS licenses and to develop broadband PCS systems. There can be no assurance that the Company will be able to obtain such additional financing. In addition, the Credit Facility contains certain restrictions with regard to, among other things, acquisitions, capital expenditures, financing of PCS acquisitions and the incurrence of additional indebtedness, any of which may limit the ability of the Company to complete certain acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility". Furthermore, in acquiring additional cellular telephone systems, the Company will be subject to the risks that new cellular telephone systems will not perform as expected and that the returns from such cellular telephone systems will not support the indebtedness incurred to acquire, or the capital expenditures incurred to develop, such systems. In addition, in seeking to acquire additional cellular telephone systems or licenses in its primary markets, the Company competes with other communications companies, many of which are larger and have access to more substantial capital resources than the Company. The Company will face substantially similar risks if it should decide to seek to acquire broadband PCS licenses and to create broadband PCS systems in its current cellular service areas. Competition among bidders for acquisition targets is based upon a variety of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and similar matters.

PROPOSED ACQUISITIONS


     The Company has entered into definitive agreements with respect to the Proposed Acquisitions. There can be no assurance that the Proposed Acquisitions will be consummated. The FCC has granted its approval for the transfer of the cellular and microwave licenses from USCOC to the Company for the Georgia-1 RSA. However, there can be no assurance that the FCC will grant its approval for the transfer of the cellular license from Horizon to the Company for the Georgia-6 RSA, and the associated microwave licenses, although the Company expects to receive such grants in due course. In the event either or both of the Proposed Acquisitions are consummated, there can be no assurance that each of the Georgia-6 RSA and Georgia-1 RSA will perform as expected or that the returns from such systems will support the indebtedness incurred to acquire, or the capital expenditures incurred to develop, such systems. See "-- Limitations on Existing Indebtedness and Possible Need for Additional Financing".


POTENTIAL FOR REGULATORY CHANGES AND NEED FOR REGULATORY APPROVALS


     The licensing, construction, operation, acquisition, assignment and transfer of cellular telephone systems, as well as the number of licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities could have a material adverse effect on the Company's operations. In addition, all cellular licenses in the United States are granted for an initial term of up to 10 years and are subject to renewal. The Company's cellular licenses expire in the following years with respect to the following number of service areas: 1996 (two); 1997 (four); 1998 (three); 2001 (five); and 2002 (one). While the Company believes that each of these licenses will be renewed based upon FCC rules establishing a renewal expectancy in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's licenses will be renewed in due course. See "Business -- Regulation".



     In connection with the Proposed GA-1 Acquisition, the FCC has granted its approval for the transfer of the cellular and microwave licenses from USCOC to the Company for the Georgia-1 RSA. In connection with the Proposed GA-6 Acquisition, the FCC's approval will be required to assign the cellular license from Horizon to the Company for the Georgia-6 RSA and the associated microwave licenses, and for the Company to assume management of the cellular system of the Georgia-6 RSA. Although the Company believes that it will receive such approval, there can be no assurance that such approval will be granted or that the Proposed Acquisitions will ever be consummated. In addition, the cellular licenses for each of the Georgia-6 RSA and Georgia-1 RSA expire in 2002. If the Proposed Acquisitions are consummated and the cellular licenses for the GA-6 and GA-1 RSAs are transferred to the Company, there can be no assurance that the license will be renewed, although the Company expects to receive a renewal expectancy with respect to these licenses, leading to a renewal in due course.


FLUCTUATIONS IN MARKET VALUE OF LICENSES

     A substantial portion of the Company's assets consists of its interests in cellular licenses. The assignment of interests in such licenses is subject to prior FCC approval and may also be subject to contractual restrictions, future competition and the relative supply and demand for radio spectrum. The future value of the Company's interests in its cellular licenses will depend significantly upon the success of the Company's business. While there is a current market for the Company's licenses, such market may not exist in the future or the values obtainable may be significantly lower than at present. As a consequence, in the event of the liquidation or sale of the Company's assets, there can be no assurance that the proceeds would be sufficient to pay the Company's obligations, and a significant reduction in the value of the licenses could require a charge to the Company's results of operations.

RELATIONSHIP WITH PCI; POTENTIAL CONFLICTS OF INTEREST

     Directors of PCI and its subsidiaries who are also directors or officers of the Company have certain fiduciary obligations to each organization. PCI and directors of PCI and its subsidiaries who are also directors and officers of the Company are in positions involving the possibility of conflicts of interest with respect to certain transactions concerning the Company. In addition, the Company and PCI and certain of PCI's subsidiaries have entered into arrangements which provide for certain transactions and relationships between the parties or which otherwise affect the Company. See "Transactions and Relationships with PCI and its Affiliates". In an effort to reduce the potential for certain conflicts of interest, PCI and the Company entered into an agreement in March 1995 (the "PCI Non-Competition Agreement") to limit PCI's ability to compete with the Company's cellular telephone and mobile communications services. Nonetheless, although the terms of certain of these arrangements were established by PCI in consultation with the Company, they were not the result of arm's-length negotiations. Accordingly, although PCI believes that the terms of these arrangements were reasonable under the circumstances, there can be no assurance that these agreements, or the terms of any future arrangements between PCI or any of its affiliates and the Company, are or will be as favorable to the Company as those that could be obtained from unaffiliated third parties. With the exception of the PCI Non-Competition Agreement, the Company currently has not adopted or formulated any other procedures to resolve conflicts of interest.

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK


     The Company currently uses the registered service mark CELLULAR ONE to market its services. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Such contracts expire on various dates from July 1996 to March 1998 and each is renewable at the option of the Company for three additional five-year terms. See "Business -- Service Marks". Under these agreements, the Company has agreed to meet certain operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore no longer be permitted to use the CELLULAR ONE service mark, the Company's ability both to attract new subscribers and retain existing subscribers could be materially affected. The Company does not anticipate any difficulty in obtaining renewal of its agreements with Cellular One Group or in continuing to meet such standards. In addition, if for some reason beyond the Company's control, the name CELLULAR ONE were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially affected. AT&T Wireless Services, Inc., which has been the single largest user of the CELLULAR ONE service mark, has significantly reduced its use of the service mark as a primary service mark.


NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

     The Company does not anticipate paying and may not be able to pay cash dividends in the foreseeable future. See "Price Range of Class A Common Stock and Dividend Policy". Certain covenants in the Credit Facility prohibit the payment of cash dividends by the Company without consent of the lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility".

DEPENDENCE ON KEY PERSONNEL

     The Company's affairs are managed by a small number of key management and operating personnel, the loss of whom could have an adverse impact on the Company. See "Management".

RADIOFREQUENCY EMISSION CONCERNS

     Media reports have suggested that certain radiofrequency ("RF") emissions from portable cellular telephones may be linked to certain types of cancer. In addition, recently a limited number of lawsuits have been brought, not involving the Company, alleging a connection between cellular telephone use and certain types of cancer. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones. The Telecom Act (as hereinafter defined) imposed a 180-day deadline upon the FCC to conclude this proceeding. While the proposal would impose more restrictive standards on RF emissions from low power devices such as portable cellular telephones, the Company believes that all cellular telephones currently marketed and in use already comply with the new proposed standards.

                                  THE COMPANY


     The Company is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1996, the Company provided cellular telephone service to 227,400 subscribers in Florida, Georgia, Alabama and South Carolina in a total of 15 licensed service areas composed of nine MSAs and six RSAs, with an aggregate estimated population of 3.3 million. If consummated, the Proposed Acquisitions will result in the Company expanding its cellular service in Georgia by approximately 6,222 subscribers (as of March 31, 1996) and by two additional RSAs with an aggregate estimated population of 0.4 million. The Company sells its cellular telephone service as well as a full line of cellular products, services and accessories principally through its network of retail stores. The Company markets all of its products and services under the nationally-recognized service mark CELLULAR ONE.


     The Company has developed its business through the acquisition and integration of cellular telephone systems, clustering multiple systems in three market areas in order to provide broad areas of uninterrupted service and achieve certain economies of scale, including centralized marketing and administrative functions as well as multi-system capital expenditures. The Company devotes considerable attention to engineering, maintenance and improvement of its cellular telephone systems in an effort to deliver high-quality service to its subscribers and to implement new technologies as soon as economically practicable. Through its participation in the NACN, the Company is able to offer seven-digit dialing access to its subscribers when they travel outside the Company's service areas, providing them with convenient roaming access throughout large areas of the United States, Canada, Mexico and Puerto Rico currently served by other NACN participants. By marketing its products and services under the CELLULAR ONE name throughout the markets it serves, the Company also enjoys the benefits of association with a nationally recognized service mark.


     The Company's business was started by the Palmer family, which has been in the broadcast business in Iowa since 1922. PCI was also active in the cable television industry for over 25 years, substantially exiting the industry in 1992.


     PCI entered the cellular telephone business in 1987, when it constructed a cellular telephone system for the Fort Myers, Florida MSA. PCI acquired control of this system in March 1988 and rapidly expanded its cellular telephone holdings, acquiring control of the non-wireline cellular licenses for the Columbus and Albany, Georgia and Dothan and Montgomery, Alabama MSAs in 1988. These acquisitions created the nucleus for the development of a regional cellular telephone company serving central and southern Georgia and Alabama. During 1989, PCI transferred its cellular properties to the Partnership, a newly organized general partnership that was formed to manage and operate all of PCI's cellular telephone operations. PCI was the managing partner of the Partnership. The Partnership continued the growth strategy of PCI and enhanced the Company's regional cellular cluster in 1989 by acquiring control of the cellular license for the Macon, Georgia MSA.

     In 1991, the Company acquired control of the non-wireline cellular license for the Panama City, Florida MSA. In 1992 and 1993, the Company acquired two non-wireline cellular licenses for RSAs contiguous to the Company's MSAs in Georgia and Alabama: the Georgia-9 RSA in June 1992 and the Alabama-8 RSA in April 1993. The Georgia-9 RSA acquisition added the geographic territory between the Columbus, Macon and Albany, Georgia MSAs to the Company's service area coverage. The Alabama-8 RSA expanded the Company's service areas around three MSAs served by the Company, covering a substantial portion of the geographic territory between the Dothan and Montgomery, Alabama and Columbus, Georgia MSAs and the Georgia-9 RSA. In 1993, the Company also increased its majority position in its MSAs in Albany, Georgia and in Dothan and Montgomery, Alabama, through the purchase of certain minority interests for an aggregate purchase price of $2.9 million.

     During 1994, the Company continued to acquire minority interests in six of its MSAs for an aggregate purchase price of $3.1 million. Also, on October 31, 1994, the Company acquired the cellular telephone systems of the Georgia Partnerships for an aggregate purchase price of $91.7 million. The assets acquired by the Company included the non-wireline cellular telephone systems located in Georgia RSA Market Nos. 377, 378, 380 and 382 (Georgia-7 RSA, Georgia-8 RSA, Georgia-10 RSA and Georgia-12

RSA). The cellular telephone systems in the acquired RSAs serve a geographic territory in southeast Georgia that is adjacent to the Company's Georgia-9 RSA and Macon, Georgia MSA.


     On December 1, 1995, the Company acquired the GTE Companies for an aggregate purchase price of $158.4 million. As of March 31, 1996, GMI owned a 98.2% interest in the Savannah Cellular Limited Partnership, which holds the license granted by the FCC for the Savannah, Georgia MSA. AMI holds the FCC license for the Augusta, Georgia MSA. The cellular telephone systems in the newly-acquired MSAs serve a geographic territory in eastern Georgia and a portion of South Carolina that is adjacent to the Company's existing markets in the Georgia-8 RSA and Georgia-12 RSA. In addition, the Company has also acquired the interim authority to provide cellular service to the southern portions of South Carolina RSA Market Nos. 631 and 632, otherwise known as South Carolina-7 RSA and South Carolina-8 RSA, respectively, which serve a geographic territory that is adjacent to the Company's existing markets in the Georgia-8 RSA as well as the Savannah, Georgia MSA and the Augusta, Georgia MSA. Also, during 1995, the Company acquired additional minority interests in six of its MSAs for an aggregate purchase price of $2.0 million.



     On March 22, 1996, two of the Company's subsidiaries entered into a definitive agreement with respect to the Proposed GA-6 Acquisition to acquire the cellular telephone system of Horizon for a purchase price of $35 million, subject to certain adjustments. This system serves a geographic territory that is adjacent to the Company's existing markets in the Macon and Columbus, Georgia MSAs. On April 23, 1996, the Company entered into a definitive agreement with respect to the Proposed GA-1 Acquisition under which it will acquire the cellular telephone system of USCOC for a purchase price of $31.5 million, subject to certain adjustments. This system serves a geographic territory in northwestern Georgia, north of the city of Atlanta. Also, during the three months ended March 31, 1996, the Company acquired additional minority interests in four of its MSAs for an aggregate purchase price of $0.7 million.



     Prior to March 1995, the Company's operations were conducted by the Partnership. Contemporaneously with the IPO in March 1995, the Partnership's operations, assets and liabilities and certain other assets were transferred to Palmer Wireless pursuant to the Exchange. See "The Exchange". Prior to the Exchange, Palmer Wireless had no operations and had no material assets or liabilities other than deferred expenses incurred before the IPO. In 1994, Palmer Wireless incurred approximately $167,000 in interest and other administrative expenses.


     The Company's executive offices are located at 12800 University Drive, Fort Myers, Florida 33907-5333 and its telephone number is (941) 433-4350.

                                  THE EXCHANGE

     In March 1995, contemporaneously with the IPO, the partners of the Partnership contributed their collective 100% interest in the Partnership to Palmer Wireless for stock in Palmer Wireless. These transactions occurred pursuant to an agreement among (i) Palmer Wireless, (ii) Palmer Wireless Holdings, Inc. ("Holdings"), a wholly owned subsidiary of Palmer Wireless, (iii) the Partnership and (iv) each of the partners of the Partnership (the "Exchange Agreement"). The partners of the Partnership were PCI and three corporations that are wholly owned by Palmer family members (Bonnie P. McCloskey Inc. ("MINC"), Jenny W. Sutton Inc. ("SINC") and Vickie A. Palmer Inc. ("PINC")). The capital stock of PCI is owned by members of the Palmer family and trusts created for the benefit of Palmer family members. See "Principal Stockholders".

     Pursuant to the Exchange Agreement, contemporaneously with the IPO, (a) the partnership interests in the Partnership, all of the assets and liabilities of the Partnership and certain other assets were transferred to Palmer Wireless in exchange for (i) 704,755 shares of Class A Common Stock, all of which were distributed to the partners of the Partnership other than PCI, and (ii) 17,288,578 shares of Class B Common Stock, all of which were distributed to PCI, and (b) the Partnership was liquidated. See "Principal Stockholders". As a result of these transfers, PCI owns all of the outstanding shares of Class B Common Stock, which represent 75.0% of the combined voting power of both classes of Common Stock. The transfer of the assets of the Partnership to Palmer Wireless was recorded by Palmer Wireless on its books at the historical carrying values of the Partnership. See "Risk Factors -- Control of the Company by PCI" and "-- Relationship with PCI; Potential Conflicts of Interest". Because the Exchange was structured to qualify as tax-free under
Section 351 of the Internal Revenue Code of 1986, as amended, the tax basis of the assets held by Palmer Wireless after the Exchange is the same as the tax basis of the assets in the hands of the Partnership immediately before the Exchange, and Palmer Wireless has added to its holding period for certain assets the period for which the Partnership held such assets. The Exchange Agreement also provided that Palmer Wireless would transfer certain assets (subject to certain liabilities) to Holdings.

     The Exchange Agreement required Palmer Wireless to indemnify the partners of the Partnership against all of the obligations and liabilities associated with the Partnership's operations. In addition, Palmer Wireless was required to bear all of the costs incurred by the Partnership and its partners (excluding
PCI), and all transfer taxes and related fees in connection with the Exchange.

     A total of 6,667 shares of Common Stock was issued to the partners of the Partnership in connection with the initial capitalization of the Company. As a result, prior to and independent of the Exchange and the IPO, PCI beneficially owned 5,000 shares of Class B Common Stock and the partners of the Partnership, other than PCI, beneficially owned an aggregate of 1,667 shares of Class A Common Stock.

                                USE OF PROCEEDS


     The net proceeds of the Offering are estimated to be approximately $94.5 million (approximately $108.8 million if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $20 per share and after deducting the estimated underwriting discount, transaction fees and expenses of the Offering payable by the Company. The net proceeds of the Offering will be used to reduce amounts outstanding under the Credit Facility. Such reduction will create additional borrowing capacity under the Credit Facility, subject to the limitations thereunder, to finance future acquisitions. The aggregate purchase price of the Proposed Acquisitions is $66.5 million, subject to certain adjustments, the entire amount of which will be financed through borrowings under the Credit Facility. At March 31, 1996, the outstanding balance under the Credit Facility was $345.0 million and the effective interest rates on such outstanding indebtedness ranged from 7.39% to 10.23%. Borrowings under the Credit Facility may be made on a revolving basis, with pre-scheduled quarterly commitment reductions commencing on September 30, 1998 and terminating on the maturity date, June 30, 2004. Borrowings under the Credit Facility have been used to repay all amounts outstanding under a prior line of credit, to fund the Georgia Acquisition and the GTE Acquisition, to repay indebtedness to Palmer Broadcasting Limited Partnership (a subsidiary of PCI), to discharge advances from PCI for the acquisition of Alabama-8 RSA and to acquire certain minority interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility".

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

     The Class A Common Stock is quoted and traded on the Nasdaq National Market under the symbol "PWIR". The following table sets forth for the periods indicated the high and low closing prices per share of the Class A Common Stock as reported by the Nasdaq National Market.

                               CALENDAR YEAR 1995                           HIGH       LOW
        ----------------------------------------------------------------   ------     ------
        Quarter ended March 31(1).......................................  $15 7/8    $14 1/4
        Quarter ended June 30...........................................   18 7/8     14 1/4
        Quarter ended September 30......................................   24 1/2     16 1/2
        Quarter ending December 31......................................   24 1/4     19 3/4

                               CALENDAR YEAR 1996                           HIGH       LOW
        ----------------------------------------------------------------   ------     ------
        Quarter ended March 31..........................................  $22 1/2    $16 1/4


- ---------------

        (1) The Class A Common Stock was not publicly traded prior to March 15, 1995.



     On May 16, 1996, the last reported sales price of the Class A Common Stock on the Nasdaq National Market was $20 15/16 per share. At May 10, 1996, there were 63 holders of record of the Class A Common Stock.


     The Company has not declared or paid any cash dividends or distributions on its capital stock since its IPO in March 1995. The Company does not anticipate paying dividends on the Common Stock, cash or otherwise, in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends by the Company without consent of the lenders. Future dividends, if any, will be at the discretion of the Company's board of directors and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

                                 CAPITALIZATION


     The following table sets forth at March 31, 1996 (i) the historical capitalization of the Company and (ii) the pro forma combined capitalization of the Company as adjusted for the Offering (including the application of the estimated net proceeds of the Offering (assuming an offering price of $20 per share) of $94.5 million to reduce amounts outstanding under the Credit Facility) and the Proposed Acquisitions. See "Use of Proceeds". This table should be read in conjunction with the Pro Forma Financial Statements, the Historical Financial Statements and related notes thereto included elsewhere in this Prospectus.



                                                                       AS OF MARCH 31, 1996
                                                                      -----------------------
                                                                                       PRO
                                                                       ACTUAL       FORMA(1)
                                                                      ---------     ---------
                                                                          (IN THOUSANDS)
Short-term debt:
  Current installments of long-term debt -- purchase obligations....  $   7,603     $   7,603
Long-term debt:
  Bank debt(2)......................................................    345,000       315,250
                                                                      ---------     ---------
     Total debt.....................................................  $ 352,603     $ 322,853
Minority interests..................................................      5,193         5,193
Stockholders' equity:
  Preferred Stock, $.01 par value: 10,000,000 shares authorized;
     No shares issued and outstanding...............................         --            --
  Class A Common Stock, $.01 par value: 73,000,000 shares
     authorized; 6,095,772 shares issued and outstanding (11,095,772
     shares on a pro forma basis)...................................         61           111
  Class B Common Stock, $.01 par value: 18,000,000 shares
     authorized; 17,293,578 shares issued and outstanding...........        173           173
  Paid-in capital...................................................     72,466       166,916
  Retained earnings.................................................      1,929         1,929
                                                                      ---------     ---------
     Total stockholders' equity.....................................  $  74,629     $ 169,129
                                                                      ---------     ---------
Total capitalization................................................  $ 432,425     $ 497,175
                                                                      =========     =========


- ---------------

(1) Gives effect to the Offering (including the application of the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility) and the Proposed Acquisitions, as if each such transaction had occurred on March 31, 1996. For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and the related notes thereto included in this Prospectus.


(2) Represents amounts outstanding under the Credit Facility. As of March 31, 1996, $345.0 million was outstanding under the Credit Facility and $155.0 million was available to be borrowed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility".

                      SELECTED CONSOLIDATED FINANCIAL DATA


     Set forth below are (i) selected consolidated financial data as of and for the four years ended December 31, 1995, which data have been derived from the Company's Consolidated Financial Statements that have been audited by KPMG Peat Marwick LLP; (ii) selected consolidated financial data as of and for the year ended December 31, 1991, which data have been derived from the Partnership's consolidated financial statements that have been audited by KPMG Peat Marwick LLP; (iii) selected pro forma combined summary of operations data for the year ended December 31, 1995, which data have been derived from the Company's pro forma combined summary of operations for such period; (iv) selected condensed consolidated statement of operations data for the three months ended March 31, 1995 and 1996, which data have been derived from the Company's unaudited condensed consolidated statements of operations for such periods; (v) selected pro forma combined summary of operations data and pro forma combined balance sheet data for the three months ended and as of March 31, 1996, which data have been derived from the Company's pro forma combined summary of operations for such period and pro forma combined balance sheet at such date; and (vi) selected condensed consolidated balance sheet data as of March 31, 1996, which data have been derived from the Company's unaudited condensed consolidated balance sheet at that date. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Financial Statements and the Historical Financial Statements and related notes thereto included elsewhere in this Prospectus. There were no cash dividends or distributions declared or made by the Company or the Partnership during the periods presented (other than fees paid to PCI under the Management Agreement (as defined)).


                                                                         YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------------------------
                                            1991           1992           1993          1994(1)        1995(2)        1995
                                         -----------    -----------    -----------   -------------   ------------  -------------
                                                                                                                   PRO FORMA(3)
                                                                                                                   -------------
                                                                 ($ IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
Revenue
 Service................................ $    16,579    $    23,017    $    35,173    $    61,021    $    96,686   $   123,673
 Equipment sales and installation.......       3,532          4,284          6,285          7,958          8,220         9,285
                                         -----------    -----------    -----------    -----------    ----------- ---------------
   Total revenue........................ $    20,111    $    27,301    $    41,458    $    68,979    $   104,906   $   132,958
                                         -----------    -----------    -----------    -----------    ----------- ---------------
Operating expenses:
 Engineering, technical and other
   direct............................... $     4,404    $     5,395    $     7,343    $    12,776    $    18,184   $    22,044
 Cost of equipment......................       3,727          5,071          7,379         11,546         14,146        16,783
 Selling, general and administrative....       7,308          9,458         13,886         19,757         30,990        40,893
 Depreciation and amortization..........      11,513         11,687         10,689          9,817         15,004        22,186
                                         -----------    -----------    -----------    -----------    ----------- ---------------
   Total operating expenses............. $    26,952    $    31,611    $    39,297    $    53,896    $    78,324   $   101,906
                                         -----------    -----------    -----------    -----------    ----------- ---------------
Operating income (loss)................. $    (6,841)   $    (4,310)   $     2,161    $    15,083    $    26,582   $    31,052
Other income (expense):
 Interest, net..........................      (8,218)        (8,290)        (9,006)       (12,715)       (21,213)      (30,190)
 Other, net.............................         (25)            (5)          (590)           (70)          (687)         (673)
                                         -----------    -----------    -----------    -----------    ----------- ---------------
   Total other expense.................. $    (8,243)   $    (8,295)   $    (9,596)   $   (12,785)   $   (21,900)  $   (30,863)
                                         -----------    -----------    -----------    -----------    ----------- ---------------
Income (loss) before minority interest
 share of income (loss)................. $   (15,084)   $   (12,605)   $    (7,435)   $     2,298    $     4,682   $       189
Minority interest share of (income)
 losses.................................         818            377             83           (636)        (1,078)         (968)
                                         -----------    -----------    -----------    -----------    ----------- ---------------
Net income (loss) before income taxes... $   (14,266)   $   (12,228)   $    (7,352)   $     1,662    $     3,604   $      (779)
Income taxes............................           0              0              0              0          2,650        (2,650)
                                         -----------    -----------    -----------    -----------    ----------- ---------------
Net income (loss)....................... $   (14,266)   $   (12,228)   $    (7,352)   $     1,662    $       954   $    (3,429)
                                         ===========    ===========    ===========    ===========    =========== ===============
PER SHARE DATA:
Net income (loss) per share of common
 stock(4)............................... $     (0.79)   $     (0.68)   $     (0.41)   $      0.09    $      0.04   $     (0.12)
Average shares of common stock
 outstanding(5).........................  17,993,333     17,993,333     17,993,333     18,000,000     22,326,613    28,369,350
OTHER DATA:
Capital expenditures.................... $     2,647    $     3,835    $    13,304    $    22,541    $    36,564   $    39,332
Total subscribers at end of period(6)...      22,536         37,209         65,761        117,224        211,985       217,676
Operating income before depreciation and
 amortization ("EBITDA")(7)............. $     4,672    $     7,377    $    12,850    $    24,900    $    41,586   $    53,238
EBITDA margin on service revenue........        28.2%          32.1%          36.5%          40.8%          43.0%         43.0%

                                                     THREE MONTHS ENDED MARCH 31,
                                          --------------------------------------------------
                                               1995               1996            1996
                                          ---------------    --------------- ---------------
                                                                              PRO FORMA(3)
                                                                             ---------------
[B                                              ($ IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
Revenue
 Service................................    $      20,408      $      33,856   $    35,497
 Equipment sales and installation.......            1,966              2,035         2,096
                                          ---------------    --------------- ---------------
   Total revenue........................    $      22,374      $      35,891   $    37,593
                                          ---------------    --------------- ---------------
Operating expenses:
 Engineering, technical and other
   direct...............................    $       3,860      $       6,624   $     6,586
 Cost of equipment......................            3,144              3,931         4,084
 Selling, general and administrative....            7,131             10,924        11,592
 Depreciation and amortization..........            3,367              5,898         6,456
                                          ---------------    --------------- ---------------
   Total operating expenses.............    $      17,502      $      27,377   $    28,718
                                          ---------------    --------------- ---------------
Operating income (loss).................    $       4,872      $       8,514   $     8,875
Other income (expense):
 Interest, net..........................           (5,730)            (7,945)       (7,348)
 Other, net.............................             (328)                --             1
                                          ---------------    --------------- ---------------
   Total other expense..................    $      (6,058)     $      (7,945)  $    (7,347)
                                          ---------------    --------------- ---------------
Income (loss) before minority interest
 share of income (loss).................    $      (1,186)     $         569   $     1,528
Minority interest share of (income)
 losses.................................             (122)              (452)         (431)
                                          ---------------    --------------- ---------------
Net income (loss) before income taxes...    $      (1,308)     $         117   $     1,097
Income taxes............................           (2,650)               (41)         (263)
                                          ---------------    --------------- ---------------
Net income (loss).......................    $      (3,958)     $          76   $       834
                                          ===============    =============== ===============
PER SHARE DATA:
Net income (loss) per share of common
 stock(4)...............................    $       (0.21)     $        0.00   $      0.03
Average shares of common stock
 outstanding(5).........................       18,611,111         23,561,923    28,561,923
OTHER DATA:
Capital expenditures....................    $       4,442      $       6,618   $     6,983
Total subscribers at end of period(6)...          128,661            227,400       233,622
Operating income before depreciation and
 amortization ("EBITDA")(7).............    $       8,239      $      14,412   $    15,331
EBITDA margin on service revenue........             40.4%              42.6%         43.2%


                                                                    AS OF DECEMBER 31,
                                          -----------------------------------------------------------------------
                                             1991           1992           1993          1994(8)        1995(9)
                                          -----------    -----------    -----------   -------------    ---------
                                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash..................................... $       257    $       443    $     1,670    $     2,998    $     3,436
Working capital (deficit)................       2,816           (740)           799          2,490         (1,435)
Property, plant, and equipment, net......      19,113         17,371         23,918         51,884        100,936
Licenses and other intangibles, net......     102,001        103,901        114,955        199,265        332,850
Total assets.............................     127,507        127,867        150,054        273,020        462,871
Total debt(11)...........................      94,921        106,811        131,361        245,609        350,441
Equity...................................      22,887         10,659          3,244          4,915         74,553

                                                 AS OF MARCH 31, 1996
                                           --------------------------------
                                               ACTUAL       PRO FORMA(10)
                                           ---------------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash.....................................    $       4,553    $    4,553
Working capital (deficit)................           (2,542)       (2,085)
Property, plant, and equipment, net......          103,885       112,399
Licenses and other intangibles, net......          333,284       389,063
Total assets.............................          466,041       531,905
Total debt(11)...........................          352,603       322,853
Equity...................................           74,629       169,129


(Footnotes on following page)

(Footnotes from previous page)
- ---------------
 (1) Includes the Georgia Acquisition, which occurred on October 31, 1994. For the two months ended December 31, 1994, the Georgia Acquisition resulted in revenues to the Company of $1,803 and operating income (loss) of $(645).
 (2) Includes the GTE Acquisition, which occurred on December 1, 1995. For the one month ended December 31, 1995, the GTE Acquisition resulted in revenues to the Company of $2,126 and operating income of $208.

 (3) For the year ended December 31, 1995, adjusted to reflect the pro forma effects, as applicable, of the IPO and the Offering (including the application of the net proceeds of the IPO and the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility and related interest expense), the GTE Acquisition, the Proposed Acquisitions and the acquisition of certain minority interests in the Company's cellular systems (assuming each such transaction occurred at the beginning of the period). For the three months ended March 31, 1996, adjusted to reflect the pro forma effects, as applicable, of the Offering (including the application of the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility and related interest expense), the Proposed Acquisitions and the acquisition of certain minority interests in the Company's cellular systems (assuming each such transaction occurred at the beginning of the period). For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and related notes thereto included in this Prospectus.

 (4) Net income (loss) for the period divided by the weighted average number of shares of Common Stock outstanding.

 (5) Excludes 2,065,000 shares of Class A Common Stock reserved for issuance under the Company's existing stock option and stock purchase plans; however, for the year ended December 31, 1995, the three months ended March 31, 1996 and the pro forma three months ended March 31, 1996, stock options outstanding have been considered common stock equivalents and have increased the average shares of Common Stock outstanding by 147,620, 172,573 and 172,573 shares, respectively (computed using the treasury stock method).


 (6) Amounts at December 31, 1991, 1992 and 1993 include the subscribers in the Alabama-7 RSA where the Company had interim operating authority from June 4, 1991 through July 1, 1994. The number of subscribers served in the Alabama-7 RSA was 335, 955 and 2,576 at December 31, 1991, 1992 and 1993,
     respectively. In 1994, the Company entered into an agreement to sell the accounts of its subscribers in the Alabama-7 RSA to the third party licensee of this RSA.


 (7) Operating income before depreciation and amortization should not be considered in isolation or as an alternative to net income (loss), operating income (loss) or any other measure of performance under GAAP. The Company believes that operating income before depreciation and amortization is viewed as a relevant supplemental measure of performance in the cellular telephone industry.


 (8) Includes the Georgia Acquisition, which occurred on October 31, 1994.


 (9) Includes the GTE Acquisition, which occurred on December 1, 1995.


(10) Adjusted to reflect the pro forma effects of the Offering (including the application of the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility) and the Proposed Acquisitions (assuming each such transaction occurred on March 31, 1996). For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and related notes thereto included in this Prospectus.


(11) Includes current installments of long-term debt and amounts due PCI.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to facilitate an understanding and assessment of significant changes and trends related to the financial condition and results of operations of the Company. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

OVERVIEW


     PCI, the Company's parent, entered the cellular telephone business in 1987 when it executed a management agreement with the owner of the non-wireline cellular permit to construct and operate a cellular telephone system for the Fort Myers, Florida MSA. The Fort Myers system became operational in August 1987, and PCI purchased the system in March 1988. In 1989, PCI transferred all of its cellular telephone interests to the Company. As a result of acquisitions of additional cellular telephone systems, as well as internal subscriber growth, the Company's operations have grown to serve 227,400 subscribers as of March 31, 1996 in Florida, Georgia, Alabama and South Carolina in a total of 15 licensed service areas composed of nine MSAs and six RSAs.


     The Company's revenues consist of service revenue and equipment sales and installation. Service revenue includes access charges (generally a monthly charge), usage charges (based upon per minute usage rates), roaming charges (fees charged for providing services to subscribers of other cellular telephone systems when such subscribers or "roamers" place or receive a phone call within one of the Company's service areas), long distance charges derived from long distance calls placed by the Company's subscribers and other charges, including, among other things, connection charges for initial activation on the cellular telephone system, and feature services such as voicemail, call forwarding and call waiting.


     The Company has increased its revenues primarily by increasing the number of its subscribers, both by improving the penetration rate (determined by dividing the aggregate number of subscribers by estimated population) in cellular telephone systems owned by the Company and by acquiring or constructing new cellular telephone systems. The Company's subscribers increased from 15,538 at the beginning of 1991 to 227,400 as of March 31, 1996. During the same period, the Company's penetration rate increased from 1.11% to 6.88%. The Company also made several acquisitions between 1991 and April 23, 1996, as described below.


     On average, new subscribers use less airtime and generate less revenue per subscriber than existing subscribers. Therefore, airtime usage and service revenue generally do not increase proportionately with increases in numbers of subscribers. As a result, although the Company's total revenue has increased each year, its average minutes of usage per subscriber and its average monthly revenue per subscriber have decreased over time as new subscribers have been added. The Company expects these trends to continue in its existing cellular telephone systems as its penetration rate increases.

     The Company believes that its cost to add a net subscriber continues to be among the lowest in the cellular telephone industry, primarily because of its in-house, direct sales and marketing staff. Although much of the cellular telephone industry markets through third-party agents, since 1991, the Company has sold its products and services almost exclusively through an internal sales force that works principally out of retail stores in which the Company offers a full line of cellular telephone products and services. The Company's shift to nearly exclusive use of an internal sales force resulted in significant decreases in its cost to add a net subscriber during 1991 to 1993. Beginning in 1994, those decreases have been offset to some extent by increased losses from the Company's sales of cellular telephones. The Company anticipates that its cost to add a net subscriber will continue to increase at a modest rate as savings associated with its nearly exclusive use of an internal sales force are fully realized and other components of its calculation of cost to add a net subscriber continue to increase. In addition to sales and marketing expenses, the Company's computation of its cost to add a net subscriber includes losses on cellular telephone sales, installation services, credit reference services and an allocation of rental expenses related to the Company's retail stores.

     The Company currently has a microwave network in Alabama which connects the Montgomery, Alabama MSA and the Alabama-8 RSA with the mobile telephone switching office ("MTSO") in Dothan, Alabama. This microwave network connects cellular switching equipment to cell sites without utilizing local landline telephone carriers, thereby reducing or eliminating fees paid to landline carriers. During 1995, the Company spent approximately $1.5 million to build additional microwave connections between Dothan and Montgomery, Alabama, and between Brunswick and Savannah, Georgia, as well as to complete a network in Fort Myers, Florida. The Company recently completed a fiber optic network between Dothan, Alabama and Panama City, Florida at a cost of approximately $2.6 million. The operation of this fiber optic network will result in significant savings to the Company in the future by the substantial reduction or elimination of fees paid to landline carriers. In addition, this network will provide the Company with excess capacity to lease to third parties or trade for alternate fiber optic routes. The fiber network is being tested and is expected to be operational presently.


     Prior to 1994, the Company's customer billing was performed by a third-party vendor. In January 1994, the Company began performing billing functions in-house, which significantly reduced customer service costs. The conversion to the in-house customer billing system reduced annual billing costs per subscriber from approximately $39 in 1993 to approximately $22 in 1994 and $17 in 1995. This conversion required capital expenditures of $1.1 million, substantially all of which were incurred in 1993. The software utilized for in-house billings is leased from its previous third-party vendor. Therefore, no change has occurred in billing function, accuracy or operation.

     The Company made significant acquisitions between 1991 and 1995. In July 1991, the Company invested $13.6 million to increase its ownership from a minority to a controlling interest in the cellular telephone system serving the Panama City, Florida MSA. In June 1992, the Company invested $6.0 million for a 100% interest in the license to construct and operate the non-wireline cellular telephone system serving the Georgia-9 RSA. In April 1993, the Company invested $10.9 million for a 100% interest in the license to construct and operate the non-wireline cellular telephone system serving the Alabama-8 RSA. In October 1994, the Company invested $91.7 million for a 100% interest in the non-wireline cellular telephone systems serving Georgia-7 RSA, Georgia-8 RSA, Georgia-10 RSA and Georgia-12 RSA.


     On December 1, 1995, the Company acquired the cellular telephone systems serving the Augusta and Savannah MSAs for an aggregate purchase price of $158.4 million. In the GTE Acquisition, the Company also acquired the interim authority to provide cellular service to the southern portions of South Carolina RSA Market Nos. 631 and 632, otherwise known as South Carolina-7 RSA and South Carolina-8 RSA, respectively. The Company has no subscribers and has not constructed any cell sites in South Carolina-7 RSA and South Carolina-8 RSA, however it provides roaming access to its own subscribers and others when they travel in these two service areas by utilizing its existing cell sites in adjacent service areas.


     During 1992-1995, the Company made various purchases of minority interests in its existing cellular telephone systems aggregating $9.1 million. These acquisitions have had no effect on combined total revenues or expenses, other than amortization and interest, but have decreased the minority interests' participation in the Company's results for succeeding periods. The Company expects to acquire additional minority interests in the future.


     On March 22, 1996, two of the Company's subsidiaries (Columbus and Macon) entered into the definitive agreement with respect to the Proposed GA-6 Acquisition to acquire the cellular telephone system of Horizon for a purchase price of $35 million, subject to certain adjustments. This system serves a geographic territory that is adjacent to the Company's existing markets in the Macon and Columbus, Georgia MSAs. On April 23, 1996, the Company entered into the definitive agreement with respect to the Proposed GA-1 Acquisition under which it will acquire the cellular telephone system of USCOC for a purchase price of $31.5 million, subject to certain adjustments. This system serves a geographic territory in northwestern Georgia, north of the city of Atlanta. Also, during the three-month period ended March 31, 1996, the Company acquired additional minority interests in four of its MSAs for an aggregate purchase price of $0.7 million.

     The acquisitions and related capital expenditures described above are reflected in the Company's increased total revenue, total expenses and operating income before depreciation and amortization. Because the Company's acquisitions included systems with only construction permits rather than operating systems, and partially built operating systems, substantial capital expenditures were required to construct cell sites in the acquired cellular telephone systems. Currently, small portions of the RSAs acquired in the Georgia Acquisition do not have cellular telephone service. The Company spent $9.5 million on capital expenditures in the Georgia Acquisition cellular telephone systems in 1995 and $0.5 million on capital expenditures in the GTE Acquisition cellular telephone systems in 1995 and will spend approximately $4.8 million in 1996 to provide service to the previously unserved areas of the cellular telephone systems acquired in the Georgia Acquisition and $4.2 million in 1996 in the cellular telephone systems acquired in the GTE Acquisition. The Company expects to generate sufficient operating cash flow in the future to finance these planned capital expenditures. See "Liquidity and Capital Resources".


     Acquisitions and related capital expenditures have required the Company to incur considerable additional debt, which has increased the Company's interest expense for periods subsequent to its incurrence. The Company and its lenders amended and restated the Credit Facility effective as of December 1, 1995 to increase the lenders' commitment thereunder from $275.0 million to $500.0 million and to make certain other changes, including providing for: (i) an extension of the loan maturity date to June 30, 2004; (ii) a consent permitting the transactions contemplated by the GTE Acquisition; (iii) the incurrence by the Company of up to $200.0 million in structurally subordinated debt, on terms and conditions reasonably satisfactory to the Majority Banks (as defined in the Credit Facility); and (iv) the application of the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility without reducing the lenders' commitments thereunder. See "-- Liquidity and Capital Resources -- Credit Facility".

RESULTS OF OPERATIONS

     The following table sets forth the percentage which certain amounts bear to the Company's total revenue.


                                                                                                THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                            MARCH 31,
                                  -----------------------------------------------------        --------------------
                                  1991        1992        1993        1994        1995         1995           1996
                                  -----       -----       -----       -----       -----        -----          -----
Revenue:
  Service......................    82.4%       84.3%       84.8%       88.5%       92.2%        91.2%          94.3%
  Equipment sales and
    installation...............    17.6        15.7        15.2        11.5         7.8          8.8            5.7
                                  -----       -----       -----       -----       -----        -----          -----
    Total revenue..............   100.0       100.0       100.0       100.0       100.0        100.0          100.0
Operating expenses:
  Engineering, technical and
    other direct:
    Engineering and
      technical(1).............    11.4        10.3         8.8         8.1         7.6          8.0            9.2
    Other direct costs of
      services(2)..............    10.5         9.4         8.9        10.5         9.7          9.3            9.2
  Cost of equipment(3).........    18.5        18.6        17.8        16.7        13.5         14.1           11.0
  Selling, general and
    administrative:
    Sales and marketing(4).....    10.6        10.3         9.4         8.8         8.7          9.2            8.8
    Customer service(5)........     6.9         7.0         7.2         5.6         6.0          6.7            5.9
    General and
      administrative(6)........    18.9        17.4        16.9        14.2        14.9         15.9           15.8
  Depreciation and
    amortization...............    57.2        42.8        25.8        14.2        14.3         15.0           16.4
                                  -----       -----       -----       -----       -----        -----          -----
    Total operating expenses...   134.0       115.8        94.8        78.1        74.7         78.2           76.3
                                  -----       -----       -----       -----       -----        -----          -----
Operating income (loss)........   (34.0)%     (15.8)%       5.2%       21.9%       25.3%        21.8%          23.7%
                                  =====       =====       =====       =====       =====        =====          =====
Operating income before
  depreciation and
  amortization(7)..............    23.2%       27.0%       31.0%       36.1%       39.6%        36.8%          40.1%
                                  =====       =====       =====       =====       =====        =====          =====


- ---------------
(1) Consists of costs of cellular telephone network, including inter-trunk costs, span-line costs, cell site repairs and maintenance, cell site utilities, cell site rent, engineers' salaries and benefits and other operational costs.
(2) Consists of net costs of roaming, costs of long distance, costs of interconnection with wireline telephone companies and other costs of services.
(3) Consists primarily of the costs of the cellular telephones and accessories sold.
(4) Consists primarily of salaries and benefits of sales and marketing personnel, employee and agent commissions and advertising and promotional expenses.

(5) Consists primarily of salaries and benefits of customer service personnel, costs of printing and mailing billings generated in-house in 1994 and 1995 and for the three months ended March 31, 1995 and 1996, and fees paid to a third-party vendor of customer service billing prior to 1994.

(6) Includes salaries and benefits of general and administrative personnel and other overhead expenses.
(7) Operating income before depreciation and amortization should not be considered in isolation or as an alternative to net income (loss), operating income (loss) or any other measure of performance under GAAP. The Company believes that operating income before depreciation and amortization is viewed as a relevant supplemental measure of performance in the cellular telephone industry.


  THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995



     REVENUE. Service revenues totaled $33.9 million for the three months ended March 31, 1996, an increase of $13.5 million, or 65.9%, over $20.4 million for the same period in 1995. This increase was primarily due to a 76.7% increase in the number of subscribers to 227,400 as of March 31, 1996 versus 128,661 as of March 31, 1995. The increase in subscribers is the result of internal growth, which the

Company attributes primarily to its strong sales and marketing efforts, and the GTE Acquisition. The cellular telephone systems acquired in the GTE Acquisition accounted for 35,685 subscribers at March 31, 1996. Service revenue attributable to the cellular systems acquired in the GTE Acquisition totaled $6.2 million for the three months ended March 31, 1996.



     Average monthly revenue per subscriber decreased 8.0% to $52.10 for the three months ended March 31, 1996 from $56.64 for the same period in 1995. This is due to a common trend in the cellular telephone industry, where, on average, new customers use less airtime than existing subscribers. Therefore, service revenues generally do not increase proportionately with the increase in subscribers.



     Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, remained flat at $2.0 million for the three months ended March 31, 1996 and 1995. As a percentage of total cellular revenue, however, equipment sales and installation revenue decreased to 5.7% for 1996 from 8.8% for 1995, reflecting the increased recurring revenue base as well as lower cellular equipment prices charged to customers. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the three months ended March 31, 1996.



     OPERATING EXPENSES. Engineering and technical expenses increased by 85.5% to $3.3 million for the three months ended March 31, 1996 from $1.8 million in the same period in 1995, due primarily to the increase in subscribers and the GTE Acquisition. As a percentage of revenue, engineering and technical expenses increased to 9.2% from 8.0% due primarily to additional costs incurred for the GTE Acquisition. The Company expects engineering and technical expenses to decrease as a percentage of revenue due to its large component of fixed costs except for extraordinary expenses incurred in cases of acquisitions. Engineering and technical expenses attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.8 million for the three months ended March 31, 1996.



     Other direct costs of services increased 59.7% to $3.3 million for the three months ended March 31, 1996 from $2.1 million in the same period in 1995. As a percentage of revenue, however, other direct costs of service remained relatively flat at 9.2% and 9.3% for the three months ended March 31, 1996 and 1995, respectively. Other direct costs of services attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.6 million for the three months ended March 31, 1996.



     The cost of equipment sales increased 25.0% to $3.9 million for the three months ended March 31, 1996 from $3.1 million for the same period in 1995, due primarily to the increase in gross subscriber activations for the same period. The equipment sales margin decreased to (93.2%) for the three months ended March 31, 1996 from (59.9%) for the same period in 1995. In an effort to address market competition and improve market share, the Company sold more telephones below cost in the first quarter of 1996 than in the same period of 1995. The cost of equipment attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.4 million for the three months ended March 31, 1996.



     Sales and marketing costs increased 53.4% to $3.2 million for the three months ended March 31, 1996 from $2.1 million for the same period in 1995. This increase is primarily due to the 49.1% increase in gross subscriber activations and the resulting increase in salaries and commissions. As a percentage of total revenue, sales and marketing costs decreased to 8.8% from 9.2% for the three months ended March 31, 1996 and 1995, respectively. The decrease is due to a significant portion of sales and marketing costs being fixed. The Company's cost to add a net subscriber, including loss on telephone sales, increased to $357 for the three months ended March 31, of 1996 from $315 for the same period in 1995. This increase in cost to add a net subscriber was caused primarily by increased losses from the Company's sales of cellular telephones. The sales and marketing costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.6 million for the three months ended March 31, 1996.



     Customer service costs increased 41.3% to $2.1 million for the three months ended March 31, 1996 from $1.5 million for the same period in 1995, but decreased as a percentage of total revenue to 5.9% from 6.7% for the 1995 period. This decrease is due to a significant portion of customer service costs being fixed. The customer service costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.5 million for the three months ended March 31, 1996.



     General and administrative expenditures increased 58.0% to $5.6 million for the three months ended March 31, 1996 from $3.6 million for the same period in 1995, due primarily to the increase in the number of subscribers and the GTE Acquisition. General and administrative expenses remained relatively flat as a percentage of total revenue at 15.8% for the three months ended March 31, 1996 and 15.9% for the same period in 1995. As the Company continues to add more subscribers and generate associated revenue, general and administrative expenses should decrease as a percentage of total revenues. The general and administrative costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.0 million for the three months ended March 31, 1996.



     Depreciation and amortization increased 75.2% to $5.9 million for the three months ended March 31, 1996 from $3.4 million for the same period in 1995. This increase was primarily due to the depreciation and amortization associated with the GTE Acquisition and additional capital expenditures. Depreciation and amortization attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.5 million for the three months ended March 31, 1996.



     Operating income increased 74.8% to $8.5 million in the three months ended March 31, 1996, from $4.9 million for the same period in 1995. This improvement in operating results is attributable primarily to increases in revenue which exceeded increases in operating expenses. Operating income attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $1.0 million for the three months ended March 31, 1996.


  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUE. Service revenue totaled $96.7 million for 1995, an increase of $35.7 million or 58.4% over $61.0 million for 1994. This increase was due primarily to a 80.8% increase in the number of subscribers to 211,985 at December 31, 1995 from 117,224 at December 31, 1994. The increase in subscribers is the result of internal growth, which the Company attributes primarily to its sales and marketing efforts, and the GTE Acquisition. During 1995, the Company added 13,098 net subscribers to systems acquired in the Georgia Acquisition, bringing the total subscribers served by these systems to 25,238 at December 31, 1995. Service revenue attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $12.3 million for 1995 as compared to $1.6 million for the two months ended December 31, 1994. The GTE Acquisition increased the Company's subscribers by 34,904 at December 31, 1995. Service revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $2.0 million for the one month ended December 31, 1995, and is included in the Company's 1995 results of operations. Average monthly service revenue per subscriber decreased to $56.68 for 1995 from $60.02 for 1994. This decrease occurred because, on average, new subscribers used less airtime and generated less revenue per subscriber than existing subscribers, as is customary in the cellular telephone industry. Therefore, airtime usage and service revenue did not increase in proportion to the increase in subscribers.

     Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased to $8.2 million for 1995 from $8.0 million for 1994, a 3.3% increase, due primarily to the increase in subscriber activations offset by lower cellular phone prices. While equipment sales and installation revenue increased slightly for 1995 from 1994, it decreased as a percentage of total cellular revenue to 7.8% for 1995 from 11.5% for 1994, reflecting the increased recurring annual revenue base as well as lower cellular equipment prices charged to customers. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.1 million for 1995 as compared to $0.2 million for the two months ended December 31, 1994. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.1 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     OPERATING EXPENSES. Engineering and technical expenses increased by 43.2% to $8.0 million for 1995 from $5.6 million for 1994, due primarily to the increase in subscribers. As a percentage of revenue, engineering and technical expenses decreased to 7.6% for 1995 from 8.1% for 1994. The Company expects that engineering and technical expenses will continue to decrease as a percentage of revenue due to its large fixed cost component, with the exception of extraordinary expenses incurred in connection with acquisitions. Engineering and technical expenses attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $2.4 million for 1995 as compared to $0.3 million for the two months ended December 31, 1994. Engineering and technical expenses attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     Other direct costs of services increased 41.7% to $10.2 million for 1995 from $7.2 million for 1994. As a percentage of revenue, other direct costs of services decreased to 9.7% for 1995 from 10.5% for 1994. This decrease in other direct costs of services as a percentage of revenue was due primarily to the Company improving its roaming agreements with neighboring cellular service providers, spreading its fixed charges over a larger revenue base and bringing its intramarket roaming settlements in-house. Other direct costs of service attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.1 million for 1995 as compared to $0.2 million for the two months ended December 31, 1994. Other direct costs of service attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     The cost of equipment increased 22.5% to $14.1 million for 1995 from $11.5 million for 1994, due primarily to the increase in gross subscriber activations for the same period. The equipment sales margin decreased to (72.1%) for 1995 from (45.1%) for 1994. In an effort to address market competition and improve market share, the Company sold more telephones below cost in 1995 than in 1994. The cost of equipment attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $2.4 million for 1995 as compared to $0.3 million for the two months ended December 31, 1994. The cost of equipment attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and is included in the Company's results of operations for 1995.

     Sales and marketing costs increased 51.5% to $9.1 million for 1995 from $6.0 million for 1994. This increase is primarily due to the 49.1% increase in gross subscriber activations and the resulting increase in salaries and commissions. Sales and marketing costs as a percentage of total revenue remained relatively flat at 8.7% for 1995 and 8.8% for 1994. The Company's cost to add a net subscriber, including losses on telephone sales, increased to $276 for 1995 from $247 for 1994. This increase in cost to add a net subscriber was caused primarily by increased losses from the Company's sales of cellular telephones. Sales and marketing costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.7 million for 1995 as compared to $0.3 million for the two months ended December 31, 1994. Sales and marketing costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     Customer service costs increased 62.0% to $6.3 million for 1995 from $3.9 million for 1994 and increased as a percentage of total revenue to 6.0% for 1995 from 5.6% for 1994. This increase is primarily due to an increase in subscribers, to operating costs associated with the newly established regional customer service call centers in Montgomery, Alabama, and Savannah, Georgia, and to non-recurring expenditures incurred in connection with the implementation of new area codes in the Company's Alabama and Ft. Myers, Florida, service areas. Customer service costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.9 million for 1995 as compared to $0.2 million for the two months ended December 31, 1994. Customer service costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     General and administrative expenses increased 58.2% to $15.6 million for 1995 from $9.8 million for 1994 and increased as a percentage of total revenue to 14.9% for 1995 from 14.2% for 1994 due primarily to the increase in the number of subscribers, the Georgia Acquisition and the GTE Acquisition. Fixed general and administrative costs attributable to the acquisitions are incurred prior to the development of the subscriber base and the generation of associated revenue. As the Company continues to add more subscribers and generate associated revenue, general and administrative expenses should decrease as a percentage of total revenues. The general and administrative costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $3.2 million for 1995 as compared to $0.4 million for the two months ended December 31, 1994. The general and administrative costs attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.4 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     Depreciation and amortization increased 52.8% to $15.0 million for 1995 from $9.8 million for 1994. This increase is primarily due to the depreciation and amortization associated with the acquisitions and additional capital expenditures. Depreciation and amortization attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $3.6 million for 1995 as compared to the $0.7 million for the two months ended December 31, 1994. Depreciation and amortization attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.5 million for the one month ended December 31, 1995 and are included in the Company's results of operations for 1995.

     Operating income for 1995 increased $11.5 million, or 76.2%, to $26.6 million. This improvement in operating results is attributed primarily to increases in revenue which exceeded increases in operating expenses. Operating income (loss) attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $(2.0) million for 1995 as compared to $(0.6) million for the two months ended December 31, 1994. Operating income attributable to the cellular telephone systems acquired in the GTE Acquisition totaled $0.2 million for the one month ended December 31, 1995 and is included in the Company's results of operations for 1995.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     REVENUE. Service revenue totaled $61.0 million for 1994, an increase of $25.8 million or 73.5% over $35.2 million for 1993. This increase was due primarily to a 78.3% increase in the number of subscribers to 117,224 at December 31, 1994 from 65,761 at December 31, 1993. The increase in subscribers was due to internal growth, which the Company attributes primarily to its sales and marketing efforts, and to the Georgia Acquisition. The Georgia Acquisition increased the Company's subscribers by 12,140 at December 31, 1994. Service revenue attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $1.6 million for the two months ended December 31, 1994 and is included in the Company's results of operations for 1994. Average monthly service revenue per subscriber decreased to $60.02 for 1994 from $62.69 for 1993. This decrease occurred because, on average, new subscribers used less airtime and generated less revenue per subscriber than existing subscribers as is customary in the cellular telephone industry. Therefore, airtime usage and service revenue did not increase proportionately with the increase in subscribers.

     Equipment sales and installation revenue, which consists primarily of cellular subscriber equipment sales, increased to $8.0 million for 1994 from $6.3 million for 1993, a 26.6% increase, due primarily to the 78.3% increase in subscribers. While equipment sales and installation revenue increased significantly for 1994 from 1993, it decreased as a percentage of total cellular revenue to 11.5% for 1994 from 15.2% for 1993, reflecting the increasing recurring annual revenue base as well as lower cellular equipment prices charged to customers. Equipment sales and installation revenue attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.2 million for the two months ended December 31, 1994 and is included in the Company's results of operations for 1994.

     OPERATING EXPENSES. Engineering and technical expenses increased by 52.6% to $5.6 million for 1994 from $3.7 million for 1993, due primarily to the increase in subscribers. As a percentage of revenue, engineering and technical expenses decreased to 8.1% for 1994 from 8.8% for 1993. The Company expects that engineering and technical expenses will continue to decrease as a percentage of revenue due to a large component of fixed costs, with the exception of extraordinary expenses incurred in connection with acquisitions. Engineering and technical expenses attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.3 million for the two months ended December 31, 1994 and are included in the Company's results of operations for 1994.

     Other direct costs of services increased 95.3% to $7.2 million for 1994 from $3.7 million for 1993. As a percentage of revenue, other direct costs of services increased to 10.5% for 1994 from 8.9% for 1993. This increase in other direct costs of services was due primarily to the increase in the number of the Company's subscribers and high roaming rates charged by adjacent cellular service providers. For competitive reasons, the Company subsidizes its customers for a substantial portion of these high roaming rates. Commencing in 1994, adjacent cellular service providers have accelerated the process of building out their cellular telephone systems, and the Company's subscribers' ability to use cellular services of adjacent cellular providers has increased. The Company expects that as adjacent cellular service areas become more fully built out and as adjacent cellular service providers reduce roaming rates, other direct costs of services as a percentage of revenue will level off and then decrease. Other direct costs of service attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.2 million for the two months ended December 31, 1994 and are included in the Company's results of operations for 1994.

     The cost of equipment increased 56.5% to $11.5 million for 1994 from $7.4 million for 1993, due primarily to the increase in subscribers for the same period. The equipment sales margin decreased to (45.1%) for 1994 from (17.4%) for 1993. In its effort to address market competition and improve market share, the Company sold more telephones below cost in 1994 than in 1993. The cost of equipment attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.3 million for the two months ended December 31, 1994 and is included in the Company's results of operations for 1994.


     Sales and marketing costs increased 51.3% to $6.0 million for 1994 from $4.0 million for 1993, but decreased as a percentage of total revenue to 8.8% for 1994 from 9.4% for 1993. This decrease is due to a significant portion of sales and marketing costs being fixed. The Company's cost to add a net subscriber, including losses on telephone sales, increased to $247 for 1994 from $203 for 1993. This increase in cost to add a net subscriber was caused primarily by increased losses from the Company's sales of cellular telephones. Sales and marketing costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.3 million for the two months ended December 31, 1994 and are included in the Company's results of operations for 1994.


     Customer service costs increased 29.4% to $3.9 million for 1994 from $3.0 million for 1993, but decreased as a percentage of total revenue to 5.6% for 1994 from 7.2% for 1993. This decrease is due largely to the impact of the in-house customer billing system which was implemented in January 1994. Customer service costs attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.2 million for the two months ended December 31, 1994 and are included in the Company's results of operations for 1994.

     General and administrative expenses increased 42.0% to $9.8 million for 1994 from $6.9 million for 1993, but decreased as a percentage of total revenue to 14.2% for 1994 from 16.9% for 1993, due primarily to the fixed portion of general and administrative expenses being spread over a larger customer base. General and administrative expenses attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.4 million for the two months ended December 31, 1994 and are included in the Company's results of operations for 1994.

     Depreciation and amortization decreased 8.2% to $9.8 million for 1994 from $10.7 million for 1993, due primarily to the expiration of several covenants not to compete and certain assets becoming fully depreciated. Depreciation and amortization attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $0.7 million for the two months ended December 31, 1994 and are included in the Company's results of operations for 1994.

     Operating income for 1994 was $15.1 million, an increase of $12.9 million over operating income for 1993. This improvement in operating results is attributed primarily to increases in revenue which exceeded increases in operating expenses. Operating income (loss) attributable to the cellular telephone systems acquired in the Georgia Acquisition totaled $(0.6) million for the two months ended December 31, 1994 and is included in the Company's results of operations for 1994.


NET INTEREST EXPENSE, OTHER EXPENSE AND INCOME TAX EXPENSE; NET INCOME (LOSS)



     Net interest expense increased 66.8% to $21.2 million for 1995 from $12.7 million for 1994 due primarily to debt incurred for the Georgia Acquisition and the GTE Acquisition, the amortization of deferred financing fees related to the Credit Facility, and increased interest rates. For 1994, net interest expense increased 41.2% or $3.7 million from $9.0 million for 1993 due primarily to debt incurred for the acquisition of the license to construct and operate the Alabama-8 RSA cellular telephone system in April 1993, debt incurred to finance the Georgia Acquisition and the amortization of deferred financing fees related to the Credit Facility. Net interest expense increased 38.7% to $7.9 million for the three months ended March 31, 1996 versus $5.7 million for the three months ended March 31, 1995. This increase is due primarily to debt incurred for the GTE Acquisition and the amortization of deferred financing fees related to the Credit Facility.



     Other expense of $0.7 million for 1995 and $0.1 million for 1994 consists primarily of the disposal of certain assets by the Company. For 1993, other expense was $0.6 million, which included expenses relating to an abandoned effort to sell certain assets and to the write-off of certain leasehold improvements abandoned upon relocation. Other expense was none in the three months ended March 31, 1996 and $0.3 million for the three months ended March 31, 1995, which consisted primarily of the disposal of certain assets by the Company.



     Income tax expense was $2.7 million for 1995 compared to none in 1994. The $2.7 million is a non-recurring deferred income tax charge related to the difference between the financial statement and income tax return basis of certain assets and liabilities of the Partnership. In connection with the IPO, all of the assets and liabilities of the Partnership were exchanged for stock in the Company. Due to the exchange, a deferred tax liability was recorded to reflect the difference between the financial statement and income tax return bases in these assets and liabilities. Income tax expense was $0.04 million in the three months ended March 31, 1996 and $2.7 million in the three months ended March 31, 1995 due to the non-recurring deferred income tax charge described above.



     Net income for 1995 was $1.0 million, or $.04 per share of common stock, compared to net income of $1.7 million, or $.09 per share of common stock for 1994. The decrease in net income is primarily attributable to interest expense on debt incurred for the Georgia Acquisition and the GTE Acquisition and income tax expense. Net loss for 1993 was $7.4 million, which resulted from interest expense exceeding operating income. Net income for the three months ended March 31, 1996 was $0.1 million, or $0.00 per share, compared to a net loss of $(4.0) million, or $(0.21) per share, for the three months ended March 31, 1995. The increase in net income is primarily attributable to decreases in income tax expense and other expense and increases in revenue which exceeded increases in operating expenses and interest expense.


LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

     The Company's long-term capital requirements consist of funds for capital expenditures, acquisitions and debt service. Historically, the Company has met its capital requirements primarily through equity contributions, bank and intercompany debt, and, to a lesser extent, through operating cash flow. The Company does not anticipate that it will have access to loans or other financial support from PCI or any of its subsidiaries (other than subsidiaries of the Company). See "Transactions and Relationships with PCI and Its
Affiliates -- Other Arrangements with PCI". The Company intends to use the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility by approximately $94.5 million. See "Use of Proceeds".

     In 1995, the Company spent approximately $36.6 million for capital expenditures. The Company expects to spend $35.0 million and $31.0 million for capital expenditures for the years ended December 31, 1996, and 1997, respectively. The Company expects to use net cash provided by operating activities to fund such capital expenditures. The Credit Facility restricts the Company's capital expenditures to $35.0 million (plus $3.2 million of unused 1995 permitted capital expenditures) in 1996 and $31.0 million in 1997. If the cost of proposed capital expenditures in 1996 and 1997 exceed the Company's estimate, the Company will need to seek the consent of its lenders prior to undertaking any such capital expenditures.


     Any acquisitions by the Company of ownership interests in cellular telephone systems may be for cash, securities or a combination of cash and securities. To the extent that the Company uses cash for all or part of any such acquisitions, it expects to raise such cash from borrowings under the Credit Facility or, if feasible and attractive, issuances of Class A Common Stock. The Credit Facility, however, places certain conditions and other restrictions on the Company's ability to make such acquisitions. The Company will pay an aggregate of $66.5 million for the Proposed Acquisitions, which amount will be borrowed under the Credit Facility. See "-- Credit Facility" below.

     The Company believes that operating cash flow and borrowings available under the Credit Facility (including amounts repaid with the net proceeds of the Offering) will provide sufficient financial resources to satisfy the Company's debt service requirements and to meet the Company's currently anticipated capital and other expenditure requirements over at least the next two to three years. However, there can be no assurance that the Company will not require future financing or that, if so required, such financing will be available, or, if available, that the terms thereof will be attractive to the Company.

  CREDIT FACILITY


     The Company currently has a $500.0 million revolving credit facility with a syndicate of 22 banks (without giving effect to two recent and/or pending mergers involving four banks) (the "Credit Facility").


     Prior to December 1, 1995, the Company had a $275.0 million revolving credit facility with a syndicate of 14 banks (the "Prior Credit Facility"). On December 1, 1995, the Company and its lenders amended and restated the Prior Credit Facility to increase the lenders' commitment thereunder from $275.0 million to $500.0 million and to make certain other changes, including providing for (i) an extension of the loan maturity date to June 30, 2004, (ii) a consent permitting the transactions contemplated by the GTE Acquisition, (iii) the incurrence by the Company of up to $200.0 million in structurally subordinated debt, on terms and conditions reasonably satisfactory to the Majority Banks (as defined in the Credit Facility) and (iv) the application of the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility without reducing the lenders' commitments thereunder (the "Amended and Restated Credit Facility"). References to the "Credit Facility" in the Prospectus refer to the Prior Credit Facility with respect to any date prior to the amendment and restatement of the Credit Facility and to the Amended and Restated Credit Facility with respect to any date subsequent to the amendment and restatement of the Credit Facility as the context indicates.


     The Credit Facility also permits, subject to certain conditions and restrictive covenants, the Company to invest in PCS licenses. At March 31, 1996, $345.0 million was outstanding under the Credit Facility and $155.0 million was available to be borrowed.



     The Credit Facility is a revolving line of credit with scheduled commitment reductions commencing September 30, 1998. Interest rates under the Credit Facility range from 0.25% over prime or 1.5% over the London Inter Bank Offered Rate ("LIBOR") to 1.25% over prime or 2.5% over LIBOR depending upon the Company's leverage ratio. The Company has entered into five interest rate swap agreements and six interest rate cap agreements for a total notional amount of $185.0 million. Under these agreements, the maximum interest rate may range from 7.76% to 11.25%. At March 31, 1996, the effective interest rate under these agreements ranged from 7.39% to 10.23%. The impact of these agreements has been immaterial to the consolidated financial statements for each of the years in the three-year period ended December 31, 1995 and for the three months ended March 31, 1995 and 1996.


     The Credit Facility is secured by substantially all of the property and assets of the Company and its subsidiaries. The subsidiaries of the Company also guarantee all obligations of the Company under the Credit Facility.

     The Credit Facility requires that the Company satisfy certain financial tests, including the maintenance of certain maximum leverage, debt service and other financial ratios, and that the Company meet, on a quarterly basis, certain minimum operating cash flow requirements. The Credit Facility also contains certain restrictive covenants which impose restrictions and/or limitations on the operations and activities of the Company including, among other things: the incurrence of indebtedness and the terms thereof, the creation or incurrence of liens, investments and acquisitions, sales of assets, declaration or payment of dividends or other payments or distributions to stockholders and capital expenditures. The Credit Facility provides for various events of default, including interest or principal payment defaults, breach of any agreement or covenant that (in certain cases) continues unremedied for a specified number of days, materially adverse events, revocation of licenses, acceleration of or a payment default on other indebtedness, the rendering of any judgment against the Company or any of its subsidiaries not covered by insurance or indemnification in an amount (singly or in the aggregate) equal to or in excess of $1.0 million which is not satisfied, discharged or removed within 30 days, and certain events relating to the bankruptcy or insolvency of the Company or any of its subsidiaries. In addition, the Credit Facility provides for an event of default if (i) PCI and PCI's existing stockholders and any trust the beneficiaries of which are any of the stockholders or any of their immediate family members cease together to own (x) at least 51.0% of all voting rights with respect to the capital stock of the Company, (y) at least 33.0% of all the outstanding shares of capital stock of the Company or (z) the single largest percentage of the outstanding shares of capital stock of the Company, (ii) PCI's existing stockholders and any trust the beneficiaries of which are any of the stockholders or any of their immediate family members cease together to own (x) at least 51.0% of each class of the capital stock of PCI having the right to vote in an election of PCI's directors or (y) at least 51.0% of all the outstanding shares of capital stock of PCI, or (iii) the Company (x) sells, leases, abandons or otherwise disposes of any of its assets, other than in the ordinary course of business, without the prior written consent of its lenders or
(y) merges with another corporation. The Company is in the process of seeking revisions to certain covenants with respect to operating cash flow requirements and permitted capital expenditures and certain technical amendments. Although the Company anticipates finalization of such amendments to the Credit Facility prior to completion of the Offering, there can be no assurance as to when or whether such amendments will be obtained.



     The net proceeds of the Offering will be used to reduce amounts outstanding under the Credit Facility. The Company will be permitted to borrow amounts under the Credit Facility for: (a) capital expenditures, to the extent that the aggregate amount of such capital expenditures does not exceed amounts specified in the Credit Facility; (b) the acquisition of (i) minority interests in subsidiaries in which the Company owns a majority interest as of the date of the acquisition, (ii) interests in additional cellular telephone systems specified in the Credit Facility, (iii) 50.01% or more ownership interests in cellular telephone systems located in South Carolina, Florida, Georgia and Alabama, or within the same geographic area or contiguous to any cellular system owned by the Company or any of its subsidiaries; (c) funding downpayments for and interest payments on the acquisition of any licenses for broadband 10 MHz PCS frequency blocks in the upcoming FCC auction for service areas located in Florida, Georgia and Alabama, or within the same geographic area or contiguous to any cellular system owned by the Company or any of its subsidiaries, in an amount of up to $10.0 million, and (d) working capital needs and other corporate purposes of the Company. The Credit Facility also permits the Company to issue equity in consideration for ownership interests in additional cellular telephone systems or in broadband PCS systems located anywhere in the United States to the extent that such acquisition represents greater than 50.0% of the ownership interests in any such system (or less than 50.0% if such interests are not subject to mandatory capital contribution requirements). The Company also will be permitted to use the cash proceeds of a subsequent issuance of equity in the Company to fund acquisitions pursuant to which the Company acquires at least 50.01% of the ownership interests in additional cellular telephone systems or in broadband PCS systems located within South Carolina, Florida, Georgia and Alabama, provided that the acquisition does not cause the Company to violate the financial ratios and other provisions of the Credit Facility, as evidenced in pro forma projections acceptable to the Company's lenders.

  PURCHASE OBLIGATIONS


     In connection with the purchase of controlling interests in the non-wireline cellular license for the Panama City, Florida MSA, the Company incurred certain purchase obligations which aggregated approximately $7.6 million as of March 31, 1996. These purchase obligations are payable in July 1996.


  ACCOUNTING POLICIES


     For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telephone service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated financial statements as "minority interest share of (income) losses", except for losses in excess of their capital accounts and cash call provisions which are not eliminated in consolidation. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50.0%). From July 26, 1991 through March 31, 1996, the Company had controlling interests in each of its subsidiaries and partnerships. At December 31, 1990 and through July 25, 1991, the Company had a minority interest in the cellular telephone system serving the Panama City, Florida MSA. The Company's investment in this minority interest was recorded at cost as of December 31, 1990, and, therefore, revenues and expenses associated with the Panama City, Florida MSA are not included in the consolidated statements of operations for the period from January 1, 1991 to July 25, 1991.



     Until 1994, the Company had incurred net losses for each fiscal year since inception on a historical basis. For 1994 and 1995 the Company had a net income of $1.7 million and $1.0 million, respectively. The Company had a net loss of $(3.4) million for 1995 on a pro forma basis, adjusted to reflect the effects, as applicable, of the IPO and the Offering (including the application of the net proceeds of the IPO and the estimated net proceeds of the Offering (assuming an offering price of $20 per share) to reduce amounts outstanding under the Credit Facility and related interest expense), the GTE Acquisition, the Proposed Acquisitions and the acquisition of certain minority interests in the Company's cellular telephone systems (assuming each such transaction occurred at the beginning of the period).


     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which is effective for fiscal years beginning after December 15, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to the Company's financial position and results of operations.

     In October 1995, the FASB issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting requirements for stock-based employee compensation plans. The effect of implementing SFAS 123 is expected to be immaterial to the Company's financial position and results of operations.

                                    BUSINESS

GENERAL


     The Company is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1996, the Company provided cellular telephone service to 227,400 subscribers in Florida, Georgia, Alabama and South Carolina in a total of 15 licensed service areas composed of nine MSAs and six RSAs, with an aggregate estimated population of 3.3 million. The Company recently has entered into definitive agreements to acquire cellular telephone systems located in the Georgia-6 RSA Market No. 376(A) and the Georgia-1 RSA Market No. 371(A). If consummated, the Proposed Acquisitions will result in the Company expanding its cellular service in Georgia by approximately 6,222 subscribers (as of March 31, 1996) and by two additional RSAs with an aggregate estimated population of 0.4 million. The Company sells its cellular telephone service as well as a full line of cellular products, services and accessories principally through its network of retail stores. The Company markets all of its products and services under the nationally-recognized service mark CELLULAR ONE.



MARKETS AND SYSTEMS



     The Company's cellular telephone systems serve three distinct markets. The largest of these markets includes 13 contiguous licensed service areas in Georgia, Alabama and South Carolina (which will increase to 15 licensed service areas upon consummation of the Proposed Acquisitions). The Company also has substantial cellular service areas in Fort Myers and Panama City, Florida. The following table sets forth with respect to each service area in which the Company owns (assuming consummation of the Proposed Acquisitions) a cellular telephone system, the estimated population, the Company's beneficial ownership percentage and the Net Pops as of March 31, 1996, and the date of initial operation of such system by the Company or a predecessor operator.



                                                      ESTIMATED          OWNERSHIP                     DATE SYSTEM
                 SERVICE AREA(1)                    POPULATION(2)       PERCENTAGE       NET POPS      OPERATIONAL
                 ---------------                    --------------    -------------      ---------     -----------
Georgia/Alabama
 Albany, GA......................................        117,842            82.7%           97,455         4/88
 Augusta, GA.....................................        434,547           100.0           434,547         4/87
 Columbus, GA....................................        256,783            84.2           216,211        11/88
 Macon, GA.......................................        311,472            98.7           307,423        12/88
 Savannah, GA....................................        279,854            98.2           274,817         3/88
 Georgia-1 RSA(3)................................        217,283           100.0           217,283        10/92
 Georgia-6 RSA(4)................................        196,660            94.4           185,647         4/93
 Georgia-7 RSA...................................        132,550           100.0           132,550         9/91
 Georgia-8 RSA...................................        155,516           100.0           155,516        10/91
 Georgia-9 RSA...................................        118,689           100.0           118,689         9/92
 Georgia-10 RSA..................................        148,207           100.0           148,207        10/91
 Georgia-12 RSA..................................        211,720           100.0           211,720        10/91
 Dothan, AL......................................        135,209            92.1           124,527         2/89
 Montgomery, AL..................................        316,463            91.9           290,829         7/88
 Alabama-8 RSA...................................        169,573           100.0           169,573         7/93
                                                   -------------                         ---------
    Subtotal.....................................      3,202,368                         3,084,994
Fort Myers, FL...................................        375,454            99.0           371,700         8/87
Panama City, FL..................................        142,905            77.9           111,323         9/88
                                                   -------------                         ---------
      Total......................................      3,720,727                         3,568,017
                                                   =============                          ========


- ---------------
(1) Does not include South Carolina-7 RSA and South Carolina-8 RSA where the Company has interim operating authority as a result of the GTE Acquisition. The Company has no subscribers and maintains no cell sites in South Carolina-7 RSA and South Carolina-8 RSA, but instead provides roaming access to its own subscribers and others when they travel in these two service areas, utilizing its existing cell sites in adjacent service areas. Does not include Alabama-5 RSA where the Company has interim operating authority.
(2) Based on population estimates for 1995 from the CACI Sourcebook.
(3) Assumes consummation of the Proposed GA-1 Acquisition.

(4) Assumes consummation of the Proposed GA-6 Acquisition.

  GEORGIA/ALABAMA


     In 1988, the Company acquired controlling interests in the licenses to operate cellular telephone systems in four MSAs (Montgomery and Dothan, Alabama and Columbus and Albany, Georgia). The Company continued to increase its presence in this market by acquiring additional cellular service areas in 1989 (Macon, Georgia MSA), 1992 (Georgia-9 RSA), 1993 (Alabama-8 RSA), 1994 (Georgia-7 RSA, Georgia-8 RSA, Georgia-10 RSA and Georgia-12 RSA) and 1995 (Savannah and Augusta, Georgia MSAs). The Augusta, Georgia MSA includes Aiken County in South Carolina. In 1994, the Company also received interim operating authority from the FCC to provide service in two counties within the southern portion of the Alabama-5 RSA. In 1995, as a result of the GTE Acquisition, the Company received interim operating authority from the FCC to provide service to South Carolina-7 RSA and South Carolina-8 RSA. In the aggregate, this market (excluding the Alabama-5 RSA, South Carolina-7 RSA and South Carolina-8 RSA where the Company has only interim operating authority), now covers a contiguous service area of approximately 31,800 square miles that includes Montgomery, the state capital of Alabama, prominent resort destinations in Jekyll Island, St. Simons Island and Sea Island, Georgia, and over 600 miles of interstate highway, including most of I-95 from Savannah, Georgia to Jacksonville, Florida. The Company collects substantial roaming revenue from cellular telephone subscribers from other cellular telephone systems traveling in this market from nearby population centers such as Atlanta and Birmingham, as well as from vacation and business traffic in the southeastern United States. Due in part to the favorable labor environment, moderate weather and relatively low cost of land, during the last several years there has been an influx of new manufacturing plants in this market. As of March 31, 1996, the Company utilized 130 cell sites in this market (including two cell sites in Alabama-5 RSA), 23 of which were placed in service in 1995 and nine of which became operational in 1996. The Company plans to further improve signal coverage and increase system capacity in this market by adding 36 more cells in fiscal 1996.


  FORT MYERS


     The Company acquired control of the non-wireline cellular telephone system for the Fort Myers, Florida market in 1988. The Fort Myers market is a significant resort center, attracting both vacation and business travelers on a year-round basis. This market also benefits from the growth and popularity of other cities in southwest Florida, such as Naples and Sarasota. In addition, the Fort Myers airport has recently been designated an international port of entry, thereby increasing the area's potential for international commerce and transit. The Company collects substantial roaming revenue in this market from subscribers from other cellular telephone systems who visit Fort Myers. As of March 31, 1996, the Company utilized 18 cell sites in this market, three of which were added in 1995. The Company plans to further improve signal coverage and increase capacity in this market by adding six cell sites in fiscal 1996.


  PANAMA CITY


     The Company acquired control of the non-wireline cellular license for the Panama City, Florida market in 1991. The Company collects substantial roaming revenue in this market from subscribers from other cellular telephone systems who visit Panama City, a popular spring and summer vacation destination. As of March 31, 1996, the Company utilized 10 cell sites in this market, two of which were added in 1995 and one of which was added in 1996. The Company plans to add one additional cell site in this market in fiscal 1996.


STRATEGY

     The Company's four strategic objectives are to: (1) expand its regional wireless communications presence by selectively acquiring additional interests in cellular telephone systems (including minority interests), (2) expand its revenue base by increasing penetration in existing service areas and encouraging greater usage among its existing customers, (3) provide high-quality customer service to create and maintain customer loyalty and (4) enhance performance by aggressively pursuing opportunities to increase operating efficiencies.

  GROWTH THROUGH ACQUISITIONS

     ACQUISITIONS OF NEW SYSTEMS. The Company has developed its business through the acquisition and integration of cellular telephone systems within its three market areas, evidenced most recently in the Georgia and GTE Acquisitions. The Company believes that, based upon its experience with acquisitions and the likelihood of continued consolidation within the cellular telephone industry, it is well positioned to continue to expand its markets through acquisitions of cellular telephone systems, such as with the Proposed Acquisitions.


     ACQUISITIONS OF MINORITY INTERESTS. The Company has a controlling interest in each of the 15 licensed cellular service areas in which it operates. There are, however, minority interests in eight of these service areas, ranging from approximately 1.0% to 22.1%, which the Company would consider acquiring if the minority holders were to express an interest in liquidating their investments. During 1992 through 1995, the Company increased its holdings by purchasing minority interests in its existing cellular telephone systems for an aggregate purchase price of approximately $9.1 million. During the three-month period ended March 31, 1996, the Company acquired additional minority interests in four of its MSAs for an aggregate purchase price of $0.7 million.


  REVENUE GROWTH IN EXISTING SERVICE AREAS

     INCREASED PENETRATION. The Company utilizes a broad-based, multimedia marketing strategy designed to enhance public awareness of and demand for its cellular telephone services. The Company also uses a variety of targeted pricing plans, subsidized phone sales and conveniently located retail stores to attract new subscribers in the increasingly segmented wireless marketplace.

     INCREASED REVENUES FROM ADDITIONAL FEATURE SERVICES. The Company seeks to increase cellular telephone revenue among its existing customers through the offering of additional, customized features and services which encourage greater cellular telephone usage.

  CUSTOMER SERVICE

     An important aspect of the Company's effort to differentiate itself from its competitors is its focus on providing high-quality customer service in order to create and maintain customer loyalty. In this regard, the Company seeks to control all major points of contact with new and existing customers by utilizing an in-house direct sales and marketing staff along with a network of Company-owned, retail CELLULAR ONE stores. The Company generally does not utilize agents to enlist new subscribers or provide service to existing accounts. The Company believes that, by controlling its distribution channels, it is better able to target desirable customers and ensure their continuing satisfaction through implementation of such practices as utilization of sound and consistent credit policies in the customer approval process, linkage of sales commissions to subscriber retention, initiation of effective post-sale contacts with new subscribers and maintenance of reliable cellular telephone systems and ongoing customer service.

  OPERATING EFFICIENCIES

     ECONOMIES OF SCALE. The Company believes that, by operating clusters of cellular telephone systems within a region, it realizes significant cost savings through economies of scale, such as central switching capacities (where one MTSO serves multiple cellular service areas), reduced landline leasing costs through utilization of a microwave network that connects cellular switching equipment to multiple cell sites, reduced roaming fees paid to adjacent cellular service providers and centralized marketing, purchasing and administrative functions.

     LOW CUSTOMER ACQUISITION COSTS. The Company seeks to maintain a low cost to add a new subscriber by minimizing its rate of subscriber churn and controlling costs through its utilization of an in-house direct sales and marketing staff. The Company believes its cost to add a net subscriber continues to be among the lowest in the cellular telephone industry.

     NATIONAL BRAND RECOGNITION. The Company seeks to leverage the significant national advertising exposure provided by Cellular One Group's support of the CELLULAR ONE service mark to attract new customers while maintaining advertising expenditures at a lower level than the Company believes would be required if it marketed its services under a local service mark.

OPERATIONS

  GENERAL


     The Company has concentrated its efforts on creating an integrated network of cellular telephone systems in the southeastern United States, principally to date in Florida, Georgia and Alabama. At March 31, 1996, the Company provided cellular telephone service to 227,400 subscribers in its three market areas in a total of 15 licensed service areas composed of nine MSAs and six RSAs. If consummated, the Proposed Acquisitions will result in the Company expanding its cellular service by approximately 6,222 subscribers in Georgia and adding two RSAs with an aggregate estimated population of 0.4 million. Through its participation in the NACN, the Company is able to offer seven-digit dialing access to its subscribers when they travel outside the Company's service areas, providing them with convenient call delivery throughout large areas of the United States, Canada, Mexico and Puerto Rico currently served by other NACN participants.


     The following table sets forth information, at the dates indicated, regarding the Company's subscribers, penetration rate, cost to add a net subscriber, average monthly churn rate and average monthly service revenue per subscriber.

                                                 AT DECEMBER 31,                                     AT MARCH 31,
                             -------------------------------------------------------     -------------------------------------
                              1991       1992       1993       1994(1)      1995(2)        1995          1996          1996
                             -------    -------    -------    ----------    --------     ---------     ---------     ---------
                                                                                                                        PRO
                                                                                                                     FORMA(3)
Subscribers(4)..............  22,536     37,209     65,761      117,224      211,985       128,661       227,400       233,622
Penetration(5)..............    1.45%      2.20%      3.48%        4.58%        6.41%         5.01%         6.88%         6.28%
Cost to add a net
  subscriber(6)............. $   405    $   283     $  203     $    247     $    276      $    315      $    357      $    369
Average monthly churn
  rate(7)...................    2.49%      1.69%      1.37%        1.55%        1.55%         1.51%         1.51%         1.53%
Average monthly service
  revenue per
  subscriber(8)............. $ 78.81    $ 68.30     $62.69     $  60.02     $  56.68      $  56.64      $  52.10      $  52.95


- ---------------

(1) Includes the Georgia Acquisition. At December 31, 1994, the Georgia Partnerships' Estimated Population, Net Pops, Subscribers and Penetration were 640,624, 640,624, 12,140 and 1.90%, respectively. For the two months ended December 31, 1994, the Georgia Partnerships' Cost to add a net subscriber, Average monthly churn rate and Average monthly service revenue per subscriber were $322, 3.21% and $74.56, respectively.
(2) Includes the GTE Acquisition, which occurred on December 1, 1995. At December 31, 1995, the GTE Companies' Estimated Population, Net Pops, Subscribers and Penetration were 714,401, 708,524, 34,904 and 4.89%, respectively. For the one month ended December 31, 1995, the GTE Companies' Average monthly churn rate and Average monthly service revenue per subscriber were 5.40% and $58.04, respectively.

(3) Adjusted to reflect the Proposed Acquisitions (assuming each such acquisition occurred at the beginning of the period). For the three months ended March 31, 1996, Horizon's Cost to add a net subscriber, Penetration, Average monthly churn rate and Average monthly service revenue per subscriber for Georgia-6 RSA were $577, 2.46%, 1.85% and $92.07, respectively. For the three months ended March 31, 1996, USCOC's Cost to add a net subscriber, Penetration, Average monthly churn rate and Average monthly service revenue per subscriber for Georgia-1 RSA were $1,098, 0.63%, 4.23% and $188.39, respectively.

(4) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected. Amounts at December 31, 1991, 1992 and 1993 include the subscribers in the Alabama-7 RSA where the Company had interim operating authority from June 4, 1991 through July 1, 1994. The number of subscribers served in the Alabama-7 RSA was 335, 955 and 2,576 at December 31, 1991, 1992 and 1993, respectively. In 1994, the Company entered into an agreement to sell the accounts of its subscribers in the Alabama-7 RSA to the third party licensee of this RSA.


(Footnotes continued on following page)

(Footnotes continued from previous page)


(5) Determined by dividing the aggregate number of subscribers by the estimated population.

(6) Determined for the 12-month period ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (including the pro forma three months ended March 31, 1996) by dividing (i) the amount of all costs of sales and marketing, including salaries, commissions and employee benefits paid to all sales and marketing personnel, travel and accommodations, meals and entertainment expenses incurred by sales and marketing personnel, training and education of such personnel, all advertising and promotional expenses (including cash or trade), agent commissions, credit reference expenses, losses on cellular telephone sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges for such period including fees paid for use of the "CELLULAR ONE" service mark, by (ii) the net subscribers added during such period. Cost to add a net subscriber does not include engineering and technical expenses, interconnect charges or general and administrative expenses.


(7) Determined for the 12-month periods ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (including the pro forma three months ended March 31, 1996) by dividing total subscribers discontinuing service during such period by the average subscribers for such period (beginning subscribers plus ending subscribers, divided by two), and dividing that result by the number of months in such period.


(8) Determined for the 12-month periods ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (including the pro forma three months ended March 31, 1996) by dividing the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by average subscribers for such period (the sum of the number of subscribers at the beginning of each month in such period divided by the number of months in such period), and dividing that result by the number of months in such period.


  SUBSCRIBERS AND SYSTEM USAGE


     The Company's subscribers have increased from 15,538 at January 1, 1991 to 227,400 at March 31, 1996. Reductions in the cost of cellular telephone services and equipment at the retail level have led to an increase in cellular telephone usage by general consumers for non-business purposes. In addition, the Company believes that several categories of its subscribers will develop requirements for specialized cellular applications, such as packet-switching technology. As a result, the Company believes that there is an opportunity for significant growth in each of its existing service areas. The Company will continue to seek to broaden its subscriber base for basic cellular telephone services as well as to increase its offering of customized services. The sale of custom calling features typically results in increased usage of cellular telephones by subscribers, thereby further enhancing revenues. In 1995 and for the three months ended March 31, 1996, cellular telephone service revenues represented 92.2% and 94.3%, respectively, of the Company's total revenues, with equipment sales and installation representing the balance.


  MARKETING


     The Company markets all of its products and services under the name CELLULAR ONE. See "-- Service Marks". At April 26, 1996, CELLULAR ONE, the first national brand name in the cellular telephone industry, was utilized by cellular operators in over 533 service areas with a combined estimated population of 192 million. The national advertising campaign conducted by Cellular One Group enhances the Company's advertising exposure at a fraction of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside the Company's service areas and with potential new subscribers moving into the Company's service areas. In addition, travelers who subscribe to CELLULAR ONE service in other markets may be more likely to use the Company's service when they travel in the Company's service areas. Cellular telephones of non-wireline subscribers are either programmed to select the non-wireline carrier (such as the Company) when roaming, unless the non-wireline carrier in the roaming area is not yet operational, or the subscriber dials a special code or has a cellular telephone equipped with an "A/B" (non-wireline/wireline) switch and selects the wireline carrier.

     Through its membership in NACN and other special networking arrangements, the Company provides extended regional and national service to subscribers in this market, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes. This service distinguishes the Company's call delivery features from those of many of its competitors.


     The Company's marketing strategy is designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate lower than average deactivations and delinquent accounts, while simultaneously maintaining a low cost of adding net subscribers. Management has implemented its marketing strategy by training and compensating its sales force in a manner designed to stress the importance of high penetration levels and minimum costs per net subscriber addition. The Company's sales staff has a two-tier structure. A retail sales force handles walk-in traffic, and a targeted sales staff solicits certain industries and government subscribers. The Company's management believes that its internal sales force is more likely to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company's use of an internal sales force keeps marketing costs low, both directly because commissions are lower, and indirectly because subscriber retention is higher than when using independent agents. For 1995 and the three months ended March 31, 1996, the Company's cost to add a net subscriber was $276 and $357, respectively. The Company believes its cost to add a net subscriber continues to be among the lowest in the cellular telephone industry, principally because of its in-house direct sales and marketing staff.


     The Company also maintains its low churn rate through an after-sale telemarketing program implemented through its sales force and a telemarketing service specializing in cellular customer services. This program not only enhances customer loyalty, which reduces churn, but also increases add-on sales and customer referrals. The telemarketing program allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.


     The Company's sales force works principally out of retail stores in which the Company offers its cellular products and services. As of March 31, 1996, the Company maintained 31 retail stores and four offices, 30 in the Georgia/Alabama service areas, four in Fort Myers, Florida and one in Panama City, Florida. Retail stores, which range in size up to 11,000 square feet, are fully equipped to handle customer service and the sale of cellular services, telephones and accessories. Ten of the newer and larger stores are promoted by the Company as "Superstores", eight of which are located in the Company's Georgia/Alabama service areas, one of which is located in the Fort Myers, Florida service area, and one in the Panama City, Florida service area. Each Superstore has an authorized warranty repair center and provides cellular telephone installation and maintenance services. Most of the Company's larger markets currently have at least one Superstore and the Company plans to open Superstores in all of its larger markets. In addition, to enhance convenience for its customers, the Company has begun to open smaller stores in locations such as shopping malls. During the three months ended March 31, 1996, the Company remodeled one Superstore in the Georgia/Alabama service area. During the remainder of 1996, the Company plans to open one additional store in its Georgia/Alabama service area and will remodel or relocate five retail stores, including the relocation of one retail store to a Superstore. In addition, the Company plans to relocate one administrative office to an existing retail location. In 1996, the Company plans to open three new retail stores and relocate one store in its Ft. Myers service area. The Company's stores provide subscriber-friendly retail environments -- extended hours, a large selection of phones and accessories, an expert sales staff and convenient locations -- which make the sales process quick and easy for the subscriber.


  PRODUCTS AND SERVICES

     In addition to providing high-quality cellular telephone service in each of its markets, the Company also offers various custom-calling features such as voicemail, call forwarding, call waiting, three-way conference calling and no answer and busy transfer. Several rate plans are presented to prospective subscribers so that they may choose the plan that will best fit their expected calling needs. Generally, these rate plans include a high user plan, a medium user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, per minute usage charges and additional charges for custom-calling features in a package that offers value to the subscriber while enhancing airtime use and revenues for the Company. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and service pricing is maintained to ensure the Company's competitiveness. As appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace.

     The following table sets forth a breakdown of the Company's revenues from the sale of its services and equipment for the periods indicated.

                                                                                                   THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                                             MARCH 31,
                  ----------------------------------------------------------------    ---------------------------------------------
                    1991     1992      1993     1994(1)     1995(2)        1995           1995            1996            1996
                  -------   ------    ------   --------   ----------   -------------  ------------     -----------   --------------
                                                                   PRO FORMA(3)                                     PRO FORMA(4)
                                      (IN THOUSANDS)               -------------                                   --------------
Service
 revenue:
  Access
    and
    usage(5)...  $ 11,378 $ 16,305 $ 25,929  $ 45,175   $  72,816     $  91,904         $   15,306      $   26,284      $26,947
  Roaming(6)...     3,595    4,561    6,165     9,928      16,551        21,000              3,457           5,036        5,744
  Long
  distance(7)...    1,094    1,361    1,770     2,927       4,418         6,767                958           1,690        1,890
  Other(8)...         512      790    1,309     2,991       2,901         4,002                687             846          916
                 -------- -------- --------  --------   ---------  ------------      -------------    ------------   ----------
Total
  service
revenue..        $ 16,579 $ 23,017 $ 35,173  $ 61,021   $  96,686     $ 123,673         $   20,408      $   33,856      $35,497
Equipment
  sales
  and
  installa-
    tion(9)...      3,532    4,284    6,285     7,958       8,220         9,285              1,966           2,035        2,096
                 -------- -------- --------  --------   ---------  ------------      -------------    ------------   ----------
 Total...        $ 20,111 $ 27,301 $ 41,458  $ 68,979   $ 104,906     $ 132,958         $   22,374      $   35,981      $37,593
                 ======== ======== ========  ========   =========  ============      =============    ============   ==========


- ---------------

(1) Includes the Georgia Acquisition from the date of purchase, which occurred on October 31, 1994.
(2) Includes the GTE Acquisition from the date of purchase, which occurred on December 1, 1995.

(3) Adjusted to reflect the pro forma effects of the GTE Acquisition and the Proposed Acquisitions (assuming each such transaction occurred at the beginning of the period). For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and notes thereto included in this Prospectus.


(4) Adjusted to reflect the pro forma effects of the Proposed Acquisitions (assuming each such transaction occurred at the beginning of the period). For information relating to pro forma assumptions and adjustments, see the Pro Forma Financial Statements and notes thereto included in this Prospectus.


(5) Access and usage revenues include monthly access fees for providing service and usage fees based on per minute usage rates.


(6) Roaming revenues are fees charged for providing services to subscribers of other cellular telephone systems when such subscribers or "roamers" place or receive a telephone call within one of the Company's service areas.


(7) Long distance revenue is derived from long distance telephone calls placed by the Company's subscribers.


(8) Other revenue includes, among other things, connect fees charged to subscribers for initial activation on the cellular telephone system and fees for feature services such as voicemail, call forwarding and call waiting.


(9) Equipment sales and installation revenue includes revenue derived from the sale of cellular telephones and fees for the installation of such telephones.



     Reciprocal agreements between each of the Company's cellular telephone systems and the cellular telephone systems of other operators allow their respective subscribers to place calls in most cellular service areas throughout the country. Roamers are charged usage fees which are generally higher than a given cellular telephone system's regular usage fees, thereby resulting in a higher profit margin on roaming revenue. Roaming revenue is a substantial source of incremental revenue for the Company. For the three months ended March 31, 1996, roaming revenue accounted for 14.9% of the Company's service revenues and 14.0% of the Company's total revenue. This level of roaming revenue is due in part to the fact that both of the Company's markets in Florida are regional shopping and vacation destinations and a number of the Company's cellular telephone systems in the Georgia and Alabama market are located along major interstate travel corridors.


     In order to develop the market for cellular telephone service, the Company provides retail distribution of cellular telephones and maintains inventories of cellular telephones. The Company negotiates volume discounts for the purchase of cellular telephones and, in many cases, passes such discounts on to its customers. The Company believes that earning an operating profit on the sale of cellular telephones is of secondary importance to offering cellular telephones at competitive prices to potential subscribers. To respond to competition and to enhance subscriber growth, the Company has historically sold cellular telephones below cost.


     The Company is currently developing several new services which it believes will provide additional revenue sources. Packet-switching technology will allow data to be transmitted much more quickly and efficiently than the current circuit-switching technology. Packet-switching uses the intervals between voice traffic on cellular channels to send packets of data instead of tying up dedicated cellular channels. The packets of information, which may be transmitted using several different channels, are subsequently reassembled and directed to the correct party at the receiving end. It is expected that the development of this technology will make it possible for cellular carriers to offer a broad range of cost-effective wireless data services, including facsimile and electronic mail transmissions, point-of-sale credit authorizations, package tracking, remote meter reading, alarm monitoring and communications between laptop computer units and local area computer networks or other computer databases. During 1996, the Company began offering data transmission services using packet-switching technology in some of its markets during 1996. In addition, the Company expects to begin to implement the use of microcells during 1996. Microcells are low powered transmitters, typically constructed on a pole or the roof of a building, which provide reduced radius service within a specific area, such as large office buildings, underground facilities or areas shielded by topographical obstructions. Microcell service could be used, for instance, to provide wireless service within an office environment that was also integrated with wireless service to the home.


  CUSTOMER SERVICE

     The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each cellular service area handles its own customer-related functions such as credit evaluation, customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to better service customers, schedule installations and repairs and monitor the technical quality of the cellular service areas.

     In addition, subscribers are able to report cellular telephone service or account problems to the Company 24 hours a day. Through the use of sophisticated monitoring equipment, technicians at the Company's headquarters are able to monitor the technical performance of its service areas.

     To ensure high-quality service, Cellular One Group authorizes a third-party marketing research firm to perform customer satisfaction surveys of each of its licensees. Licensees must achieve a minimum customer satisfaction level in order to be permitted to continue using the CELLULAR ONE service mark. In 1995, the Company was awarded the #1 MSA and #1 RSA rankings in CELLULAR ONE's National Customer Satisfaction Survey. The Company has held number one rankings in three out of the last four years. The Company believes it has achieved this first place rating through effective implementation of its direct sales and customer service support strategy.

     The Company has implemented a new software package to combat cellular telephone service fraud. This new software system can detect counterfeit cellular telephones while they are being operated and enables the Company to terminate service to the fraudulent user of the counterfeit cellular telephone. The Company also helps protect itself from fraud with pre-call customer validation and subscriber profiles specifically designed to combat the fraudulent use of subscriber accounts.

  NETWORKS

     The Company strives to provide its subscribers with virtually seamless coverage throughout its three market areas, thereby permitting subscribers to travel freely within this region and have their calls and custom calling features, such as voicemail, call waiting and call forwarding, follow them automatically without having to notify callers of their location or to rely on special access codes. The Company has been able to offer virtually seamless coverage in this area by implementing a switch interconnection plan to MTSOs located in adjoining markets. The Company's equipment is built by NORTEL, formerly Northern Telecom, Inc. ("NTI"), and interconnection between MTSOs has been achieved using NTI's internal software and hardware.

     Through its participation in NACN since 1992 and other special networking arrangements, the Company has pursued its goal of offering seamless regional and national cellular service to its subscribers. NACN is the largest wireless telephone network system in the world -- linking non-wireline cellular operators throughout the United States and Canada. Membership in NACN has aided the Company in integrating its cellular telephone systems within its region, and has permitted the Company to offer cellular telephone service to its subscribers throughout a large portion of the United States and Canada. NACN has provided the Company with a number of distinct advantages: (i) lower costs for roaming verification, (ii) increased roaming revenue, (iii) more efficient roaming service and (iv) integration of the Company's markets with 4,600 cities in more than 40 states in the United States, Canada, Mexico and Puerto Rico.

  SYSTEM DEVELOPMENT AND EXPANSION

     The Company develops its service areas by adding channels to existing cell sites and by building new cell sites. Such development is done for the purpose of increasing capacity and improving coverage in direct response to projected subscriber demand. Projected subscriber demand is calculated for each cellular service area on a cell by cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 2.0% (percentage of calls that are not connected on first attempt at peak usage time during the day).

     The following table sets forth, by market, at the dates indicated, the number of the Company's operational cell sites.

                                                                     AT DECEMBER 31,
                                            -----------------------------------------------------------------
                                            1991     1992     1993    1994(1)      1995(6)      1996(2)(8)
                                            ----     ----     ----   --------     ---------    --------------
Georgia/Alabama..........................    21(3)    28(4)    39(4)     70(5)        121(6)        166(7)
Fort Myers, FL...........................     8        9       13        15            18            24
Panama City, FL..........................     3        4        7         7             9            11
                                                                         --
                                            ---      ---      ---       ---         -----         -----
     Total...............................    32(3)    41(4)    59(4)     92(5)        148(6)        201(7)
                                            ===      ===      ===       ===         =====         =====

- ---------------
(1) Includes the Georgia Acquisition.
(2) Projected.
(3) Includes one cell site in the Alabama-7 RSA where the Company had interim operating authority from June 4, 1991 through June, 1994.
(4) Includes two cell sites in the Alabama-7 RSA where the Company had interim operating authority from June 4, 1991 through June, 1994.
(5) Includes one cell site in the Alabama-5 RSA where the Company has interim operating authority for two counties of such RSA.
(6) Includes two existing cell sites in the Alabama-5 RSA where the Company has interim operating authority for two counties of such RSA and 28 existing cell sites that were purchased in the GTE Acquisition.
(7) Includes one additional cell site in the Alabama-5 RSA and two cell sites in the South Carolina-8 RSA.

(8) Excludes 18 existing and three new cell sites planned for the Georgia-1 and Georgia-6 RSAs, pending consummation of the Proposed Acquisitions.



     The Company estimates that in 1995, the capacity of its existing cellular telephone systems increased 80.7%. During 1995, the Company spent approximately $31.0 million and, based on projected growth in subscriber demand, expects to spend approximately $30.0 million in 1996 in order to build out its cellular service areas, install an additional microwave network and implement certain digital radio technology. In addition to the 10 new cell sites made operational during the first quarter of 1996, the Company plans to construct 43 additional cell sites with respect to its existing cellular systems during 1996 to meet projected subscriber demand and improve the quality of service. Cell site expansion is expected to enable the Company to continue to add subscribers, enhance use of its cellular telephone systems by existing subscribers, increase services used by subscribers of other cellular telephone systems due to the larger geographic area covered by the cellular telephone network and further enhance the overall efficiency of the network. The Company believes that the increased cellular telephone coverage will have a positive effect on market penetration and subscriber usage.



     Microwave networks enable the Company to connect switching equipment and cell sites without making use of local landline telephone carriers, thereby reducing or eliminating fees paid to landline carriers. During 1995, the Company spent approximately $1.5 million to build additional microwave connections between Dothan and Montgomery, Alabama, and Brunswick and Savannah, Georgia, and to complete a network in Fort Myers, Florida. The Company recently completed a fiber optic network between Dothan, Alabama and Panama City, Florida, at the cost of approximately $2.6 million. The operation of this fiber optic network will result in significant savings to the Company in the future by the substantial reduction or elimination of fees paid to landline carriers. In addition, this network will provide the Company with excess capacity to lease to third parties or trade for alternate fiber optic routes. The fiber network is being tested and is expected to be operational presently.


  ACQUISITIONS


     The Company also continues to evaluate expansion through acquisitions of both (i) other cellular properties located in Florida, Georgia, Alabama and South Carolina that will further enhance its network and (ii) minority interests in its existing cellular properties. On October 31, 1994, the Company acquired the cellular telephone systems of the Georgia Partnerships for an aggregate purchase price of $91.7 million. See "The Company". On December 1, 1995, the Company acquired the GTE Companies for an aggregate purchase price of $158.4 million. See "The Company". On March 22, 1996, the Company entered into a definitive agreement to acquire the cellular telephone system of Horizon for a purchase price of $35 million, subject to certain adjustments. On April 23, 1996 the Company entered into a definitive agreement to acquire the cellular telephone system of USCOC for a purchase price of $31.5 million, subject to certain adjustments. In 1993 through 1995, the Company acquired minority interests in three, six and six MSAs, respectively, and during the three months ended March 31, 1996, the Company acquired minority interests in four MSAs. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, geographic proximity to existing service areas, traffic patterns, cell site coverage and required capital expenditures.


  DIGITAL CELLULAR TECHNOLOGY

     Over the next decade, it is expected that cellular telephones will gradually convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as Los Angeles, New York and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages over analog technology, including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years. The exact timing and overall costs of such conversion are not yet known.


     The Company is in the process of upgrading its cellular telephone systems from analog to digital technology and provides digital cellular telephone service in most of its cellular telephone markets to roamers. The implementation of digital technology will be fundamentally directed by subscriber demand for secure and confidential communications, the introduction of new cellular telephone services such as message waiting and calling line identification, and the delivery of data communications. Where cell sites are not yet at their maximum capacity of radio channels, the Company is adding digital channels to the network incrementally based on the relative demand for digital and analog channels. Where cell sites are at full capacity, analog channels are being removed and redeployed to expand capacity elsewhere within the network and replaced in such cell sites by digital channels. The implementation of digital cellular technology over a period of several years will involve modest incremental expenditures for switch software and possible significant cost reductions as a result of reduced purchases of radio channels and a reduced requirement to split existing cells. However, as indicated above, the extent of any implementation of digital radio channels and the amount of any cost savings ultimately to be derived therefrom will depend primarily on subscriber demand. In the ordinary course of business, equipment upgrades at the cell sites have involved purchasing dual mode radios capable of using both analog and digital technology.

     The benefits of digital radio channels can only be achieved if subscribers purchase cellular telephones that are capable of transmitting and receiving digital signals. Currently, such telephones are more costly than analog telephones. The widespread use of digital cellular telephones is likely to occur only over a substantial period of time and there can be no assurance that this technology will replace analog cellular telephones. In addition, since most of the Company's existing subscribers currently have cellular telephones that exclusively utilize analog technology, it will be necessary to continue to support, and if necessary increase, the number of analog radio channels within the network for many years.

COMPETITION

     The cellular telephone service industry in the United States is highly competitive. Cellular telephone systems compete principally on the basis of services and enhancements offered, the technical quality of the cellular system, customer service, coverage capacity and price. The Company's primary competition in each of its service areas is the other cellular licensee -- the wireline carrier. The table below lists the wireline competitor in each of the Company's existing service areas:

                                                                       WIRELINE
                       MARKET                                         COMPETITOR
- ----------------------------------------------------    --------------------------------------
Georgia/Alabama
  Albany, GA........................................    ALLTEL
  Augusta, GA.......................................    ALLTEL
  Columbus, GA......................................    Public Service Cellular
  Macon, GA.........................................    BellSouth
  Savannah, GA......................................    ALLTEL
  Georgia-7 RSA.....................................    Cellular Plus and BellSouth(1)
  Georgia-8 RSA.....................................    ALLTEL
  Georgia-9 RSA.....................................    ALLTEL and Public Service Cellular(1)
  Georgia-10 RSA....................................    Cellular Plus and ALLTEL(1)
  Georgia-12 RSA....................................    ALLTEL
  Dothan, AL........................................    360 degrees Communications Company
                                                          (formerly Sprint Cellular)
  Montgomery, AL....................................    ALLTEL
  Alabama-8 RSA.....................................    ALLTEL and Intercel(1)
Fort Myers, FL......................................    GTE Mobilnet
Panama City, FL.....................................    360 degrees Communications Company
                                                          (formerly Sprint Cellular)

- ---------------
(1) The wireline service area has been subdivided into two service areas by the purchasers of the authorization for the RSA.

     The Company believes that its technological expertise, emphasis on customer service, large coverage area, and development of new products and services make it a strong competitor with the wireline carrier in each of its service areas. The Company also faces competition from other existing communications technologies such as conventional mobile telephone service, SMR and ESMR systems and paging services. ESMR is a "cellular-like" communications service supplied by converting analog

SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide call delivery networks. The Company will also face competition from PCS. PCS is a digital, wireless communications system supported by high-density call transmitters. Broadband PCS, when fully implemented, will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS subscribers could have dedicated personal telephone numbers and would communicate using small digital radio handsets that could be carried in a pocket or purse. At such time as either ESMR or broadband PCS systems are constructed in the Company's cellular service areas, these multi-site configuration systems are expected to offer interconnected mobile telephone service which would compete with the Company's cellular telephone service.


     The FCC has promulgated rules for the licensing of operators to provide ESMR and broadband PCS services. The FCC has licensed current SMR operators to construct ESMR systems on existing SMR frequencies in many major metropolitan areas throughout the United States. The FCC also has allocated 120 MHz of spectrum for licensed broadband PCS and has decided to offer over 2,000 licenses for broadband PCS use in separate competitive bidding auctions. The allocations for licensed PCS services are split into six blocks of frequencies -- blocks "A" and "B" being two 30 MHz allocations for each of the 51 MTAs throughout the United States; block "C" being one 30 MHz allocation in each of 493 BTAs in the United States; and blocks "D", "E" and "F" being three 10 MHz allocations in each of the BTAs. The FCC concluded the auction of broadband PCS frequency blocks "A" and "B" and issued PCS licenses to operators in each of the 51 MTAs. The winning bidders for PCS Blocks "A" and "B" for the Atlanta MTA were AT&T Wireless PCS, Inc. and GTE Macro Communications Corp. ("GTE"), respectively. Subsequent to the auction, GTE sold its license for the PCS block B spectrum for the Atlanta MTA to Powertel PCS Partners L.P. The Atlanta MTA includes the following cellular markets of the Company: Columbus, Georgia MSA, Macon, Georgia MSA, Albany, Georgia MSA, Georgia-7-10 RSAs and a portion of the Georgia-12 RSA. The winning PCS blocks "A" and "B" bidders for the Birmingham MTA were Wireless Co., L.P. and Powertel PCS Partners, L.P., respectively. The Birmingham MTA includes the following cellular markets of the Company: Montgomery, Alabama MSA, Dothan, Alabama MSA and Alabama-8 RSA. The winning bidders for PCS blocks "A" and "B" for the Jacksonville, Florida MTA were Powertel PCS Partners, L.P. and PCS Primeco, L.P., respectively. The Jacksonville, Florida MTA includes the following cellular markets of the Company: Panama City, Florida MSA and a portion of the Georgia-12 RSA. The winning bidders for PCS blocks "A" and "B" for the Miami, Florida MTA were Wireless Co., L.P. and PCS Primeco, L.P., respectively. The Miami, Florida MTA includes the Company's Fort Myers, Florida MSA cellular market.

     The second broadband PCS auction, which concluded on May 6, 1996, involved PCS frequency block "C" in each of 493 BTAs. The winning bidders in BTAs which cover all or portions of the Company's MSA and RSA cellular markets are as follows:

  CELLULAR MARKET       BTA NO.                BTA AUCTION WINNER
- --------------------    --------    -----------------------------------------
Dothan, AL MSA           BTA 115    Enterprise Communications Partnership
Montgomery, AL MSA       BTA 305    Central Alabama Partnership, L.P. 132
Alabama-8 RSA            BTA  92    R&S PCS, Inc.
                         BTA 305    Central Alabama Partnership, L.P. 132
                         BTA 334    Enterprise Communications Partnership
Ft. Myers, FL MSA        BTA 151    GWI PCS, Inc.
Panama City, FL MSA      BTA 340    Southeast Wireless Communications, L.P.
Albany, GA MSA           BTA   6    Enterprise Communications Partnership
Augusta, GA MSA          BTA  26    Southern Wireless, L.P.
Columbus, GA MSA         BTA  92    R&S PCS, Inc.
Macon, GA MSA            BTA 271    Georgia Independent PCS Corporation
Savannah, GA MSA         BTA 410    Savannah Independent PCS Corporation
Georgia-RSA 7            BTA 271    Georgia Independent PCS Corporation
Georgia-RSA 8            BTA  26    Southern Wireless, L.P.
                         BTA 410    Savannah Independent PCS Corporation
Georgia-RSA 9            BTA   6    Enterprise Communications Partnership
                         BTA  92    R&S PCS, Inc.
Georgia-RSA 10           BTA   6    Enterprise Communications Partnership
                         BTA 271    Georgia Independent PCS Corporation
Georgia-RSA 12           BTA  58    KMTel, L.L.C.
                         BTA 410    Savannah Independent PCS Corporation


     PCS broadband frequency block "C" and "F" are referred to as the "Entrepreneurs' Block". The auction of the Entrepreneurs' Block frequencies is limited to companies with annual gross revenues of less than $125.0 million. Frequency blocks "D" and "E" are two 10 MHz allocations in each of the 493 BTAs. The auction of blocks "D", "E" and "F" is expected to take place during the third quarter of 1996. The FCC generally will allow current cellular providers to obtain licenses for only 10 MHz of PCS spectrum within their current cellular service areas, although cellular providers are eligible for licenses for other PCS spectrum outside their cellular service areas; however, there is currently pending, before the FCC, a proposed rulemaking to allow cellular carriers to obtain up to 20 MHz of PCS spectrum in their current cellular service areas. The Company presently intends to participate in the FCC auction of broadband PCS frequencies. The Company's primary objective is to supplement its existing spectrum capacity and, as a result, the Company intends to focus its bidding on PCS frequencies in areas currently served by or adjacent to its cellular operations. The Company may borrow up to $10.0 million under the Credit Facility, subject to certain conditions and restrictive covenants, to fund downpayments for and interest payments on the acquisition of licenses for broadband 10 MHz PCS frequency block "F" spectrum in the upcoming FCC auction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility".


     In addition, the FCC has allocated radio frequencies and established rules to govern a mobile satellite service in which transmissions from mobile units to satellites would augment or replace transmissions to land-based stations. Although such a system is designed primarily to serve remote areas and is subject to transmission delays inherent in satellite communications, a mobile satellite system could augment or replace communications with segments of land-based cellular systems. Based on current technologies, however, satellite transmission services are not expected to be competitively priced with cellular telephone services.

SERVICE MARKS


     CELLULAR ONE is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, Inc., together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. The Company uses the CELLULAR ONE service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). In 1995 and the three months ended March 31, 1996, the Company paid $178,000 and $59,200, respectively, in licensing and advertising fees under these agreements. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require the Company to provide cellular telephone service to its customers, and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. The Company's customer satisfaction ratings have consistently far exceeded this required minimum. The licensing agreements which the Company has entered into are for original five-year terms expiring on various dates ranging from July 1996 to March 1998. These agreements may be renewed at the Company's option for three additional five-year terms.


REGULATION

     As a provider of cellular telephone services, the Company is subject to extensive regulation by the federal government.

     The licensing, construction, operation, acquisition and transfer of cellular telephone systems in the United States are regulated by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules governing the construction and operation of cellular telephone systems and licensing and technical standards for the provision of cellular telephone service ("FCC Rules"). For cellular licensing purposes, the United States is divided into MSAs and RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal blocks designated as Block A and Block B. Block A licenses were initially reserved for non-wireline companies, such as the Company, while Block B licenses were initially reserved for entities affiliated with a local wireline telephone company. Under current FCC Rules, a Block A or Block B license may be transferred with FCC approval without restriction as to wireline affiliation, but generally, no entity may own any substantial interest in both systems in any one MSA or RSA. The FCC may prohibit or impose conditions on sales or transfers of licenses.

     Initial operating licenses are generally granted for terms of up to 10 years, renewable upon application to the FCC. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. The Company's cellular licenses expire in the following years with respect to the following number of service areas: 1996 (two); 1997 (four); 1998 (three); 2001 (five); and 2002 (one). The FCC has issued a decision confirming that current licensees will be granted a renewal expectancy if they have complied with their obligations under the Communications Act during their license terms and provided substantial public service. A potential challenger will bear a heavy burden to demonstrate that a license should not be renewed if the licensee's performance merits a renewal expectancy. The Company believes that the licenses controlled by the Company will be renewed in the ordinary course upon application.

     Under FCC rules, each cellular licensee was given the exclusive right to construct one of two cellular telephone systems within the licensee's MSA or RSA during the initial five-year period of its authorization. At the end of such five-year period, other persons are permitted to apply to serve areas within the licensed market that are not served by the licensee. Current FCC Rules provide that competing "unserved area" applications are to be resolved through the auction process. The Company has no unserved areas in any of its cellular telephone systems that have been licensed for more than five years; however, the Company does have unserved areas in several of its cellular service areas that have been licensed for less than five years. Although the Company intends to satisfy the five year service requirement for each of these unserved cellular service areas, there can be no assurance that it will be successful in doing so.

     The Company also regularly applies for FCC authority to use additional frequencies, to modify the technical parameters of existing licenses, to expand its service territory and to provide new services. The Communications Act requires prior FCC approval for acquisitions by the Company of other cellular telephone systems licensed by the FCC and transfers by the Company of a controlling interest in any of its licenses or construction permits, or any rights thereunder. Although there can be no assurance that any future requests for approval or applications filed by the Company will be approved or acted upon in a timely manner by the FCC, based upon its experience to date, the Company has no reason to believe such requests or applications would not be approved or granted in due course.

     The Communications Act prohibits the holding of a common carrier license (such as the Company's cellular licenses) by a corporation of which more than 20.0% of the capital stock is owned directly or beneficially by aliens. Where a corporation such as the Company controls another entity that holds an FCC license, such corporation may not have more than 25.0% of its capital stock owned directly or beneficially by aliens, in each case, if the FCC finds that the public interest would be served by such prohibitions. Failure to comply with these requirements may result in the FCC issuing an order to the Company requiring divestiture of alien ownership to bring the Company into compliance with the Communications Act. In addition, fines or a denial of renewal, or revocation of the license are possible. The Company's Restated Certificate of Incorporation permits the redemption of the Company's Common Stock from stockholders where necessary to protect the Company's regulatory licenses.

     From time to time, legislation which could potentially affect the Company, either beneficially or adversely, may be proposed by federal and state legislators. On February 8, 1996, the Telecommunications Act of 1996 (the "Telecom Act") was signed into law, revising the Communications Act to eliminate unnecessary regulation and to increase competition among providers of communications services. The Company cannot predict the future impact of this or other legislation on its operations.

     The major provisions of the Telecom Act potentially affecting the Company are as follows:


     Reciprocal termination charges. The Telecom Act requires state public utilities commissions and/or the FCC to implement policies that mandate cost-based reciprocal compensation between cellular carriers and local exchange carriers ("LEC") for interconnection services. The Company believes that implementation of these policies may result in a substantial decrease in interconnection expenses incurred by the Company.


     Facilities siting for personal wireless services. The siting and construction of cellular transmitter towers, antennas and equipment shelters are often subject to state or local zoning, land use and other regulation. Such regulation may include zoning, environmental and building permit approvals or other state or local certification. The Telecom Act provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular and other CMRS and unlicensed wireless services) shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. Although state and local zoning authorities retain their rights over land use, their actions cannot have the effect of banning wireless services or picking and choosing among similar wireless providers. In addition, localities must act on requests made for siting in a reasonable period of time and any decision to deny must be in writing and supported by substantial evidence. Appeals of zoning decisions that fail to comply with the provisions of the Telecom Act can be made on an expedited basis to a court of competent jurisdiction which can be either federal district or state court. In addition, the Telecom Act codified the Presidential memorandum on the use of federal lands for siting wireless facilities by requiring the President or his designee to establish procedures whereby federal agencies will make available their properties, rights of ways and other easements at a fair and reasonable price for service dependent upon federal spectrum. The Company anticipates that as a result of this provision, it will more readily receive local zoning approval for proposed cellular base stations.

     Environmental effect of radio frequency emissions. The Telecom Act provides that state and local authorities cannot regulate personal wireless facilities based on the environmental effects of radio frequency emissions if those facilities comply with the federal standard. In this regard, the FCC must complete its pending rulemaking on RF emissions within 180 days after the Telecom Act was signed into law.

EMPLOYEES


     At March 31, 1996, the Company had 542 full-time equivalent employees, none of whom is represented by a labor organization. Management considers its relations with employees to be good.


PROPERTIES


     For each market served by the Company's operations, the Company maintains at least one sales or administrative office and operates a number of cell transmitter and antenna sites. As of March 31, 1996, the Company had 29 leases for retail stores used in conjunction with its operations and four leases for administrative offices. As of March 31, 1996, the Company also had 94 leases to accommodate operating cell transmitters and antennas.


LEGAL PROCEEDINGS AND CONTINGENCIES

     The Company is not currently involved in any pending legal proceedings likely to have a material adverse impact on the Company.

     The Company conducts operations of its cellular telephone system in the Macon, Georgia MSA through a New Hampshire limited partnership. As a technical matter, the limited partnership agreement must be amended to permit the partnership to conduct operations outside New Hampshire, even though the partnership commenced operations in Georgia more than five years ago. Amendment of the limited partnership agreement requires the unanimous consent of the limited partners. Because of the amount of time that has passed since the partnership began operations in Georgia, and since all but one of the limited partners have consented to the amendment of the limited partnership agreement, the Company does not believe that the partnership's failure to comply with the technical requirements of the limited partnership agreement will have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the directors and executive officers of the Company. The Company's board of directors is divided into three classes serving staggered three-year terms.

                                                                                            TERM AS
                NAME                    AGE          POSITION AND OFFICES HELD         DIRECTOR EXPIRES
- -------------------------------------   ----   -------------------------------------   -----------------
William J. Ryan......................    64    Director, President and Chief                 1999
                                               Executive Officer
Robert G. Engelhardt.................    62    Director, Executive Vice President            1998
                                               and Secretary
M. Wayne Wisehart....................    50    Vice President, Treasurer and Chief
                                                 Financial Officer
Leon J. Hensen.......................    48    Senior Vice President-General Manager
K. Patrick Meehan....................    38    Vice President-General Counsel and
                                                 Assistant Secretary
Thomas D. McCloskey, Jr..............    49    Director                                      1997
Vickie A. Palmer.....................    43    Director                                      1997
Kermit S. Sutton.....................    48    Director                                      1999
James S. Cownie......................    51    Director                                      1998
Clark R. Mandigo.....................    52    Director                                      1998

     WILLIAM J. RYAN, Director, President and Chief Executive Officer. Mr. Ryan served as Chief Executive Officer and President of PCI, the managing general partner of the Partnership, from 1984 until July 1995. Mr. Ryan was Chief Operating Officer and President of PCI from 1982 to 1984. Mr. Ryan continues to serve as a director of PCI. Mr. Ryan has over 40 years of communications and telecommunications experience. He joined PCI in 1970 following that company's acquisition of certain radio and cable properties which Mr. Ryan had partially owned and operated since 1955. In his capacity as Chief Executive Officer, Mr. Ryan has successfully led the Company through 15 acquisitions of cellular telephone systems. Mr. Ryan is a director of the Cellular Telecommunications Industry Association, the founding chairman of Cable Television Advertising Bureau, Inc. and a former president of the Florida Cable Association, the Florida Broadcasters Association and the Southern Cable Association.

     ROBERT G. ENGELHARDT, Director, Executive Vice President and Secretary. Mr. Engelhardt served as Executive Vice President and Secretary of PCI, the managing general partner of the Partnership, from 1982 until July 1995. Mr. Engelhardt continues to serve as a director of PCI. Mr. Engelhardt has over 39 years of communications and telecommunications experience. After joining PCI in 1972 as Chief Engineer of WHO Broadcasting Company in Des Moines, Iowa, Mr. Engelhardt was made Technical Director of PCI in 1976 and was promoted to Vice President-Technical Director in 1979. Mr. Engelhardt initiated PCI's entry into the cellular business in 1987. Mr. Engelhardt's broadcasting career began in 1954 with the construction and operation of KWWL-TV in Waterloo, Iowa. From 1955 to 1967, he served in a variety of engineering roles for KVTV Channel 9 in Sioux City, Iowa. From 1967 to 1972, Mr. Engelhardt served as Technical Director/Assistant Manager of KMEG-TV in Sioux City.

     M. WAYNE WISEHART, Vice President, Treasurer and Chief Financial Officer. Mr. Wisehart served as Chief Financial Officer of PCI, the managing general partner of the Partnership, from 1982 until July 1995. He was promoted to Treasurer of PCI in 1983 and to Vice President in 1987. Mr. Wisehart continues to serve as a director of PCI. Mr. Wisehart has over 10 years of communications and telecommunications experience. In his capacity as Chief Financial Officer of PCI, he has been instrumental in the financial management and direction of the Company. Prior to joining PCI, Mr. Wisehart served as Treasurer of the Des Moines Register & Tribune Company of Des Moines, Iowa, for approximately five years. He began his career in 1972 with Peat, Marwick, Mitchell & Co. in St. Louis, Missouri, where he became a Certified Public Accountant. Mr. Wisehart then served as a tax specialist for three years with General Dynamics Corporation in St. Louis, Missouri.

     LEON J. HENSEN, Senior Vice President-General Manager. Mr. Hensen served as General Manager of PCI, the managing general partner of the Partnership, from 1987 until July 1995. Mr. Hensen has over 24 years of communications and telecommunications experience. In 1984, he joined American Cellular Telephone Company ("ACTC") in Fort Myers, Florida as Vice President of Engineering and Operations. After the sale of ACTC to BellSouth in 1986, Mr. Hensen provided consulting services to BellSouth and McCaw Cellular Communications. From 1973 to 1984, Mr. Hensen served as Vice President of Engineering and Operations of Rogers Radio Communications Services Inc., in Chicago, Illinois. From 1970 to 1973, he was employed by Motorola, Inc. in the Area Systems Engineering Group.

     K. PATRICK MEEHAN, Vice President-General Counsel and Assistant Secretary. Mr. Meehan served as General Counsel and Assistant Secretary of PCI, the managing general partner of the Partnership, from 1991 until July 1995. As an attorney with the law firm of Leibowitz & Spencer in Miami, Florida, from 1985 to May 1991, Mr. Meehan represented clients before the FCC and handled corporate transactions involving broadcast, paging and cellular telephone companies. He is a 1985 graduate of the Columbus School of Law and The Institute for Communications Law Studies at The Catholic University of America in Washington, D.C. Mr. Meehan is a member of the Florida Bar, the District of Columbia Bar and the American Bar Association.

     THOMAS D. MCCLOSKEY, Jr., Director. Mr. McCloskey served as Director of PCI, the managing general partner of the Partnership, during 1991. Mr. McCloskey served as President from 1984 to 1988 and Chairman since 1988 of McCloskey Enterprises, Inc., which is a real estate development firm located in Aspen, Colorado. Mr. McCloskey is a 1972 graduate of The Wharton School of Finance & Commerce of the University of Pennsylvania. Mr. McCloskey's wife, Bonnie P. McCloskey, is the sister of Vickie A. Palmer, a director of the Company. Bonnie
P. McCloskey is also a principal beneficial stockholder of the Company. See "Principal Stockholders".

     VICKIE A. PALMER, Director. Ms. Palmer has served as Director of PCI, the managing general partner of the Partnership, since 1991. She will continue to serve in that capacity following completion of the Offering. In addition, Ms. Palmer has owned and served in various capacities, including as President and Chairman of the Board, of Signal Hill Communications, Inc., located in Davenport, Iowa, since 1989. Until January 1996, Signal Hill Communications, Inc. owned and operated several radio stations in Iowa. Ms. Palmer currently serves on the board of directors of Firstar Bank Davenport, N.A., a wholly-owned subsidiary of Firstar Iowa, which is in turn wholly owned by Firstar Corp.

     KERMIT S. SUTTON, Director. Mr. Sutton served as Director of PCI, the managing general partner of the Partnership, during 1991. Mr. Sutton has served as President of Sutton Companies, a private investment firm in Naples, Florida, since 1988. In addition, Mr. Sutton practiced law with the firm of Whitfield, Musgrave, Selvy, Kelly and Eddy in Des Moines, Iowa from 1974 to 1988, serving as a Partner of that firm from 1978 to 1988. Mr. Sutton's wife, Jenny W. Sutton, is the sister of Vickie A. Palmer, a director of the Company. Jenny W. Sutton is also a principal beneficial stockholder of the Company. See "Principal Stockholders".

     JAMES S. COWNIE, Director. Mr. Cownie was elected to the board of directors of the Company in 1994. Mr. Cownie has served as Chairman of New Heritage Associates, a cable television operator located in Des Moines, Iowa, since 1991. Mr. Cownie served as President of Heritage Communications, Inc., a cable television operator located in Des Moines, Iowa, from 1971 to 1990. He currently serves on the board of directors of Heritage Media Corporation, a broadcasting and in-store advertising and promotion company, Capital Value Fund, Inc., an asset management company and MaceRich Company, a real estate investment trust.

     CLARK R. MANDIGO, Director. Mr. Mandigo was elected to the board of directors of the Company in 1994. Mr. Mandigo is currently self-employed as a business consultant. From 1986 to 1991, he was President, Chief Executive Officer and Director of Intelogic Trace, Inc., which provides technical support and on-site service for computer and telecommunication systems throughout the United States and Canada. He currently serves on the board of directors of Physician Corporation of America and Lone Star Steakhouse & Saloon Inc., and as a Trustee of Accolade Funds, United Services Insurance Funds and Pauze/Swanson United Services Funds.

DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the board of directors or its committees. Directors who are not officers or employees of the Company or any subsidiary of the Company receive an annual fee of $10,000, plus $1,000 for each board meeting attended or committee meeting attended on a day other than a board meeting and reimbursement for travel costs and other out-of-pocket expenses incurred in attending such meetings. In addition, such directors also receive options to purchase Class A Common Stock. See
"-- Executive Compensation -- Stock Options" and "-- Stock Purchase Plans".

COMMITTEES


     The Company has an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). Messrs. Cownie, Mandigo and McCloskey serve on the Audit Committee. Messrs. Cownie, Mandigo and Sutton serve on the Compensation Committee. The Audit Committee examines and considers matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and the independent auditors' letter to management concerning the effectiveness of the Company's internal financial and accounting controls. The Compensation Committee considers and makes recommendations to the Company's board of directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation, considers and makes recommendations to the Company's board of directors with respect to compensation matters and policies and employee benefit and incentive plans and exercises authority granted to it to administer such plans and administers the Company's stock option and one of the Company's stock purchase plans and grants stock options under the stock option plans.

EXECUTIVE COMPENSATION

  SUMMARY

     The following table discloses total compensation, including bonuses, paid to the Chief Executive Officer and the four other most highly paid executive officers (the "named executive officers") for services in all capacities to PCI, the Company and its subsidiaries for the year ended December 31, 1995.

                                                                          LONG-TERM
                                                                         COMPENSATION
                                             ANNUAL COMPENSATION      ------------------
                                            ----------------------        SECURITIES         ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY($)    BONUS($)     UNDERLYING OPTIONS    COMPENSATION(1)
- -----------------------------------------   ---------    ---------    ------------------
William J. Ryan, President and Chief
  Executive Officer......................   $ 331,651    $ 119,880          130,000           $ 55,356
Robert G. Engelhardt, Executive Vice
  President and Secretary................   $ 239,019    $  57,600          120,000           $ 26,073
M. Wayne Wisehart, Vice President,
  Treasurer and Chief Financial
  Officer................................   $ 145,256    $  34,800           75,000           $ 33,417
Leon J. Hensen, Senior Vice President-
  General Manager........................   $ 163,862    $  39,188           75,000           $ 22,764
K. Patrick Meehan, Vice President-General
  Counsel and Assistant Secretary........   $ 109,936    $  26,400           65,000           $ 15,108

- ---------------
(1) Includes the following: for Mr. Ryan, PCI 401(k) Profit Sharing Plan and Trust ("401(k) Plan") contributions of $15,000, auto allowance of $6,998 (including insurance and license), tax services of $6,282, club dues of $4,425 and medical reimbursements of $22,651; for Mr. Engelhardt, 401(k) Plan contributions of $15,000, auto allowance of $6,677 (including insurance and license), tax services of $850, club dues of $1,543 and medical reimbursements of $2,003; for Mr. Wisehart, 401(k) Plan contributions of $14,526, auto allowance of $6,834 (including insurance and license), tax services of $1,225, club dues of $5,708 and medical reimbursements of $5,124; for Mr. Hensen, 401(k) Plan contributions of $15,000, auto allowance of $6,588 (including insurance and license), and club dues of $1,176; for Mr. Meehan, 401(k) Plan contributions of $5,497, auto allowance of $6,912 (including insurance and license), tax services of $275, club dues of $1,176 and medical reimbursements of $1,248.

  STOCK OPTIONS

     Option Grants. The following table contains information with respect to grants of stock options for Class A Common Stock to each of the Named Executive Officers during the year ended December 31, 1995. All such grants are made under the Company's Option Plan. There are 1.6 million shares of Class A Common Stock reserved for issuance under the Option Plan. In March 1995, the Board of Directors granted non-incentive options to purchase a total of 655,000 shares of Class A Common Stock to 11 employees of the Company, including to the Named Executive Officers.

                                          OPTIONS GRANTS IN LAST FISCAL YEAR                       POTENTIAL REALIZED
                                                  INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                           ----------------------------------------------------------------           ANNUAL RATE
                           NUMBER OF          % OF TOTAL                                                OF STOCK
                           SECURITIES    SECURITIES UNDERLYING                                     PRICE APPRECIATION
                           UNDERLYING     OPTIONS GRANTED TO      EXERCISE                          FOR OPTION TERM
                            OPTIONS          EMPLOYEES IN          PRICE       EXPIRATION     ----------------------------
          NAME             GRANTED(1)         FISCAL YEAR          ($/SH)         DATE             5%             10%
- ------------------------   ----------    ---------------------    --------    -------------   ------------    ------------
William J. Ryan.........     130,000              19.9%            $14.25     Feb. 3, 2005     $ 1,165,027     $ 2,952,408
Robert G. Engelhardt....     120,000              18.3              14.25     Feb. 3, 2005       1,075,410       2,725,300
M. Wayne Wisehart.......      75,000              11.5              14.25     Feb. 3, 2005         672,131       1,703,312
Leon J. Hensen..........      75,000              11.5              14.25     Feb. 3, 2005         672,131       1,703,312
K. Patrick Meehan.......      65,000               9.9              14.25     Feb. 3, 2005         582,514       1,476,204

- ---------------
(1) All options included in this table will vest in equal installments over a three-year period beginning one year after February 3, 1995, the date of grant.

     Option Exercises and Year-end Values. The following table provides information regarding the value of all unexercised options held at December 31, 1995 by the Named Executive Officers. No Named Executive Officer exercised any stock options during the fiscal year.

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1995               DECEMBER 31, 1995(1)
                                                -----------------------------     -----------------------------
                   NAME                         UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE    EXERCISABLE
- -------------------------------------------     -------------    ------------     -------------    ------------
William J. Ryan............................        130,000            0            $ 1,007,500          $0
Robert G. Engelhardt.......................        120,000            0                930,000          0
M. Wayne Wisehart..........................         75,000            0                581,250          0
Leon J. Hensen.............................         75,000            0                581,250          0
K. Patrick Meehan..........................         65,000            0                503,750          0

- ---------------
(1) Based on a per share price of $14.25 on February 3, 1995.


     The Company has also adopted a Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, options to purchase up to an aggregate of 300,000 shares of Class A Common Stock are available for grants to directors of the Company who are not officers or employees of the Company or any subsidiary of the Company (each an "Eligible Director"). Under the Directors Plan, each Eligible Director is granted an initial option to purchase 7,500 shares of Class A Common Stock. An Eligible Director is also granted an additional option to purchase 1,500 shares of Class A Common Stock for each year that the Eligible Director continues to be an Eligible Director. Messrs. McCloskey, Sutton, Mandigo and Cownie and Ms. Palmer have each been granted options to purchase 9,000 shares of Class A Common Stock under the Directors Plan. The Directors Plan will terminate in 2005, unless terminated at an earlier date by the board of directors.


  STOCK PURCHASE PLANS

     The Company has recently adopted a stock purchase plan for employees (the "Employee Purchase Plan"). Under the Employee Purchase Plan, 160,000 shares of Class A Common Stock are available for purchase by eligible employees of the Company or any of its subsidiaries. The Employee Purchase Plan permits eligible employees to elect to have a portion of their pay deducted by the Company or, on a quarterly basis, to make lump sum contributions to purchase shares of Class A Common Stock of the Company. In the event there is any increase or decrease in Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Employee Purchase Plan. Generally, payroll deductions and other payments will be accumulated during the period beginning on the first day of the first payroll period commencing in November of each year and ending on the last day of the last payroll period ending in September of the following year (the "Payroll Deduction Period"). The purchase price of each share of Class A Common Stock purchased under the Employee Purchase Plan will be the lesser of 90.0% of the fair market value of the Class A Common Stock (i) on the first trading day of the Payroll Deduction Period or (ii) on the last day of such Payroll Deduction Period; provided, however, that in no event shall the purchase price be less than the par value of the stock. The Employee Stock Purchase Plan will terminate in 2005, unless terminated at an earlier date by the board of directors.

     The Company has also recently adopted a stock purchase plan for non-employee directors (the "Director Purchase Plan"). Under the Director Purchase Plan, 25,000 shares of Class A Common Stock are available for purchase by non-employee directors of the Company. In the event there is any increase or decrease in Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Director Purchase Plan. The Director Purchase Plan permits non-employee directors to elect to have their fees as directors retained by the Company and used to purchase shares of Class A Common Stock of the Company. Generally, retained fees will be accumulated during the period commencing on October 1 of each year and ending on September 30 of the following year (the "Accumulation Period"). The purchase price of each share of Class A Common Stock purchased under the Director Purchase Plan will be the lesser of 90.0% of the fair market value of the Class A Common Stock (i) on the first trading day of the Accumulation Period or (ii) on the last trading day of such Accumulation Period; provided, however, that in no event shall the purchase price be less than the par value of the stock. The Director Purchase Plan will terminate in 2005, unless terminated at an earlier date by the board of directors.

  EMPLOYMENT AGREEMENTS

     In 1995, the Company entered into employment agreements with each of Messrs. Ryan and Engelhardt, for an initial term of three years, and Wisehart, Hensen and Meehan, for an initial term of two years. Each agreement has an automatic one-year renewal on each anniversary date thereof. The agreements provide for initial annual base salaries of $333,000, $240,000, $145,000, $165,000 and $110,000, respectively, and specify that if the executive officer is terminated by the Company without cause (as defined therein), or if the executive officer terminates the agreement for good reason (as defined therein, including if the employment of the executive officer is terminated within one year of a change in control of the Company), the Company will pay to the executive officer the full base salary and benefits which would otherwise have been paid to such officer during the remaining term of the agreement (to be paid at the time such payments are due). The Compensation Committee approved 1996 base salaries under these agreements as follows: $340,000 for Mr. Ryan; $252,000 for Mr. Engelhardt; $152,500 for Mr. Wisehart; $173,500 for Mr. Hensen; and $125,000 for Mr. Meehan.

     Each agreement also provides that for one year following termination of employment, the executive officer will not, in any state in which the Company is engaged or plans to engage in business, (i) compete with the Company on behalf of the executive officer or any third party, (ii) participate as a director, agent, representative, stockholder or partner or have any direct or indirect financial interest in any enterprise which engages in the business in which the Company is engaged, or (iii) participate as an employee or officer in any enterprise in which such officer's responsibilities relate to the cellular business or any other business in which the Company is engaged; provided, however, that ownership by such officer of less than 5.0% of the outstanding stock of any corporation listed on a national securities exchange conducting any such business will not be deemed a violation of such non-competition provision.

COMPOSITION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors constituting the board of directors shall be at least three but not more than 11. The Restated Certificate of Incorporation provides that at least two of the directors shall be Special Directors. For purposes of the Restated Certificate of Incorporation, "Special Director" is defined to mean a director of the Company who is not (a) with respect to the Company or any subsidiary of the Company, an employee, former employee whose employment ended within five years, officer, former officer whose term as an officer ended within five years, or holder or beneficial owner directly or indirectly of 5.0% or more of the capital stock of the Company or any subsidiary of the Company, (b) with respect to a holder or beneficial owner directly or indirectly of 5.0% or more of the capital stock of the Company, an employee, former employee whose employment ended within five years, officer, former officer whose term as an officer ended within five years, director, former director whose term as a director ended within five years, trustee or partner, (c) a member of the immediate family of a person listed in (a) or (b) above or (d) any other person having a relationship with the Company which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

     The board of directors is currently comprised of seven directors. The Special Directors are James S. Cownie and Clark R. Mandigo. See "-- Directors and Executive Officers".

           TRANSACTIONS AND RELATIONSHIPS WITH PCI AND ITS AFFILIATES

     The following is a summary of certain transactions and relationships among the Company and its associated entities, and among the directors, executive officers and stockholders of the Company and its associated entities.

EXCHANGE AGREEMENT

     In March 1995, contemporaneously with the IPO, the partners of the Partnership contributed their collective 100% interest in the Partnership for stock in Palmer Wireless. Pursuant to the Exchange Agreement, (a) the partnership interests in the Partnership, all of the assets and liabilities of the Partnership and certain other assets were transferred to Palmer Wireless in exchange for (i) 704,755 shares of Class A Common Stock, all of which were distributed to the partners of the Partnership other than PCI, and (ii) 17,288,578 shares of Class B Common Stock, all of which were distributed to PCI, and (b) the Partnership was liquidated. As a result of these transfers, PCI owned all of the outstanding shares of Class B Common Stock, which represents 75.0% of the combined voting power of both classes of Common Stock. See "Risk Factors -- Control of the Company by PCI" and "-- Relationship with PCI; Potential Conflicts of Interest". Because the Exchange was structured to qualify as tax-free under Section 351 of the Internal Revenue Code of 1986, as amended, the tax basis of the assets held by Palmer Wireless after the Exchange is the same as the tax basis of the assets in the hands of the Partnership immediately before the Exchange, and Palmer Wireless has added to its holding period for certain assets the period for which the Partnership held such assets. The Exchange Agreement also provided that Palmer Wireless would transfer to Holdings certain assets, including its ownership interests in cellular licenses, together with certain related liabilities. The Exchange Agreement required Palmer Wireless to indemnify the partners of the Partnership against all of the obligations and liabilities associated with the Partnership's operations. In addition, Palmer Wireless was required to bear all of the costs incurred by the Partnership and its partners (excluding PCI), and all transfer taxes and related fees, in connection with the Exchange.

COST SHARING ARRANGEMENTS

     The Company has shared office space, office equipment and towers with PCI since the Partnership's formation in August 1989. During 1993, the Partnership transferred such sites to PCI. PCI has allocated such costs between PCI and the Company as it has deemed appropriate. The aggregate amount of the Company's allocation of such cost for the period between January 1, 1991 and December 31, 1993 was approximately $4.6 million.

     In connection with the IPO, the Company and PCI entered into a computer services agreement, a transitional management and administrative services agreement and a tax consulting agreement. Pursuant to the computer services agreement, the Company provides PCI access to the Company's computer and provides certain computer-related services for fees from PCI at an annual rate of $205,500 in 1995. Pursuant to the transitional management and administrative services agreement, certain management personnel and other employees of the Company provided transitional management services to PCI through six months after the date of the IPO relating to the move of PCI's headquarters from Florida to Iowa and the retention of new executive management. PCI paid the Company $229,300 in 1995 for such transitional management services. In addition, under this agreement, the Company provided certain administrative services, principally related to human resource management functions, to PCI. PCI paid the Company $57,600 for such administrative services in 1995. Pursuant to the tax consulting agreement, PCI has been providing various tax consulting services to the Company, for fees from the Company. Such fees equaled $84,400 in 1995. While none of these agreements are the result of arm's length negotiations, each such agreement is designed to reimburse the providing party for its costs in providing such services (including costs of personnel), and the Company believes that the terms of such agreements are reasonable.

LEASING ARRANGEMENTS WITH PCI


     In addition to the office space and towers which the Company has shared with PCI, with the associated expenses being allocated between the two entities (See "-- Cost Sharing Arrangements" above), the Company paid PCI an aggregate of $555,000 during the three years ended December 31, 1995 for the rental of a building and certain towers and cell sites. The Company's annual rental payments under the leases outstanding with PCI at December 31, 1995 totaled $269,000. Pursuant to one such lease, FMT, Ltd., a subsidiary of the Company which operates the Fort Myers, Florida cellular telephone system, leases a tower, land and building from PCI, which lease provides for annual rental payments of $119,600 and expires in January 1999, subject to FMT, Ltd.'s right to renew for up to three consecutive five-year terms.


MANAGEMENT AGREEMENT

     PCI and the Company's predecessor entity, the Partnership, were parties to a management agreement dated as of July 1989, pursuant to which PCI performed and provided management services in connection with, and supervised, managed and directed the acquisition, disposition, financing, business affairs and day-to-day operations of the Partnership and its subsidiaries (the "Management Agreement"). The Management Agreement provided for a management fee of 1.0% of revenues, paid quarterly. However, this fee was not charged by PCI after June 30, 1993, because of the transfer to the Partnership in 1993 of certain administrative functions. The fees paid by the Partnership to PCI pursuant to the Management Agreement amounted to $185,000, $256,000 and $173,000 for the years ended December 31, 1991, 1992 and 1993, respectively, and are included in the Company's general and administrative expenses. The Management Agreement was terminated effective August 19, 1994.

CORPORATE OPPORTUNITY

     Concurrently with the IPO, PCI and the Company entered into the PCI Non-Competition Agreement. By doing so, the Company believes that the potential for conflicts of interest between the Company and PCI and for directors of PCI who are also directors or officers of the Company have been reduced. Under the PCI Non-Competition Agreement, if PCI has an opportunity to acquire a business that is "primarily" a cellular telephone or broadband PCS business, other than certain investments of not more than 5.0% in publicly-traded companies (the "Excepted Opportunities"), the Company will have the first opportunity to acquire such business. The PCI Non-Competition Agreement defines "primarily" to mean that 80.0% of revenues or assets are derived from or dedicated to such business.

     PCI has also agreed with the Company pursuant to the PCI Non-Competition Agreement that if PCI acquires (through one or more transactions) a controlling interest in assets or operations which represent all or a significant part of a cellular telephone or broadband PCS business, other than the Excepted Opportunities and subject to any required lender, regulatory or similar approval, PCI will as promptly as practicable offer to transfer such interest to the Company for a purchase price equal to PCI's cost, if readily determinable, or PCI's reasonable determination of the fair value thereof, if PCI's cost is not readily determinable, plus, in either case, costs and expenses incurred by PCI in carrying and transferring such interest to the Company, including PCI's cost of capital. If PCI's determination of the fair value with respect to any such offer is in excess of $10.0 million and if the Special Directors of the Company disagree with such determination, then the fair value shall be determined by an independent appraiser chosen by the Special Directors and approved by PCI.

     The PCI Non-Competition Agreement automatically terminates at such time as PCI or a successor no longer holds, directly or indirectly, Common Stock representing more than 50.0% of the voting power in the Company.

ADVANCES FROM PCI

     In April 1993, PCI advanced $3.5 million to the Partnership in connection with the purchase of the Alabama-8 RSA. The entire balance of such advance was paid in full by the Partnership on July 13, 1993.

     During 1994, PCI advanced $1.6 million to the Company for payment of deferred offering costs, interest expense and other administrative costs. The entire balance of such advance was paid in full by the Company with the proceeds of the IPO.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") among the Company and PCI, MINC, PINC and SINC, as stockholders of the Company (the "Palmer Shareholders"), if the Company proposes to make a registered public offering of any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), other than certain specified types of offerings, the Company will be obligated to give written notice of the proposed registration to each Palmer Shareholder. Upon receipt of such written notice, each Palmer Shareholder will be entitled to request that all or a portion of its Common Stock be included in such registration and offering (a "Piggyback Registration"), and the Company will be required to effect a Piggyback Registration except in certain specified circumstances. No Palmer Shareholder has requested a Piggyback Registration in connection with the Offering.

     The Registration Rights Agreement also provides that, at any time, a Palmer Shareholder will be entitled to request registration for sale under the Securities Act of all or any portion of its Common Stock (a "Demand Registration"), provided that (i) the Company will only be obligated to effect three Demand Registrations for PCI and one Demand Registration for each of MINC, PINC and SINC, and (ii) the Company will not be obligated to effect a Demand Registration unless the Palmer Shareholders request registration for sale of shares of Common Stock that represent at least 10.0% of the aggregate amount of Common Stock held by the Palmer Shareholders as of the date of execution of the Registration Rights Agreement. No Palmer Shareholder has requested a Demand Registration.

     Portions of the Registration Rights Agreement automatically terminate on the date on which the Palmer Shareholders hold, in the aggregate, less than 10.0% of the total issued and outstanding Common Stock.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information at May 10, 1996, regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5.0% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers as a group.



                                                                     PERCENT OF                PERCENT OF
                                                                  TOTAL SHARES OF            TOTAL SHARES OF
                              NUMBER OF       NUMBER OF             COMMON STOCK              COMMON STOCK
BENEFICIAL OWNERS, DIRECTORS   CLASS A         CLASS B           OUTSTANDING PRIOR          OUTSTANDING AFTER
AND EXECUTIVE OFFICERS(2)(3)   SHARES          SHARES         TO THE OFFERING(1)(2)(4)    THE OFFERING(1)(2)(4)
- ----------------------------  ---------      -----------      ------------------------    ---------------------
Palmer Communications
  Incorporated(5)...........         --       17,293,578                73.9%                      60.9%
Bonnie P. McCloskey.........    278,622(6)    16,017,658(4)             69.7                       57.4
Jenny W. Sutton.............    278,622(7)    16,017,658(4)             69.7                       57.4
Vickie A. Palmer,
  Director..................    173,178(8)    14,741,738(4)             63.7                       52.5
FMR Corporation.............  2,784,600(9)            --                11.9                        9.8
Thomas D. McCloskey,
  Director..................      9,125(10)           --                  --                         --
Kermit S. Sutton,
  Director..................     16,000(11)           --                  --                         --
James S. Cownie, Director...     19,000(12)           --                  --                         --
Clark R. Mandigo,
  Director..................     19,000(13)           --                  --                         --
William J. Ryan, Director,
  President and Chief
  Executive Officer.........     53,334(14)           --                  --                         --
Robert G. Engelhardt,
  Director, Executive Vice
  President and Secretary...     53,700(15)           --                  --                         --
Wayne Wisehart, Vice
  President, Treasurer and
  Chief Financial Officer...     27,622(16)           --                  --                         --
Leon J. Hensen, Senior Vice
  President-General
  Manager...................     26,554(17)           --                  --                         --
K. Patrick Meehan, Vice
  President-General Counsel
  and Assistant Secretary...     25,667(18)           --                  --                         --
Directors and executive
  officers as a group (10
  persons)..................    423,180(19)   14,741,738(4)             64.7                       53.3


- ---------------
 (1) Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.
 (2) This table is based upon information supplied by directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (3) The address of PCI is 1801 Grand Avenue, Des Moines, Iowa 50309. The address of each of Vickie A. Palmer, Bonnie P. McCloskey and Jenny W. Sutton is c/o Palmer Wireless, Inc., 12800 University Drive, Fort Myers, Florida 33907-5333. The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109.
 (4) Includes interest in shares of Class B Common Stock held by PCI. See note 5 below.

 (5) PCI has issued Class A voting shares and Class B non-voting shares. Ownership of PCI is divided among 15 stockholders. Thomas D. McCloskey, Jr. and Bonnie Palmer McCloskey, trustees of the Thomas D. and Bonnie P. McCloskey Revocable Trust of 1994 (the "Revocable Trust"), hold an 15.347% total stock equity interest in PCI and control 7.378% of the voting shares. Jenny W. Sutton holds a 17.145% total stock equity interest in PCI and controls 7.378% of the voting shares. The Bonnie P. McCloskey Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 29.632% of the voting shares. The Jenny W. Sutton Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 29.632% of the voting shares. The Vickie A. Palmer Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 25.980% of the voting shares. The trustees for each of the above described trusts other than the Revocable Trust are Bonnie P. McCloskey, Jenny W. Sutton, Vickie
     A. Palmer, Richard Braunstein and Norwest Bank, N.A. Each trust provides that actions of trustees must be approved by a majority of the trustees. Two grantor trusts created by Bonnie P. McCloskey, with Thomas D. McCloskey as trustee, own a total of 2.666% stock equity interest and hold no voting shares. Eight other trusts for the benefit of the Sutton and McCloskey children own the remaining 1.491% stock equity and hold no voting shares in PCI.

 (6) Shares held through a wholly-owned company, MINC.
 (7) Shares held through a wholly-owned company, SINC.
 (8) Includes 149,178 shares held through a wholly-owned company, PINC, and 9,000 shares subject to options.
 (9) Based on information provided in a Schedule 13G filed by FMR Corporation ("FMR") with the Securities and Exchange Commission on February 14, 1996. FMR, through its control of Fidelity Management & Research Company ("FMRC"), has the sole power to dispose of the 2,591,400 Class A shares owned by FMRC. FMR does not have the power to vote or direct the voting of these shares. In addition, FMR, through its control of Fidelity Management Trust Company ("FMT"), has the sole power to dispose of the 193,200 Class A shares owned by FMT. FMR has the power to vote or direct the voting of 185,300 Class A shares which are owned by FMT, and no power to vote or direct the voting of the remaining 7,900 Class A shares owned by FMT. The
     Schedule 13G filed by FMR Corporation also reports that Edward C. Johnson 3d has the sole power to dispose, but not to vote or direct the voting, of the 2,591,400 Class A shares owned by FMRC. In addition, Mr. Johnson has the sole power to dispose of the 193,200 Class A shares owned by FMT. Mr. Johnson has the power to vote or direct the voting of 185,300 Class A shares which are owned by FMT, and no power to vote or direct the voting of the remaining 7,900 Class A shares owned by FMT.
(10) Includes 9,000 shares subject to options. Includes 125 shares held in the name of Mr. McCloskey's minor child. Thomas D. McCloskey, Jr. is married to Bonnie P. McCloskey.
(11) Includes 9,000 shares subject to options. Kermit S. Sutton is married to Jenny W. Sutton.
(12) Includes 9,000 shares subject to options.
(13) Includes 9,000 shares subject to options.
(14) Includes 43,334 shares subject to options.
(15) Includes 40,000 shares subject to options.
(16) Includes 25,000 shares subject to options and 1,715 shares held by Mr. Wisehart as trustee for a minor child. Does not include 623 shares held by Mr. Wisehart's wife.
(17) Includes 25,000 shares subject to options. Does not include 1,384 shares held by Mr. Hensen's wife.
(18) Includes 21,667 shares subject to options.
(19) Includes 200,001 shares subject to options.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company is based, in part, on the provisions of the Company's Restated Certificate of Incorporation and Bylaws. The authorized capital stock of the Company consists of 73,000,000 shares of Class A Common Stock, 18,000,000 shares of Class B Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

     The Company has two classes of authorized Common Stock, Class A Common Stock, which is being offered hereby, and Class B Common Stock. The Class A Common Stock has one vote per share. The Class B Common Stock, which may be owned only by PCI or a successor of PCI, has five votes per share, provided, however, that, so long as any Class A Common Stock is issued and outstanding, the holders of the outstanding Class B Common Stock are entitled to cast only that number of votes per share such that, in the aggregate, the vote of the holders of Class B Common Stock is no more than 75.0% of the total votes cast on any matters on which holders of outstanding Common Stock are permitted to vote.


     All outstanding shares of Class A Common Stock and Class B Common Stock are, and all shares of Class A Common Stock and Class B Common Stock to be outstanding upon consummation of the Offering will be, validly issued, fully paid and nonassessable. At May 10, 1996, there were 6,102,438 shares of Class A Common Stock issued and outstanding which were held of record by 63 stockholders and 17,293,578 shares of Class B Common Stock issued and outstanding which were held of record by one stockholder (PCI).


     PCI owns all the outstanding shares of Class B Common Stock, which represents 75.0% of the combined voting power of both classes of Common Stock. As a result, PCI has the ability to elect all of the Company's directors and controls the Company. See "Risk Factors -- Control of the Company by PCI". The Class B Common Stock, which has effective control of the Company, is not being offered by this Prospectus. Except as otherwise required by law, shares of Class A Common Stock and Class B Common Stock vote together on all matters, including the election of directors.

     Shares of Class B Common Stock shall be converted into Class A Common Stock on a share-for-share basis: (i) at any time at the option of the holder; (ii) immediately upon the transfer of shares of Class B Common Stock to any holder other than certain successors of PCI; (iii) immediately if the shares of Class B Common Stock held by PCI or certain of its successors constitute 33.0% or less of the outstanding shares of common stock of the Company; (iv) at the end of 20 years from the original issuance of those shares of Class B Common Stock; or (v) if more than 50.0% of the shares of capital stock of PCI become beneficially owned by persons other than (I) beneficial owners of PCI as of January 1, 1995 ("Current PCI Beneficial Owners"), (II) affiliates of Current PCI Beneficial Owners provided 100% of the equity of such affiliate is beneficially owned by Current PCI Beneficial Owners, PCI Beneficial Heirs or PCI Trust Beneficiaries,
(III) heirs or devisees of any individual Current PCI Beneficial Owner ("PCI Beneficial Heirs"), successors of any corporation or partnership which is a Current PCI Beneficial Owner provided 100% of the equity of such successor is beneficially owned by Current PCI Beneficial Owners, PCI Beneficial Heirs or PCI Trust Beneficiaries, and beneficiaries of any trust which is a Current PCI Beneficial Owner ("PCI Trust Beneficiaries"), and (IV) any lineal descendant, spouse or lineal descendant of a spouse of any Current PCI Beneficial Owner.

     Holders of Common Stock will have no cumulative voting rights and no preemptive, subscription, or sinking fund rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Price Range of Class A Common Stock and Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock.

     The Communications Act prohibits the holding of a common carrier license (such as the Company's cellular licenses) by a corporation of which more than 20.0% of the capital stock is owned directly or beneficially by aliens. Where a corporation such as the Company controls another entity that holds an FCC license, such corporation may not have more than 25.0% of its directors as aliens and may not have more than 25.0% of its capital stock owned directly or beneficially by aliens, in each case, if the FCC finds that the public interest would be served by such prohibitions. Failure to comply with these requirements may result in the FCC issuing an order to the Company requiring divestiture of alien ownership to bring the Company into compliance with the Communications Act. In addition, fines or a denial of renewal, or revocation of the license are possible. The Company's Restated Certificate of Incorporation permits the redemption of Common Stock from stockholders where necessary to protect the Company's regulatory licenses.

PREFERRED STOCK

     The Restated Certificate of Incorporation authorizes the board of directors to issue, from time to time and without further stockholder action, one or more series of Preferred Stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Preferred Stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of Common Stock, and could discourage any attempt to obtain control of the Company. As of the date of this Prospectus, the board of directors has not authorized any series of Preferred Stock, and there are presently no agreements or understandings for the issuance of any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

     In addition to the dual class capital structure described above under "-- Common Stock", the Restated Certificate of Incorporation and Bylaws contain certain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's board of directors and in the policies formulated by the board of directors, and to discourage an unsolicited takeover of the Company if the board of directors determines that such a takeover is not in the best interest of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of the Company's stockholders were to deem such an attempt to be in their best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

  CLASSIFIED BOARD OF DIRECTORS; REMOVAL; VACANCIES

     The Restated Certificate of Incorporation and Bylaws provide that the board of directors of the Company is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. The Restated Certificate of Incorporation and Bylaws further provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting power of shares of stock generally entitled to vote, voting as a class at a special meeting of the stockholders called for such purpose. In addition, interim vacancies or vacancies created by the increase in the number of directors may be filled only by a vote of a majority of directors then in office, whether or not a quorum. The foregoing provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company must be taken at an annual or special meeting of stockholders, and prohibits stockholder action by written consent, unless such consent is unanimous.

  ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     The Bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of the Company (the "Business Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in specified form, of a planned nomination to the Company's board of directors to the Secretary of the Company. Any person who is not so nominated will not be eligible for election as a director under the Nomination Procedure. Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in specified form, to the Secretary of the Company. If business is not properly brought before such meeting in accordance with the Business Procedure, such business will not be transacted at such meeting. Although the Bylaws do not give the Company's board of directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

  SPECIAL STOCKHOLDERS' MEETINGS

     The Restated Certificate of Incorporation and Bylaws allow only the chairman of the board, a majority of the board of directors in office, whether or not a quorum, or stockholders owning not less than 35.0% of all shares issued and outstanding to call a special stockholders' meeting.

  LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law ("Delaware Law"), the Restated Certificate of Incorporation provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) approval of certain unlawful dividends or stock purchases or redemptions; and (iv) any transaction from which the director derived an improper personal benefit. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware Law.

  ANTI-GREENMAIL PROVISIONS

     The Restated Certificate of Incorporation prohibits the Company from purchasing any shares of the Company's capital stock from any person, entity or group that beneficially owns 5.0% or more of the Company's capital stock unless a majority of the Company's disinterested stockholders approve the transaction. This restriction on purchases of capital stock by the Company will not apply to any offer to purchase shares of a class of the Company's capital stock which is made on the same terms and conditions to all holders of that class of capital stock, to any purchase of capital stock owned by such a 5.0% stockholder occurring more than two years after such stockholder's last acquisition of the Company's capital stock, to any purchase of the Company's capital stock in accordance with the terms of any stock option or employee benefit plan or to any purchase at a price per share determined by the board of directors not to exceed such share's average closing price for the 20 trading days prior to the purchase date.

  CRITERIA FOR EVALUATING CERTAIN OFFERS

     The Restated Certificate of Incorporation authorizes the board of directors, when evaluating a tender or exchange offer, or a merger, consolidation or acquisition proposal, to take into account certain factors in addition to potential economic benefits to stockholders, including, but not limited to (i) a comparison of the proposed consideration to be received by the stockholders in relation to the then current market price of the capital stock, the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity; and (ii) the impact of such a transaction on the subscribers, suppliers and employees of the Company, and its effect on the communities in which the Company operates. Provided the consideration of these factors by the board of directors is upheld under Delaware Law, this provision could have the effect of discouraging an unsolicited takeover of the Company and would allow the board of directors to consider factors in addition to the short-term interests of stockholders when evaluating an offer for the Company even if a majority of stockholders otherwise favored such an offer.

  AMENDMENTS

     The approval of holders of at least 66 2/3% of the Common Stock is required to amend the Company's Bylaws and certain provisions of the Restated Certificate of Incorporation. Provisions of the Restated Certificate of Incorporation requiring approval by 66 2/3% of the stockholders include those described above. In addition, approval of a majority of the holders of the outstanding Class A Common Stock is required to amend the provisions of the Restated Certificate of Incorporation related to the authorized capital stock of the Company.

     The foregoing summary is qualified in its entirety by reference to the provisions of the Restated Certificate of Incorporation and Bylaws.

  SECTION 203 OF DELAWARE LAW

     The Company is subject to the provisions of Section 203 of Delaware Law ("Section 203"). Under Section 203, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85.0% of the corporation's voting stock outstanding at the time the transaction commenced (excluding the number of outstanding shares owned by (a) persons who are directors and officers and (b) employee stock plans, in certain instances); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. "Interested stockholder" means a person who owns (or within the three-year period immediately prior to the date of such determination, did own) 15.0% or more of the corporation's outstanding voting stock, and the affiliates and associates of such person.

  LISTING

     The Company's Class A Common Stock is traded on the Nasdaq National Market under the trading symbol "PWIR".

  TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have outstanding 11,102,438 shares of Class A Common Stock (11,852,438 shares if the Underwriters' over-allotment option is exercised in full) and 17,293,578 shares of Class B Common Stock. All of the 5,000,000 shares of Class A Common Stock sold in the Offering will be, and all of the 5,369,350 shares of Class A Common Stock sold in the IPO and 26,666 shares of Class A Common Stock issued under the Option Plan are, freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 18,000,000 shares of Class A Common Stock and Class B Common Stock currently outstanding (the "Restricted Shares") are "restricted securities" within the meaning of Rule 144 under the Securities Act and may only be sold if they are registered under the Securities Act or if an exemption from registration is available, including an exemption afforded by Rule 144 of the Securities Act.


     Under Rule 144, a person who holds Restricted Shares that were acquired from the Company or an affiliate of the Company at least two years prior to any proposed resale of such securities is entitled to sell, within any three-month period, that number of such shares that does not exceed the greater of (i) 1.0% of the then outstanding shares of Class A Common Stock or (ii) the average weekly trading volume in the over-the-counter market of the then outstanding shares of Class A Common Stock during the four calendar weeks preceding each such sale. However, a person who is not an affiliate of the Company and who has held Restricted Shares that were acquired from the Company or an affiliate of the Company for at least three years prior to any proposed resale is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Under Rule 144, the Company's existing stockholders will be deemed to have acquired the Class A Common Stock and Class B Common Stock currently held by them upon their acquisition of shares in Palmer Wireless. Accordingly, no existing stockholder will be able to commence any public sale of any of its currently-held Class A Common Stock until December, 1996 or thereafter, absent registration of such Class A Common Stock to be sold. The Commission has proposed to reduce the holding period requirements of Rule 144 to permit sales in accordance with such rule after two years and one year, respectively, as opposed to the three-year and two-year periods currently permitted, as referenced above.


     In connection with the Offering, the Company's current officers and directors and PCI have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. See "Underwriting".

     Any sale of substantial amounts of Class A Common Stock in the open market may adversely affect the market price of the Class A Common Stock offered hereby.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Salomon Brothers Inc and Wheat, First Securities, Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                                   NUMBER OF SHARES
                                                                                      OF CLASS A
                                  UNDERWRITER                                        COMMON STOCK
- --------------------------------------------------------------------------------   ----------------
Goldman, Sachs & Co. ...........................................................
Salomon Brothers Inc............................................................
Wheat, First Securities, Inc. ..................................................
                                                                                   ----------------
     Total......................................................................       5,000,000
                                                                                   ==============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby (other than those covered by the Underwriters' over-allotment option described below), if any are taken.

     The Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain dealers at such price less a
concession of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to certain brokers and
dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 750,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their overallotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown on the foregoing table, bears to the 5,000,000 shares of Class A Common Stock offered.

     The Company, its current officers and directors and PCI have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to stock option or stock purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) that are substantially similar to the shares of the Class A Common Stock or that are convertible or exchangeable into securities that are substantially similar to the shares of the Class A Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offering.


     The Class A Common Stock is traded on the Nasdaq National Market under the symbol "PWIR".


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     In connection with the Offering, certain Underwriters and selling group members who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two-business day period before commencement of offers or sales of the Class A Common Stock offered hereby. Passive market making transactions must comply with certain volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby is being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. and for the Underwriters by Cravath, Swaine & Moore, New York, N.Y.

                                    EXPERTS


     The consolidated financial statements of Palmer Wireless as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. With respect to the pro forma adjustments appearing in Palmer Wireless' pro forma combined balance sheet as of March 31, 1996, and in the pro forma combined summaries of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996, included herein, KPMG Peat Marwick LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their report with respect thereto, appearing elsewhere herein, states that they did not examine and they do not express an opinion on such pro forma adjustments. Accordingly, the degree of reliance on their report on such pro forma adjustments should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on such pro forma adjustments because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act. With respect to the unaudited interim financial information as of March 31, 1996 and for the periods ended March 31, 1995 and 1996, included herein, KPMG Peat Marwick LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.



     The combined statements of operations, combined statements of changes in partners' capital and combined statements of cash flows of Southeast Georgia Cellular Limited Partnership (formerly Georgia Seven Nonwireline Cellular Limited Partnership, Georgia 8 Cellular Limited Partnership, Georgia 10 Cellular Limited Partnership) and Georgia 12 Cellular Limited Partnership, for the year ended December 31, 1993 and the ten-month period ended October 31, 1994, and the financial statements of Augusta Metronet, Inc. and Georgia Metronet, Inc. and its subsidiaries for the years ended December 31, 1993 and 1994, and the financial statements of USCOC of Georgia RSA #1, Inc. as of and for the year ended December 31, 1995, included herein and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and in the Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information of Augusta Metronet, Inc. and Georgia Metronet, Inc. and its subsidiaries for the eleven-month period ended November 30, 1995, and of USCOC of Georgia RSA #1, Inc. as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The financial statements of Horizon Cellular Telephone Company of Spalding, L.P. at December 31, 1994 and 1995, and for the years then ended, appearing herein and elsewhere in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited condensed interim financial information of Horizon Cellular Telephone Company of Spalding, L.P. for the three-month periods ended March 31, 1995 and 1996 included herein and elsewhere in the Registration Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in this Prospectus and Registration Statement states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for a report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the Commission's New York Regional Office at 75 Park Place, New York, New York 10007 and at the Commission's Chicago Regional Office at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material or any part thereof may be obtained from such office upon payment of the fees prescribed by the Commission.

                      (This page intentionally left blank)

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                 PAGE
                                                                                                ------
Pro Forma Financial Statements:
  Independent Auditors' Report...............................................................   F-3
  Pro Forma Combined Summary of Operations year ended December 31, 1995......................   F-4
  Notes to Pro Forma Combined Summary of Operations year ended December 31, 1995.............   F-5
  Pro Forma Combined Summary of Operations three months ended March 31, 1996.................   F-6
  Notes to Pro Forma Combined Summary of Operations three months ended
     March 31, 1996..........................................................................   F-7
  Pro Forma Combined Balance Sheet March 31, 1996............................................   F-8
  Notes to Pro Forma Combined Balance Sheet March 31, 1996...................................   F-9
Palmer Wireless, Inc.:
  Independent Auditors' Report...............................................................   F-10
  Consolidated Balance Sheets December 31, 1994 and 1995.....................................   F-11
  Consolidated Statements of Operations years ended December 31, 1993, 1994, and 1995........   F-12
  Consolidated Statements of Stockholders' Equity years ended December 31, 1993, 1994, and
     1995....................................................................................   F-13
  Consolidated Statements of Cash Flows years ended December 31, 1993, 1994, and 1995........   F-14
  Notes to Consolidated Financial Statements.................................................   F-16
  Independent Auditors' Report...............................................................   F-28
  Condensed Consolidated Balance Sheets December 31, 1995 and March 31, 1996 (Unaudited).....   F-29
  Condensed Consolidated Statements of Operations three months ended March 31, 1995 and 1996
     (Unaudited).............................................................................   F-30
  Condensed Consolidated Statements of Stockholders' Equity three months ended March 31, 1995
     and 1996 (Unaudited)....................................................................   F-31
  Condensed Consolidated Statements of Cash Flows three months ended March 31, 1995 and 1996
     (Unaudited).............................................................................   F-32
  Notes to Condensed Consolidated Financial Statements (Unaudited)...........................   F-33
The Georgia Partnerships:
  Independent Auditors' Report...............................................................   F-34
  Combined Statements of Operations year ended December 31, 1993 and ten months ended October
     31, 1994................................................................................   F-35
  Combined Statements of Changes in Partners' Capital (Deficit) year ended December 31, 1993
     and ten months ended October 31, 1994...................................................   F-36
  Combined Statements of Cash Flows year ended December 31, 1993 and ten months ended October
     31, 1994................................................................................   F-37
  Notes to Combined Financial Statements.....................................................   F-38
Augusta Metronet, Inc.:
  Independent Auditors' Report...............................................................   F-45
  Statements of Operations years ended December 31, 1993 and 1994............................   F-46
  Statements of Changes in Stockholder's Equity years ended December 31, 1993 and 1994.......   F-47
  Statements of Cash Flows years ended December 31, 1993 and 1994............................   F-48
  Notes to Financial Statements..............................................................   F-49
  Independent Auditors' Report...............................................................   F-53
  Statement of Operations eleven months ended November 30, 1995 (Unaudited)..................   F-54
  Statement of Changes in Stockholder's Equity eleven months ended November 30, 1995
     (Unaudited).............................................................................   F-55

                                                                                                 PAGE
                                                                                                ------
  Statement of Cash Flows eleven months ended November 30, 1995 (Unaudited)..................   F-56
  Notes to Financial Statements (Unaudited)..................................................   F-57
Georgia Metronet, Inc. and Subsidiaries:
  Independent Auditors' Report...............................................................   F-58
  Consolidated Statements of Operations years ended December 31, 1993 and 1994...............   F-59
  Consolidated Statements of Changes in Stockholder's Equity years ended December 31, 1993
     and 1994................................................................................   F-60
  Consolidated Statements of Cash Flows years ended December 31, 1993 and 1994...............   F-61
  Notes to Consolidated Financial Statements.................................................   F-62
  Independent Auditors' Report...............................................................   F-67
  Consolidated Statement of Operations eleven months ended November 30, 1995 (Unaudited).....   F-68
  Consolidated Statement of Changes in Stockholders' Equity eleven months ended November 30,
     1995 (Unaudited)........................................................................   F-69
  Consolidated Statement of Cash Flows eleven months ended November 30, 1995 (Unaudited).....   F-70
  Notes to Consolidated Financial Statements (Unaudited).....................................   F-71
USCOC of Georgia RSA #1, Inc.:
  Independent Auditors' Report...............................................................   F-72
  Balance Sheet December 31, 1995............................................................   F-73
  Statement of Operations year ended December 31, 1995.......................................   F-74
  Statement of Cash Flows year ended December 31, 1995.......................................   F-75
  Statement of Retained Earnings year ended December 31, 1995................................   F-76
  Notes to Financial Statements..............................................................   F-77
  Independent Auditors' Report...............................................................   F-81
  Condensed Balance Sheets December 31, 1995 and March 31, 1996 (Unaudited)..................   F-82
  Condensed Statements of Operations and Retained Earnings three months ended March 31, 1995
     and 1996 (Unaudited)....................................................................   F-83
  Condensed Statements of Cash Flows three months ended March 31, 1995 and 1996
     (Unaudited).............................................................................   F-84
  Notes to Condensed Financial Statements (Unaudited)........................................   F-85
Horizon Cellular Telephone Company of Spalding, L.P.:
  Independent Auditors' Report...............................................................   F-86
  Balance Sheets December 31, 1994 and 1995..................................................   F-87
  Statements of Operations years ended December 31, 1994 and 1995............................   F-88
  Statements of Partners' Equity years ended December 31, 1994 and 1995......................   F-89
  Statements of Cash Flows years ended December 31, 1994 and 1995............................   F-90
  Notes to Financial Statements..............................................................   F-91
  Independent Accountants' Review Report.....................................................   F-95
  Condensed Balance Sheets December 31, 1995 and March 31, 1996 (Unaudited)..................   F-96
  Condensed Statements of Operations three months ended March 31, 1995 and 1996
     (Unaudited).............................................................................   F-97
  Condensed Statements of Cash Flows three months ended March 31, 1995 and 1996
     (Unaudited).............................................................................   F-98
  Notes to Condensed Financial Statements (Unaudited)........................................   F-99

                      INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors


Palmer Wireless, Inc.:



     We have reviewed the pro forma adjustments reflecting the transactions described on page F-4 and the application of those adjustments to the historical amounts in the accompanying pro forma combined summary of operations of Palmer Wireless, Inc. for the year ended December 31, 1995. The historical combined financial statements are derived from the historical financial statements of Palmer Wireless, Inc. and subsidiaries, which were audited by us; the historical financial statements of USCOC of Georgia RSA #1, Inc. and Horizon Cellular Telephone Company of Spalding, L.P., which were audited by other accountants; and the historical unaudited financial statements of Augusta Metronet, Inc. and Georgia Metronet, Inc. and subsidiaries, which were reviewed by other accountants, appearing elsewhere herein. Such pro forma adjustments are based upon management's assumptions described in the notes to Unaudited Pro Forma Combined Summary of Operations on page F-5. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.



     In addition, we have reviewed the pro forma adjustments reflecting the transactions described on pages F-6 and F-8 and the application of those adjustments to the historical amounts in the accompanying pro forma combined balance sheet of Palmer Wireless, Inc. as of March 31, 1996, and the pro forma combined summary of operations for the three months then ended. The historical combined financial statements are derived from the historical unaudited financial statements of Palmer Wireless, Inc. and subsidiaries, which were reviewed by us, and USCOC of Georgia RSA #1, Inc. and Horizon Cellular Telephone Company of Spalding, L.P., which were reviewed by other accountants, appearing elsewhere herein. Such pro forma adjustments are based upon management's assumptions described in the notes to Unaudited Pro Forma Combined Summary of Operations on page F-7 and the notes to Unaudited Pro Forma Combined Balance Sheet on page F-9. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.



     A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments, and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.



     The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma combined financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.



     Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described on pages F-4, F-6, and F-8, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma columns do not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma combined summary of operations for the year ended December 31, 1995, the pro forma combined balance sheet as of March 31, 1996 and the pro forma combined summary of operations for the three months ended March 31, 1996.



                                      /s/  KPMG PEAT MARWICK LLP


                                      KPMG PEAT MARWICK LLP


Des Moines, Iowa

May 14, 1996

                     PALMER WIRELESS, INC. AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS
             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)
                          YEAR ENDED DECEMBER 31, 1995


    The following unaudited pro forma combined summary of operations for the year ended December 31, 1995 gives effect to: (i) the issuance of 5,369,350 shares of Class A Common Stock by Palmer Wireless, Inc. ("Palmer Wireless") pursuant to an initial public offering (the "IPO") and the application of the net proceeds therefrom of $68.4 million to reduce amounts outstanding under the $500 million credit facility with a syndicate of banks (the "Credit Facility"),
(ii) the completion of the issuance of 5,000,000 shares of Class A Common Stock by Palmer Wireless pursuant to this offering (the "Offering") and the application of the estimated net proceeds therefrom of $94.5 million to reduce amounts outstanding under the Credit Facility, (iii) the acquisition of Augusta Metronet, Inc. and Georgia Metronet, Inc. (the "GTE Companies") for aggregate consideration of approximately $158.4 million and the borrowing of this amount under the Credit Facility, (iv) the completion of the acquisition of the cellular telephone system serving the Georgia-6 RSA from Horizon Cellular Telephone Company of Spalding, L.P. (the "Proposed Georgia-6 Acquisition") for aggregate consideration of approximately $35.0 million and the borrowing of this amount under the Credit Facility, (v) the completion of the acquisition of the cellular telephone system serving the Georgia-1 RSA from USCOC of Georgia RSA #1, Inc. (the "Proposed Georgia-1 Acquisition") for aggregate consideration of approximately $31.5 million and the borrowing of this amount under the Credit Facility, and (vi) the completion of the acquisition of certain minority interests in Palmer Wireless' cellular telephone systems, as if each of (i) through (vi) above had occurred on January 1, 1995.


    The following unaudited pro forma financial data may not be indicative of what the results of operations of Palmer Wireless would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the results of operations of Palmer Wireless that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes thereto appearing elsewhere in this Prospectus.


                                          PALMER      AUGUSTA     GEORGIA
                                         WIRELESS,   METRONET,   METRONET,   GEORGIA-6   GEORGIA-1    PRO FORMA        PRO FORMA
                                           INC.        INC.        INC.         RSA         RSA      ADJUSTMENTS       COMBINED
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
                                                                  ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
   Revenue:
     Service...........................  $  96,686    $11,559     $11,660     $ 3,915     $ 2,266      $(2,750)(1)    $   123,673
                                                                                                           337(9)
     Equipment sales and
       installation....................      8,220        385         494         149          37       --                  9,285
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
       Total revenue...................  $ 104,906    $11,944     $12,154     $ 4,064     $ 2,303      $(2,413)       $   132,958
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
   Operating expenses:
     Engineering, technical, and other
       direct..........................     18,184      2,384       2,514         760         657       (2,750)(1)         22,044
                                                                                                           295(9)
     Cost of equipment.................     14,146      1,133         875         419         210       --                 16,783
     Selling, general, and
       administrative:
       Related party...................       (408)     --          --          --          --          --                   (408)
       Other...........................     31,398      4,379       3,059       1,538         735          150(2)          41,301
                                                                                                            42(9)
     Depreciation and amortization.....     15,004      2,793       2,071       1,047         535          704(3)          22,186
                                                                                                            32(4)
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
       Total operating expenses........  $  78,324    $10,689     $ 8,519     $ 3,764     $ 2,137      $(1,527)       $   101,906
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
   Operating income....................  $  26,582    $ 1,255     $ 3,635     $   300     $   166      $  (886)       $    31,052
   Interest expense, net...............     21,213      1,926       1,702       1,444         204          163(4)          30,190
                                                                                                        12,781(5)
                                                                                                        (1,324)(6)
                                                                                                        (7,919)(7)
   Other expense (income), net.........        687         (4)         (3)      --             (7)      --                    673
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
   Income (loss) before minority
     interest share of income and
     income taxes......................  $   4,682    $  (667)    $ 1,936     $(1,144)    $   (31)     $(4,587)       $       189
   Minority interest share of income...     (1,078)     --          --          --          --             110(4)            (968)
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
   Income (loss) before income taxes...  $   3,604    $  (667)    $ 1,936     $(1,144)    $   (31)     $(4,477)       $      (779)
   Income tax expense..................      2,650        368       1,250       --            108       (1,726)(8)          2,650
                                         ---------   ---------   ---------   ---------   ---------   -----------      -----------
   Net income (loss)...................  $     954    $(1,035)    $   686     $(1,144)    $  (139)     $(2,751)       $    (3,429)
                                         =========   ========    ========    ========    ========    ==========       ===========
   Average shares of common stock
     outstanding(10)...................                                                                                28,369,350
   Net loss per share of common
     stock(10).........................                                                                               $     (0.12)
                                                                                                                      ===========

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS

             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)

                          YEAR ENDED DECEMBER 31, 1995
                                ($ IN THOUSANDS)

 (1) To record the elimination of certain revenue and operating expenses relating to transactions amongst Palmer Wireless, Augusta Metronet, Inc., Georgia Metronet, Inc., Georgia-6 RSA, and Georgia-1 RSA, which would have been intercompany transactions if the GTE Acquisition, which occurred on December 1, 1995, the Proposed Georgia-6 Acquisition and the Proposed Georgia-1 Acquisition had occurred on January 1, 1995.

 (2) To record additional administrative expenses and other expenses that, in the opinion of management, would have been necessary to operate Palmer Wireless as a separate publicly owned operating entity from January 1, 1995 to March 21, 1995, the date of the IPO.

 (3) To adjust depreciation and amortization for the increase in the basis of property, plant and equipment and licenses, net of historical depreciation and amortization of the GTE Companies, Georgia-6 RSA, and Georgia-1 RSA, which would have occurred had the GTE Acquisition, the Proposed Georgia-6 Acquisition, and the Proposed Georgia-1 Acquisition been completed January 1, 1995.

                                                                  PRO FORMA           HISTORICAL
                                                                 DEPRECIATION        DEPRECIATION      PRO FORMA
                                                               AND AMORTIZATION    AND AMORTIZATION    ADJUSTMENT
                                                               ----------------    ----------------    ----------
      GTE Companies.........................................        $4,972              $4,864            $108
      Georgia-6 RSA.........................................         1,224               1,047             177
      Georgia-1 RSA.........................................           954                 535             419
                                                                   -------             -------         ----------
                                                                    $7,150              $6,446            $704
                                                               =============       =============       =========

 (4) To adjust for the acquisition of certain minority interests in six cellular subsidiaries during 1995 for $1,994 and in four cellular subsidiaries during 1996 for $670 and to adjust the related interest expense, license amortization, and minority interest share of income.

 (5) To record additional interest expense relating to amounts outstanding under the Credit Facility incurred to consummate the GTE Acquisition (including $4,118 of amendment fees relating to the Credit Facility), the Proposed Georgia-6 Acquisition, and the Proposed Georgia-1 Acquisition, net of historical interest of the GTE Companies, Georgia-6 RSA, and Georgia-1 RSA.

                                              AMOUNTS BORROWED
                                                    UNDER              PRO FORMA           HISTORICAL       PRO FORMA
                                             THE CREDIT FACILITY    INTEREST EXPENSE    INTEREST EXPENSE    ADJUSTMENT
                                             -------------------    ----------------    ----------------    ----------
      GTE Companies.......................        $ 162,515             $ 12,484             $3,628          $  8,856
      Georgia-6 RSA.......................           35,000                2,933              1,444             1,489
      Georgia-1 RSA.......................           31,500                2,640                204             2,436
                                             -------------------    ----------------        -------         ----------
                                                  $ 229,015             $ 18,057             $5,276          $ 12,781
                                             ==============         =============       =============       =========

 (6) To record a reduction in interest expense resulting from the application of the net proceeds of the IPO to reduce amounts outstanding under the Credit Facility by $68,399.

 (7) To record a reduction in interest expense resulting from the application of the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility by $94,500.

 (8) To eliminate income taxes of the GTE Companies and Georgia-1 RSA that would not have been incurred in the consolidated tax returns of Palmer Wireless.

 (9) To reclassify certain revenues and expenses of Georgia-6 RSA to be consistent with classifications used by Palmer Wireless.

(10) For purposes of determining pro forma loss per common share, the issuance of 5,369,350 shares of Class A Common Stock in the IPO and the proposed issuance of 5,000,000 shares of Class A Common Stock in the Offering were considered to have been outstanding from January 1, 1995.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



               UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS


             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)


                       THREE MONTHS ENDED MARCH 31, 1996



    The following unaudited pro forma combined summary of operations for the three months ended March 31, 1996 gives effect to: (i) the completion of the Offering and the application of the estimated net proceeds therefrom of $94.5 million to reduce amounts outstanding under the Credit Facility, (ii) the completion of the Proposed Georgia-6 Acquisition for aggregate consideration of approximately $35.0 million and the borrowing of this amount under the Credit Facility, (iii) the completion of the Proposed Georgia-1 Acquisition for aggregate consideration of approximately $31.5 million and the borrowing of this amount under the Credit Facility, and (iv) the completion of the acquisition of certain minority interests in Palmer Wireless' cellular telephone systems, as if each of (i) through (iv) above had occurred on January 1, 1996.



    The following unaudited pro forma financial data may not be indicative of what the results of operations of Palmer Wireless would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the results of operations of Palmer Wireless that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes thereto appearing elsewhere in this Prospectus.



                                                          PALMER
                                                         WIRELESS,    GEORGIA-6    GEORGIA-1     PRO FORMA       PRO FORMA
                                                           INC.          RSA          RSA       ADJUSTMENTS       COMBINED
                                                         ---------    ---------    ---------    -----------      ----------
                                                                      ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
   Revenue:
     Service..........................................    $33,856      $ 1,331       $ 724        $  (498)(1)    $   35,497
                                                                                                       84(7)
     Equipment sales and installation.................      2,035           54           7         --                 2,096
                                                         ---------    ---------    ---------    -----------      ----------
       Total revenue..................................    $35,891      $ 1,385       $ 731        $  (414)       $   37,593
                                                         ---------    ---------    ---------    -----------      ----------
   Operating expenses:
     Engineering, technical, and other direct.........      6,624          239         147           (498)(1)         6,586
                                                                                                       74(7)
     Cost of equipment................................      3,931           90          63         --                 4,084
     Selling, general, and administrative:
       Related party..................................        (52)       --          --            --                   (52)
       Other..........................................     10,976          425         233             10(7)         11,644
     Depreciation and amortization....................      5,898          267         141            147(2)          6,456
                                                                                                        3(3)
                                                         ---------    ---------    ---------    -----------      ----------
       Total operating expenses.......................    $27,377      $ 1,021       $ 584        $  (264)       $   28,718
                                                         ---------    ---------    ---------    -----------      ----------
   Operating income...................................    $ 8,514      $   364       $ 147        $  (150)       $    8,875
   Interest expense, net..............................      7,945          372          61             12(3)          7,348
                                                                                                    1,013(4)
                                                                                                   (2,055)(5)
   Other expense (income), net........................      --           --             (1)        --                    (1)
                                                         ---------    ---------    ---------    -----------      ----------
   Income (loss) before minority interest share of
     income and income taxes..........................    $   569      $    (8)      $  87        $   880        $    1,528
   Minority interest share of income..................       (452)       --          --                21(3)           (431)
                                                         ---------    ---------    ---------    -----------      ----------
   Income (loss) before income taxes..................    $   117      $    (8)      $  87        $   901        $    1,097
   Income tax expense.................................         41        --             64            158(6)            263
                                                         ---------    ---------    ---------    -----------      ----------
   Net income (loss)..................................    $    76      $    (8)      $  23        $   743        $      834
                                                         =========    ==========   ==========   ============     ===========
   Average shares of common stock outstanding(8)......                                                           28,561,923
   Net income per share of common stock(8)............                                                           $     0.03
                                                                                                                 ===========

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



          NOTES TO UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS
             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)

                       THREE MONTHS ENDED MARCH 31, 1996
                                ($ IN THOUSANDS)

(1) To record the elimination of certain revenue and operating expenses relating to transactions amongst Palmer Wireless, Georgia-6 RSA, and Georgia-1 RSA, which would have been intercompany transactions if the Proposed Georgia-6 Acquisition and the Proposed Georgia-1 Acquisition had occurred on January 1, 1996.

(2) To adjust depreciation and amortization for the increase in the basis of property, plant and equipment and licenses, net of historical depreciation and amortization of Georgia-6 RSA and Georgia-1 RSA, which would have occurred had the Proposed Georgia-6 Acquisition and the Proposed Georgia-1 Acquisition been completed January 1, 1996.


                                                                 PRO FORMA           HISTORICAL
                                                                DEPRECIATION        DEPRECIATION      PRO FORMA
                                                              AND AMORTIZATION    AND AMORTIZATION    ADJUSTMENT
                                                              ----------------    ----------------    ----------
    Georgia-6 RSA..........................................         $313                $267             $ 46
    Georgia-1 RSA..........................................          242                 141              101
                                                                    ----                ----             ----
                                                                    $555                $408             $147
                                                                    ====                ====             ====


(3) To adjust for the acquisition of certain minority interests in four cellular subsidiaries during 1996 for $670 and to adjust the related interest expense, license amortization, and minority interest share of income.

(4) To record additional interest expense relating to amounts outstanding under the Credit Facility incurred to consummate the Proposed Georgia-6 Acquisition and the Proposed Georgia-1 Acquisition, net of historical interest of Georgia-6 RSA and Georgia-1 RSA.


                                                AMOUNTS BORROWED
                                                      UNDER              PRO FORMA           HISTORICAL       PRO FORMA
                                               THE CREDIT FACILITY    INTEREST EXPENSE    INTEREST EXPENSE    ADJUSTMENT
                                               -------------------    ----------------    ----------------    ----------
    Georgia-6 RSA...........................         $35,000               $  761               $372            $  389
    Georgia-1 RSA...........................          31,500                  685                 61               624
                                                     -------               ------               ----            ------
                                                     $66,500               $1,446               $433            $1,013
                                                     =======               ======               ====            ======


(5) To record a reduction in interest expense resulting from the application of the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility by $94,500.

(6) To record additional income taxes that would have been incurred in the consolidated tax returns of Palmer Wireless.

(7) To reclassify certain revenues and expenses of Georgia-6 RSA to be consistent with classifications used by Palmer Wireless.

(8) For purposes of determining pro forma earnings per common share, the proposed issuance of 5,000,000 shares of Class A Common Stock in the Offering were considered to have been outstanding from January 1, 1996. In addition, stock options have been considered common stock equivalents and have increased the average shares of common stock outstanding by 172,573 shares (computed using the treasury stock method).

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)
                                 MARCH 31, 1996



    The following unaudited pro forma combined balance sheet as of March 31, 1996 gives effect to: (i) the completion of the Offering and the application of the estimated net proceeds therefrom of $94.5 million to reduce amounts outstanding under the Credit Facility, (ii) the completion of the Proposed Georgia-6 Acquisition for aggregate consideration of approximately $35.0 million and the borrowing of this amount under the Credit Facility, and (iii) the completion of the Proposed Georgia-1 Acquisition for aggregate consideration of approximately $31.5 million and the borrowing of this amount under the Credit Facility as if each of (i) through (iii) above had occurred on March 31, 1996.



    The following unaudited pro forma financial data may not be indicative of what the financial condition of Palmer Wireless would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of Palmer Wireless that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes thereto appearing elsewhere in this Prospectus.



                                                         PALMER
                                                        WIRELESS,    GEORGIA-6    GEORGIA-1     PRO FORMA     PRO FORMA
                                                          INC.          RSA          RSA       ADJUSTMENTS    COMBINED
                                                        ---------    ---------    ---------    -----------    ---------
                                                                              ($ IN THOUSANDS)
Current assets:
  Cash and cash equivalents..........................   $   4,553     $    39      $    --      $  64,750(1)  $   4,553
                                                                                                  (64,750)(2)
                                                                                                      (39)(2)
                                                                                                   94,500(3)
                                                                                                  (94,500)(4)
  Trade receivables, net of allowance for doubtful
    accounts.........................................      17,297         998          437             --        18,732
  Receivables from other cellular carriers...........       2,267          --           --             --         2,267
  Prepaid expenses and deposits......................       1,750          37           11             --         1,798
  Inventory..........................................       2,056          67           21             --         2,144
  Deferred income taxes..............................         949          --            9             (9)(2)       949
                                                         --------     -------      -------       --------      --------
    Total current assets.............................   $  28,872     $ 1,141      $   478      $     (48)    $  30,443
Net property, plant and equipment....................     103,885       3,791        2,513          2,210(2)    112,399
Licenses, net of amortization........................     319,284      15,520       12,102         29,907(2)    376,813
Other intangible assets, net of amortization.........      14,000          12           24         (1,786)(2)    12,250
                                                         --------     -------      -------       --------      --------
                                                        $ 466,041     $20,464      $15,117      $  30,283     $ 531,905
                                                         ========     =======      =======       ========      ========
Current liabilities:
  Current installments of long-term debt.............   $   7,603     $    --      $ 2,344      $  (2,344)(2) $   7,603
  Accounts payable...................................       9,522         339          153             --        10,014
  Accrued expenses...................................      10,837         367           52             --        11,256
  Other liabilities..................................       3,452         160           43             --         3,655
                                                         --------     -------      -------       --------      --------
    Total current liabilities........................   $  31,414     $   866      $ 2,592      $  (2,344)    $  32,528
Long-term debt.......................................     345,000      14,350           --         64,750(1)    315,250
                                                                                                  (14,350)(2)
                                                                                                  (94,500)(4)
Deferred income taxes................................       9,805          --          130           (130)(2)     9,805
Minority interests...................................       5,193          --           --             --         5,193
                                                         --------     -------      -------       --------      --------
    Total liabilities................................   $ 391,412     $15,216      $ 2,722      $ (46,574)    $ 362,776
                                                         --------     -------      -------       --------      --------
Equity:
  Common stock.......................................         234          --           --             50(3)        284
  Additional paid-in capital.........................      72,466          --       13,262        (13,262)(2)   166,916
                                                                                                   94,450(3)
  Retained earnings (accumulated deficit)............       1,929          --         (867)           867(2)      1,929
  Partners' equity...................................          --       5,248           --         (5,248)(2)        --
                                                         --------     -------      -------       --------      --------
    Total equity.....................................   $  74,629     $ 5,248      $12,395      $  76,857     $ 169,129
                                                         --------     -------      -------       --------      --------
                                                        $ 466,041     $20,464      $15,117      $  30,283     $ 531,905
                                                         ========     =======      =======       ========      ========

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)

                                 MARCH 31, 1996
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

(1) To record borrowings under the Credit Facility necessary to effect the Proposed Georgia-6 Acquisition and the Proposed Georgia-1 Acquisition (an escrow deposit of $1,750 was made prior to March 31, 1996).

(2) To record the Proposed Georgia-6 Acquisition and the Proposed Georgia-1 Acquisition for approximately $35,000 and $31,500, respectively, less $1,750 deposited in escrow prior to March 31, 1996. The excess of the cumulative purchase price over the cumulative net book value of the assets acquired has been assigned to property, plant and equipment and licenses. The assets not acquired and the liabilities not assumed have been eliminated.

(3) To record the receipt of the net proceeds from the Offering of the Class A Common Stock assuming an offering price of $20 per share net of offering costs of $5,500.

(4) To record the application of the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility by $94,500.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Palmer Wireless, Inc.:

     We have audited the accompanying consolidated balance sheets of Palmer Wireless, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Palmer Wireless, Inc. and subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                      /s/  KPMG PEAT MARWICK LLP


                                      KPMG PEAT MARWICK LLP


Des Moines, Iowa

January 31, 1996

                     PALMER WIRELESS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            DECEMBER 31,
                                                                                      -------------------------
                                                                                        1994           1995
                                                                                      ---------    ------------
                                                ASSETS (NOTE 4)
Current assets:
  Cash and cash equivalents.......................................................    $   2,998      $  3,436
  Trade accounts receivable, net of allowance for doubtful accounts of $1,567 in
    1994 and $1,880 in 1995.......................................................       11,110        17,347
  Receivable from other cellular carriers.........................................          516         3,936
  Prepaid expenses and deposits...................................................          920         1,111
  Inventory.......................................................................        6,327         2,434
  Deferred income taxes (note 5)..................................................           --           821
                                                                                        -------       -------
    Total current assets..........................................................    $  21,871      $ 29,085
                                                                                        -------       -------
Property, plant and equipment:
  Land and improvements...........................................................        1,168         3,796
  Buildings and improvements......................................................        4,280         5,120
  Equipment, communication systems, and furnishings...............................       72,773       127,140
                                                                                        -------       -------
                                                                                      $  78,221      $136,056
  Less accumulated depreciation and amortization..................................       26,337        35,120
                                                                                        -------       -------
    Net property, plant and equipment.............................................    $  51,884      $100,936
                                                                                        -------       -------
Licenses and goodwill, at cost less accumulated amortization of $15,414 in 1994
  and $20,828 in 1995 (note 3)....................................................      188,274       321,053
Other intangible assets, at cost less accumulated amortization of $1,920 in 1994
  and $4,540 in 1995 (note 3).....................................................       10,991        11,797
                                                                                        -------       -------
                                                                                      $ 273,020      $462,871
                                                                                        =======       =======
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 4).................................    $      85      $  7,441
  Due to related party............................................................        1,650            --
  Accounts payable................................................................        7,931        10,795
  Accrued interest payable........................................................        2,522         2,508
  Accrued salaries and employee benefits..........................................        1,889         2,267
  Other accrued liabilities.......................................................        2,724         4,058
  Deferred revenue................................................................        2,097         2,860
  Customer deposits...............................................................          483           591
                                                                                        -------       -------
    Total current liabilities.....................................................    $  19,381      $ 30,520
Long-term debt, excluding current installments (note 4)...........................      243,874       343,000
Deferred income taxes (note 5)....................................................           --         9,636
Minority interests................................................................        4,850         5,162
                                                                                        -------       -------
    Total liabilities.............................................................    $ 268,105      $388,318
                                                                                        -------       -------
Stockholders' equity (note 7):
  Preferred stock par value $.01 per share; 10,000,000 shares authorized; none
    issued........................................................................           --            --
  Class A Common Stock par value $.01 per share; 73,000,000 shares authorized;
    706,422 shares issued in 1994 and 6,095,772 shares issued in 1995 and Class B
    Common Stock par value $.01 per share; 18,000,000 shares authorized;
    17,293,578 shares issued in 1994 and 1995.....................................          180           234
  Additional paid-in capital......................................................        4,902        72,466
  (Accumulated deficit) retained earnings.........................................         (167)        1,853
                                                                                        -------       -------
    Total stockholders' equity....................................................    $   4,915      $ 74,553
Commitments and contingencies (note 8)
                                                                                        -------       -------
                                                                                      $ 273,020      $462,871
                                                                                        =======       =======

          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEARS ENDED DECEMBER 31,
                                                            -------------------------------------------
                                                               1993            1994            1995
                                                            -----------     -----------     -----------
Revenue:
  Service.................................................  $    35,173     $    61,021     $    96,686
  Equipment sales and installation........................        6,285           7,958           8,220
                                                            -----------     -----------     -----------
       Total revenue......................................  $    41,458     $    68,979     $   104,906
                                                            -----------     -----------     -----------
Operating expenses:
  Engineering, technical, and other direct................        7,343          12,776          18,184
  Cost of equipment.......................................        7,379          11,546          14,146
  Selling, general, and administrative:
     Related party, net (note 6)..........................          840            (442)           (408)
     Other................................................       13,046          20,199          31,398
  Depreciation and amortization...........................       10,689           9,817          15,004
                                                            -----------     -----------     -----------
       Total operating expenses...........................  $    39,297     $    53,896     $    78,324
                                                            -----------     -----------     -----------
Operating income..........................................  $     2,161     $    15,083     $    26,582
                                                            -----------     -----------     -----------
Other income (expense):
  Interest income:
     Investment...........................................           21              93             211
     Related party (note 6)...............................      --                   78         --
  Interest expense:
     Long-term debt.......................................       (7,509)        (11,158)        (21,424)
     Related party (note 6)...............................       (1,518)         (1,728)        --
                                                            -----------     -----------     -----------
       Interest expense, net..............................  $    (9,006)    $   (12,715)    $   (21,213)
  Other expense, net......................................         (590)            (70)           (687)
                                                            -----------     -----------     -----------
       Total other expense................................  $    (9,596)    $   (12,785)    $   (21,900)
                                                            -----------     -----------     -----------
(Loss) income before minority interest share
  of losses (income) and income tax expense...............  $    (7,435)    $     2,298     $     4,682
Minority interest share of losses (income)................           83            (636)         (1,078)
                                                            -----------     -----------     -----------
(Loss) income before income tax expense...................  $    (7,352)    $     1,662     $     3,604
Income tax expense........................................      --              --                2,650
                                                            -----------     -----------     -----------
Net (loss) income.........................................  $    (7,352)    $     1,662     $       954
                                                            ===========     ===========     ===========
Net (loss) income per share of common stock...............  $     (0.41)    $      0.09     $      0.04
                                                            ===========     ===========     ===========
Average shares outstanding................................   17,993,333      18,000,000      22,326,613
                                                            ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                ($ IN THOUSANDS)

                                       COMMON STOCK         COMMON STOCK                  (ACCUMULATED
                                         CLASS A               CLASS B        ADDITIONAL    DEFICIT)        TOTAL
                                    ------------------   -------------------   PAID-IN      RETAINED    STOCKHOLDERS'
                                     SHARES     AMOUNT     SHARES     AMOUNT   CAPITAL      EARNINGS       EQUITY
                                    ---------   ------   ----------   ------  ----------  ------------  -------------
Balances at December 31, 1992.....    704,755    $  7    17,288,578    $173    $ 10,479      $   --        $10,659
Partnership loss before business
  combination.....................     --        --          --        --        (7,352)     --             (7,352)
Capital distribution, net before
  business combination............     --        --          --        --          (163)     --               (163)
Issuance of common stock..........      1,667    --           5,000    --           100      --                100
                                    ---------     ---    ----------    ----     -------      ------        -------
Balances at December 31, 1993.....    706,422    $  7    17,293,578    $173    $  3,064      $   --        $ 3,244
Partnership earnings before
  business combination............     --        --          --        --         1,829      --              1,829
Net loss..........................     --        --          --        --        --            (167)          (167)
Capital contribution, net before
  business combination............     --        --          --        --             9      --                  9
                                    ---------     ---    ----------    ----     -------      ------        -------
Balances at December 31, 1994.....    706,422    $  7    17,293,578    $173    $  4,902      $ (167)       $ 4,915
Partnership loss before business
  combination.....................     --        --          --        --        (1,066)     --             (1,066)
Public offering, net of issuance
  costs of $8,114.................  5,369,350      54        --        --        68,345      --             68,399
Exercise of stock options.........     20,000    --          --        --           285      --                285
Net income........................     --        --          --        --        --           2,020          2,020
                                    ---------     ---    ----------    ----     -------      ------        -------
Balances at December 31, 1995.....  6,095,772    $ 61    17,293,578    $173    $ 72,466      $1,853        $74,553
                                    =========     ===    ==========    ====     =======      ======        =======

          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1993         1994          1995
                                                                             --------     ---------     ---------
Cash flows from operating activities:
  Net (loss) income........................................................  $ (7,352)    $   1,662     $     954
                                                                             --------     ---------     ---------
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
    Depreciation and amortization..........................................    10,689         9,817        15,004
    Minority interest share of (losses) income.............................       (83)          636         1,078
    Deferred income taxes..................................................        --            --         2,650
    Increase in trade accounts receivable..................................    (2,716)       (4,195)       (2,741)
    (Increase) decrease in inventory.......................................    (1,094)       (3,672)        4,076
    Increase in accounts payable...........................................     3,879         2,508         2,623
    Increase (decrease) in accrued interest payable........................       365         1,184           (14)
    Interest deferred and added to related party borrowings................     1,518         1,611            --
    Deferred interest paid to related party................................        --        (6,475)           --
    Interest deferred and added to other debt..............................       599           537           607
    Increase in accrued salaries and employee benefits.....................       818           466           241
    Increase in other accrued liabilities..................................     1,066           895           583
    Increase in deferred revenue...........................................       452         1,163           658
    Increase (decrease) in customer deposits...............................        52           191           (53)
    Change in other accounts...............................................       915           910         1,994
                                                                             --------     ---------     ---------
      Total adjustments....................................................  $ 16,460     $   5,576     $  26,706
                                                                             --------     ---------     ---------
      Net cash provided by operating activities............................  $  9,108     $   7,238     $  27,660
                                                                             --------     ---------     ---------
Cash flows from investing activities:
  Cash payment for purchase of non-wireline cellular telephone system and
    licenses (note 3)......................................................   (10,875)      (91,720)     (158,397)
  Purchases of minority interests..........................................    (2,854)       (3,097)       (1,543)
  Capital expenditures.....................................................   (13,304)      (22,541)      (36,564)
  Proceeds from sales of property, plant and equipment.....................        86           150            38
  (Increase) decrease in other intangible assets...........................      (415)          358          (310)
                                                                             --------     ---------     ---------
      Net cash used in investing activities................................  $(27,362)    $(116,850)    $(196,776)
                                                                             --------     ---------     ---------
Cash flows from financing activities:
  Advances from Palmer Communications Incorporated.........................     6,910         4,176            --
  Payments on advances from Palmer Communications Incorporated.............    (6,409)       (2,359)       (1,650)
  Proceeds from long-term debt.............................................   107,610       137,000       171,000
  Repayment of long-term debt..............................................   (85,125)          (75)      (65,125)
  Repayment of related party borrowings....................................        --       (20,000)           --
  Public offering proceeds, net............................................        --            --        71,144
  Exercise of stock options................................................        --            --           285
  Payment of debt issuance costs...........................................    (3,505)       (6,454)       (4,803)
  Payments of deferred offering costs......................................        --        (1,448)       (1,297)
  Collection of common stock subscriptions receivable......................        --           100            --
                                                                             --------     ---------     ---------
      Net cash provided by financing activities............................  $ 19,481     $ 110,940     $ 169,554
                                                                             --------     ---------     ---------
      Net increase in cash.................................................  $  1,227     $   1,328     $     438
Cash and cash equivalents at beginning of year.............................       443         1,670         2,998
                                                                             --------     ---------     ---------
Cash and cash equivalents at end of year...................................  $  1,670     $   2,998     $   3,436
                                                                             ========     =========     =========

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                                ($ IN THOUSANDS)

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     During 1993 and 1994, certain assets net of certain liabilities were transferred between Palmer Wireless, Inc. and Palmer Communications Incorporated. These transfers were treated as contributions to and distributions from equity and amounted to a net distribution of $163 and a net contribution of $9 for the years ended December 31, 1993 and 1994, respectively (note 6).

     During 1993, Palmer Wireless, Inc. received certain property and equipment totaling $472 from Palmer Communications Incorporated by decreasing the due from related party.

     During 1993, Palmer Communications Incorporated and its stockholders subscribed to $100 in common stock of Palmer Wireless, Inc. (note 7).

     During 1994, Palmer Wireless, Inc. accrued $188 for unpaid deferred offering costs.

     During 1995, Palmer Wireless, Inc. committed to purchase certain minority interests in 1996. This commitment totaling $451 was accrued in 1995 and paid in January 1996.

     Acquisitions of non-wireline cellular telephone systems in 1994 and 1995 (note 3):

                                                                              1994        1995
                                                                            --------    ---------
        Cash payment.....................................................   $ 91,720    $ 158,397
                                                                             =======      =======
        Allocated to:
          Fixed assets...................................................   $ 11,332    $  22,846
          Licenses.......................................................     79,383      136,940
          Deferred income taxes..........................................      --          (6,165)
          Current assets and liabilities, net............................      1,005        4,776
                                                                             -------      -------
                                                                            $ 91,720    $ 158,397
                                                                             =======      =======

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                     YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------
                                                                  1993         1994         1995
                                                                 -------     --------     --------
        Cash paid for interest................................   $ 5,816     $ 15,199     $ 18,435

          See accompanying notes to consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Palmer Wireless, Inc. and its subsidiaries (the "Company"), all of which the Company has an ownership interest in greater than 50 percent.

     Palmer Wireless, Inc. ("Wireless") is a Delaware corporation and was incorporated on December 15, 1993 to effect an initial public offering of its Class A Common Stock. At December 31, 1995, Palmer Communications Incorporated ("PCI") owned 74 percent of the outstanding common stock of Wireless and therefore Wireless is a subsidiary of PCI.

     In March of 1995, Wireless issued common stock for 100 percent of the partnership interests of Palmer Cellular Partnership ("the Partnership") (see note 2). Since this exchange was between related parties it has been accounted for in a manner similar to a pooling of interests. Therefore, the balance sheet as of December 31, 1994 and the statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1994 have been restated to include the accounts of the Partnership.

     Losses in subsidiaries, attributable to minority stockholders and partners, in excess of their capital accounts and cash capital call provisions are not eliminated in consolidation.

     Significant intercompany accounts and transactions have been eliminated in the consolidation.

  OPERATIONS

     The Company has majority ownership in corporations and partnerships which operate the non-wireline cellular telephone systems in nine Metropolitan Statistical Areas ("MSA") in three states: Florida (two), Georgia (five) and Alabama (two). The Company's ownership percentages in these entities range from approximately 78 percent to 100 percent. The Company owns directly and operates six non-wireline cellular telephone systems in Rural Service Areas in Georgia
(five) and Alabama (one).

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers cash and repurchase agreements with a maturity of three months or less to be cash equivalents.

  TRADE ACCOUNTS RECEIVABLE

     The Company grants credit to its customers. Substantially all of the customers are residents of the local areas served by the Company. Generally, the Company discontinues service to customers whose accounts are 60 days past due.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     The activity in the Company's allowance for doubtful accounts for the years ended December 31, 1993, 1994, and 1995 consisted of the following:

                                                                           ADDITIONS --
                                               BALANCE AT    ADDITIONS     ALLOWANCE AT    DEDUCTIONS,
                                               BEGINNING     CHARGED TO      DATES OF        NET OF       BALANCE AT
                                                OF YEAR       EXPENSES     ACQUISITIONS    RECOVERIES     END OF YEAR
                                               ----------    ----------    ------------    -----------    -----------
Year ended December 31, 1993.................    $  663        $  500         -$-            $   482        $   681
                                               ========      =========     ==========      =========      =========
Year ended December 31, 1994.................    $  681        $1,453          $211          $   778        $ 1,567
                                               ========      =========     ==========      =========      =========
Year ended December 31, 1995.................    $1,567        $2,078          $432          $ 2,197        $ 1,880
                                               ========      =========     ==========      =========      =========

  INVENTORY

     Inventory consisting primarily of cellular telephones and telephone parts is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is provided principally by the straight-line method over the estimated useful lives, ranging from 5 to 20 years for buildings and improvements and 5 to 10 years for equipment, communications systems and furnishings.

  ACQUISITIONS AND LICENSES

     The cost of acquired companies is allocated first to the identifiable assets, including licenses, based on the fair market value of such assets at the date of acquisition (as determined by independent appraisers or management of the Company). The excess of the total consideration over the amounts assigned to identifiable assets is recorded as goodwill.


     Also included in licenses are expenditures related directly to acquiring licenses which were not developed or operating at the time of purchase. Licenses and goodwill are being amortized from the date of acquisition on a straight-line basis over a 40-year period.


     Subsequent to the acquisition of the licenses, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of licenses may warrant revision or that the remaining balance of the license rights may not be recoverable. The Company has undergone an annual independent appraisal of its licenses' value. The Company utilizes projected undiscounted cash flows over the remaining life of the licenses and sales of comparable businesses to evaluate the recorded value of licenses. The assessment of the recoverability of the remaining balance of the license rights will be impacted if projected cash flows are not achieved.

  OTHER INTANGIBLE ASSETS

     Other intangibles consist of deferred financing costs, covenants not to compete, subscriber base, deferred offering costs and other items. With the exception of deferred offering costs, these costs are being amortized by the interest or straight-line method over their respective useful lives, which range from 5 to 10 years. Deferred offering costs at December 31, 1994, as well as those through March 21, 1995, were offset against the proceeds of the Offering (as defined in note 2).

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  INCOME TAXES

     The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board's Statement No. 109 (SFAS 109), "Accounting for Income Taxes," which requires the use of the asset and liability method of accounting for deferred income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The 1993 and 1994 consolidated financial statements made no provision for income taxes, due to the fact that the losses of the Partnership were included in the income tax returns of the individual partners. Also, the consolidated financial statements made no provision for income taxes of the corporations owned by the Company since the corporations had approximately $16,182 of net operating loss carryforwards at December 31, 1994 for federal income tax purposes. In addition, the 1994 consolidated financial statements made no provision for income taxes on the loss of Wireless due to the non-utilization of Wireless' net operating loss for the year.

  INTEREST RATE SWAP AGREEMENTS

     The differential to be paid or received in connection with interest rate swap agreements is accrued as interest rates change and is recognized over the life of the agreements.

  REVENUE RECOGNITION

     Service revenue includes local subscriber revenue and roamer revenue.

     The Company earns local subscriber revenue by providing access to the cellular network ("access revenue") or, as applicable, for usage of the cellular network ("airtime revenue"). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue is recognized when the service is rendered.

     Roamer revenue represents revenue earned by the Company for usage of its cellular network by subscribers of other cellular carriers. Roamer revenue is recognized when the services are rendered.

     Equipment sales and installation revenue is recognized upon delivery or installation of the equipment to the customer.

  OPERATING EXPENSES -- ENGINEERING, TECHNICAL AND OTHER DIRECT

     Engineering, technical and other direct operating expenses represent certain costs of providing cellular telephone service to customers. These costs include cost of incollect roaming service. Incollect roaming is the result of the Company's subscribers using cellular networks of other cellular carriers. Incollect roaming revenue is netted against the cost of incollect roaming service to determine net incollect roaming expense.

  COMPUTATION OF NET (LOSS) INCOME PER SHARE

     The computation of net (loss) income per share is based on the weighted average number of common and dilutive common equivalent shares (common stock options using the treasury stock method) outstanding

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

during the periods presented. Average shares of common stock outstanding has been computed assuming that the 704,755 shares of Class A Common Stock and 17,288,578 shares of Class B Common Stock issued in the Exchange (as defined in note 2) have been outstanding since January 1, 1993 and the 1,667 shares of Class A Common Stock and the 5,000 shares of Class B Common Stock issued in the initial capitalization of Wireless have been outstanding since January 1, 1994.

2.  OFFERING AND EXCHANGE

     On March 21, 1995 and April 18, 1995, Wireless issued 5,000,000 and 369,350 shares, respectively, of Class A Common Stock in an initial public offering (the "Offering") for net proceeds of $68,399. In connection with the Offering, on March 21, 1995, Wireless issued 704,755 shares of Class A Common Stock and 17,288,578 shares of Class B Common Stock in exchange for 100 percent of the Partnership interests of the Partnership (the "Exchange"). The assets and liabilities received in the Exchange were recorded at their historical cost to the Partnership and not revalued at fair value on the date of transfer. Since the Exchange was between related parties, it has been accounted for in a manner similar to a pooling of interests (see note 1).

3.  ACQUISITIONS AND PURCHASE OF LICENSES

     In 1993, the Company acquired the license to construct and operate the non-wireline cellular telephone system serving the Rural Service Area Market No. 8, Alabama 8 -- Lee, for $10,875. This system had no prior operations; therefore, no assets other than the license were purchased nor were any liabilities assumed.

     On October 31, 1994, the Company acquired the assets of and the licenses to operate the non-wireline cellular telephone systems serving the Georgia Rural Service Area Market Nos. 377, 378, 380 and 382, otherwise known as Georgia-7 RSA, Georgia-8 RSA, Georgia-10 RSA and Georgia-12 RSA for an aggregate purchase price of $91,720. The acquisition was accounted for by the purchase method of accounting. In connection with this acquisition, $79,383 of the purchase price was allocated to licenses. From the date of acquisition to December 31, 1994, revenue, depreciation and amortization, operating loss and net loss before interest expense related to the purchase price of the non-wireline cellular telephone systems purchased were $1,803, $744, $(645) and $(644), respectively.

     On December 1, 1995, the Company purchased all of the outstanding stock of Augusta Metronet, Inc. and Georgia Metronet, Inc., which own either directly (or in the case of Georgia Metronet, Inc., through its 97.9 percent interest in the Savannah Cellular Limited Partnership) the licenses to operate the non-wireline cellular telephone systems in the Savannah and Augusta, Georgia MSAs, respectively, for an aggregate purchase price of $158,397. The acquisition was accounted for by the purchase method of accounting. In connection with this acquisition, $136,940 of the purchase price was allocated to licenses. From the date of acquisition to December 31, 1995, revenue, depreciation and amortization, operating income and net income before interest expense related to the purchase price of the non-wireline cellular telephone systems purchased were $2,126, $508, $208 and $202, respectively. Assuming this acquisition had occurred on January 1, 1995, unaudited pro forma revenue, net loss and net loss per share for the year ended December 31, 1995 would have been $127,602, $(6,947), and $(.31), respectively. These pro forma amounts assume that the financing requirements were met by the incurrence of bank debt.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4.  NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                DECEMBER 31,
                                                                           ----------------------
                                                                             1994         1995
                                                                           ---------    ---------
        Line of credit(a)...............................................   $  --        $  --
        Credit agreement(b).............................................     237,000      343,000
        Purchase obligations(c).........................................       6,959        7,441
                                                                            --------     --------
                                                                           $ 243,959    $ 350,441
             Less current installments..................................          85        7,441
                                                                            --------     --------
             Long-term debt, excluding current installments.............   $ 243,874    $ 343,000
                                                                            ========     ========

        -----------------------
        (a) On December 1, 1995, the Company entered into a loan agreement with a bank which provides for a revolving line of credit of up to $5,000 to facilitate day-to-day cash management needs. The loan agreement provides for interest at the bank's prime rate and matures November 30, 1997. There were no borrowings under this loan agreement at December 31, 1995.

        (b) On December 1, 1995, the Company entered into an amended and restated credit agreement with 21 banks which provides for a revolving line of credit of up to $500,000, subject to certain limitations through June 30, 2004. This credit agreement increased the Company's previously existing $275,000 revolving line of credit. The credit agreement provides for quarterly commitment reductions commencing September 30, 1998 and commitment reductions of 25 to 50 percent of Excess Cash Flow (as defined in the credit agreement), if any, are required on April 15, 1998 and annually thereafter. Interest is payable at variable rates and under various interest rate options. The interest rate at December 31, 1995 ranged from
            7.88 to 9.38 percent before the effect of the interest rate swap and cap agreements outlined below. The credit agreement also provides for a commitment fee of .5 percent per year on any unused amounts of the credit agreement. Amounts outstanding are secured by the assets of the Company.

                The credit agreement provides for various compliance covenants and restrictions, including items related to mergers or acquisition transactions, the declaration or payment of dividends or other payments to stockholders, capital expenditures and maintenance of certain financial ratios.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4.  NOTES PAYABLE AND LONG-TERM DEBT -- (CONTINUED)

     (b) (Continued)
            The Company has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating debt and thus were entered into for purposes other than trading. At December 31, 1995, the Company had outstanding five interest rate swap agreements and six interest rate cap agreements having a total notional value of $185,000. These interest rate swap and cap agreements effectively change the Company's interest rate exposure on a quarterly basis on $185,000 of credit. The cap and swap agreements are summarized as follows:

                                                                           MAXIMUM    NOTIONAL
                         TYPE OF AGREEMENT                    MATURITY     LIBOR(1)    VALUE
         -------------------------------------------------  ------------   -------    --------
         Cap..............................................  Aug 3 1996       6.0%     $ 25,000
         Cap..............................................  Aug 10 1996      6.0        15,000
         Cap..............................................  Nov 17 1997      8.0        10,000
         Swap.............................................  Nov 17 1997      8.1        10,000
         Swap.............................................  Nov 17 1997      7.48       20,000
         Participating Cap(2).............................  Nov 23 1997      8.75       15,000
         Participating Swap(3)............................  Nov 24 1997      8.29       15,000
         Trigger Cap(4)...................................  Nov 28 1997    7.5/8.5      15,000
         Pay Later Cap(5).................................  Jan 12 1998      8.5        20,000
         Swap.............................................  Aug 3 1998      5.2625      25,000
         Participating Swap(6)............................  Aug 10 1998      5.98       15,000
                                                                                      --------
                                                                                      $185,000
                                                                                      =========

        -----------------------
       (1) The maximum interest rate is 2.5 percent over the LIBOR stated in the table below. The 2.5 percent interest rate over such LIBOR decreases if certain leverage ratios are met by the Company.

       (2) On 36 percent ($5,400) the interest rate is set at 8.75 percent, the balance is set at the three-month LIBOR up to a maximum 8.75 percent.

       (3) When the three-month LIBOR is less than 8.29 percent the Company participates in 50 percent of the difference.

       (4) When LIBOR is below 8.5 percent the rate is 7.5 percent, when LIBOR is 8.5 percent or above the rate is 8.5 percent.

       (5) When the three-month LIBOR rate is 8.5 percent or higher the Company receives a quarterly payment of $98.

       (6) When the six-month LIBOR is less than 5.98 percent the Company participates in 45 percent of the difference.

            Fees in the amount of $544 were incurred in connection with certain of the cap agreements and are being amortized over the lives of the respective cap agreements.

            The market value of the swap and cap agreements above, which has not been reflected in the consolidated financial statements as of December 31, 1995, is a loss of $2,221.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

            The Company is exposed to interest rate risk in the event of nonperformance by the other party to the interest rate swap and cap agreements. However, the Company does not anticipate nonperformance by any of the banks.

        (c) In connection with the purchase of controlling interest in a non-wireline cellular telephone system in 1991, the Company incurred certain purchase obligations. The obligations, which are subordinate to the credit agreement, are as follows:

                                                                                 DECEMBER 31,
                                                                              ------------------
                                     OBLIGATIONS                               1994       1995
         -------------------------------------------------------------------  -------    -------
         Payable in 1996....................................................  $   403    $   403
         Payable in quarterly installments of $25, including interest at
           12.33 percent per annum..........................................      156         48
         Payable in July 1996, including interest at 10 percent per annum...    2,456      2,702
         Payable in quarterly installments of interest only at 10 percent
           per annum with the balance due July 1996.........................      500        500
         $3,994, discounted at 10 percent per annum, payable in July 1996...    3,444      3,788
                                                                               ------     ------
                                                                              $ 6,959    $ 7,441
                                                                               ======     ======

             Based upon current borrowing rates, the fair value approximates the carrying value of the long-term debt outstanding under the credit agreement described in (b) above and the purchase obligations described in (c) above.

             The aggregate maturities of long-term debt are as follows:

                                       DECEMBER 31,                            AMOUNT
               ------------------------------------------------------------   ---------
               1996........................................................   $   7,441
               1997........................................................          --
               1998........................................................          --
               1999........................................................          --
               2000........................................................          --
               Thereafter..................................................     343,000
                                                                               --------
                                                                              $ 350,441
                                                                               ========

5.  INCOME TAXES

     Components of income tax expense for the year ended December 31, 1995 consist of the following:

                                                                            FEDERAL    STATE    TOTAL
                                                                            -------    -----    ------
    Current..............................................................   $    --    $  --    $   --
    Deferred.............................................................     2,550      100     2,650
                                                                             ------     ----    ------
                                                                            $ 2,550    $ 100    $2,650
                                                                             ======     ====    ======

     Income tax expense of $2,650 differs from the amount of income tax expense computed by applying the maximum federal income tax rate of 34 percent to net income before income taxes due to utilization of net operating losses and the recognition of deferred income taxes (in the amount of $2,650) relating to the difference between financial statement and income tax return basis of certain assets and liabilities in connection with the Exchange.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  INCOME TAXES -- (CONTINUED)

     The components of the deferred income tax assets and liabilities as of December 31, 1995 are as follows:

        Deferred tax assets:
          Allowance for doubtful accounts.........................................   $     658
          Nondeductible accruals..................................................         163
          Net operating loss carryforward.........................................       5,600
                                                                                     ---------
             Total deferred tax assets............................................   $   6,421
        Valuation allowance.......................................................      (5,184)
                                                                                     ---------
                                                                                     $   1,237
                                                                                     ---------
        Deferred tax liabilities:
          Property, plant and equipment...........................................      (7,323)
          Licenses................................................................      (2,729)
                                                                                     ---------
                                                                                     $ (10,052)
                                                                                     ---------
             Deferred tax liability, net..........................................   $  (8,815)
                                                                                     =========

     The net change in the total valuation allowance for the year ended December 31, 1995 was an increase of $5,184. A valuation allowance has been recorded primarily to offset the gross deferred tax assets created by net operating loss carryforwards. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize that portion of the deferred tax asset related to the net operating loss carryforwards in excess of the valuation allowance. The net operating loss carryforwards totaled approximately $16,000 at December 31, 1995 and expire in amounts ranging from approximately $400 to $4,100 through 2010. For carryforwards of approximately $14,000, generated in periods prior to the Exchange, utilization is limited to the subsidiary that generated the carryforwards.

6.  RELATED PARTY TRANSACTIONS

     During 1993 and 1994, the Company had a subordinated demand note of $20,000 with Palmer Broadcasting Limited Partnership, a majority-owned subsidiary of PCI. Interest expense under the note was $1,518 and $1,611 for the years ended December 31, 1993 and 1994, respectively. The note was paid off in 1994.

     PCI had previously extended the Company a line of credit in the amount of $3,000 that was used for the initial operations of the Company, to pay organization expenses and to pay expenses of the Offering. The line of credit bore interest at 2 percent above the prime rate (10.5 percent at December 31, 1994). Interest expense on the line of credit amounted to $117 for the year ended December 31, 1994. The borrowings under the line of credit were $1,615 at December 31, 1994, of which $1,448 related to offering expenses through December 31, 1994. The borrowings were repaid with the proceeds of the Offering.

     During 1994, the Company earned $78 of interest income from advances to PCI.

     The Company had a management agreement with PCI for management of the day-to-day operations of the Company. The agreement provided for a management fee of 1 percent of revenues, paid quarterly, however this fee was not charged by PCI after June 30, 1993, because of the transfer to the Company in 1993 of certain administrative functions, and the agreement was terminated on August 19, 1994. The fee amounted to $173 for the year ended December 31, 1993 and is included in selling, general and administrative expenses.

     During 1994, the Company performed certain management functions for PCI. These functions included general management, human resources administration, accounting, and computer services. PCI was charged a fee based on the Company's estimate of its time spent managing PCI and usage of its computer.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  RELATED PARTY TRANSACTIONS -- (CONTINUED)

Concurrently with the Offering and the Exchange, the Company and PCI entered into each of a transitional management and administrative services agreement and a computer services agreement that extend each December 31 for additional one-year periods unless and until either party notifies the other. The transitional management agreement was in effect through September 30, 1995. The fees from these arrangements amounted to a total of $509 and $492 for the years ended December 31, 1994 and 1995, respectively, and are included as a reduction of selling general and administrative expenses.

     During 1994, PCI provided certain tax consulting services to the Company. Concurrently with the Offering and the Exchange, the Company and PCI entered into a tax consulting agreement that extends each December 31 for additional one-year periods unless and until either party notifies the other. The fees for tax consulting services amounted to a total of $67 and $84 for the years ended December 31, 1994 and 1995, respectively, and are included in selling general and administrative expenses.

     During 1993, the responsibility for all selling, general, and administrative functions previously performed for the Company by a division of PCI were transferred to the Company. In addition, certain administrative assets, fixed assets, and current assets in the amount of $1,582 net of administrative liabilities of $738 were transferred to the Company as a contribution of equity. Under the management agreement between the Company and PCI, PCI was to be reimbursed for out-of-pocket costs and expenses related to the management of the Company. Certain expenses related to the operations of the systems have been allocated from PCI to the Company. Operating expenses were allocated based on PCI's estimate of its time spent managing the subsidiaries, and are included in selling, general, and administrative expenses. Management believes that the estimated time spent managing the subsidiaries provides a reasonable basis for the allocation of such operating expenses. The out-of-pocket operating expenses allocated to the Company were $667 for 1993.

     During 1993, the Company transferred certain tower sites, utilized by the Company, PCI and unrelated parties, in the amount of $1,007 to PCI as a distribution of equity.

     PCI has a 401(k) plan with a noncontributory retirement feature and a matching provision for employees who meet length of service and other requirements. The Company participates in this plan and was allocated 401(k) retirement and matching expense of $234, $305 and $493 for the years ended December 31, 1993, 1994 and 1995, respectively.

7.  COMMON STOCK AND STOCK PLANS

     On December 22, 1993, 3,000 shares of common stock of the Company were subscribed to by PCI and 1,000 shares by stockholders of PCI. Cash in the amount of $100 was collected by the Company on January 10, 1994 which represented the full amount of the subscriptions.

     On February 4, 1994, the Company issued a stock dividend in the amount of 2,667 shares of common stock to the then existing stockholders. Such stock dividend has been reflected in the accompanying financial statements as of December 31, 1993.

     During 1994, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 91,000,000 and to provide for Class A Common Stock and Class B Common Stock. The Class A Common Stock has one vote per share. The Class B Common Stock, which may be owned only by PCI or certain successors of PCI and of which no shares may be issued subsequent to the Offering, has five votes per share, provided, however, that, so long as any Class A Common Stock is issued and outstanding, at no time will the total outstanding Class B Common Stock have the right to cast votes having more than 75 percent of the total voting power of the common stock in the aggregate. Shares of Class B Common Stock shall be converted into Class A Common Stock on a share-for-share basis:

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  COMMON STOCK AND STOCK PLANS -- (CONTINUED)

(i) at any time at the option of the holder; (ii) immediately upon the transfer of shares of Class B Common Stock to any holder other than a successor of PCI;
(iii) immediately if the shares of Class B Common Stock held by PCI or its successors constitute 33 percent or less of the outstanding shares of the Company; (iv) at the end of 20 years from original issuance of those shares of Class B Common Stock; or (v) if more than 50 percent of the equity interests in PCI become beneficially owned by persons other than: (i) beneficial owners of PCI as of December 29, 1994 ("Current PCI Beneficial Owners"); (ii) affiliates of Current PCI Beneficial Owners; (iii) heirs or devisees of any individual Current PCI Beneficial Owner, successors of any corporation or partnership which is a Current PCI Beneficial Owner and beneficiaries of any trust which is a Current PCI Beneficial Owner; and (iv) any relative, spouse or relative of a spouse of any Current PCI Beneficial Owner.

     The Company has adopted a Stock Option Plan in connection with the Offering, under which options for an aggregate of 1,600,000 shares of Class A Common Stock are available for grants to key employees. The Company also has adopted a Directors Stock Option Plan in connection with the Offering, under which options for an aggregate of 300,000 shares of Class A Common Stock are available for grants to directors who are not officers or employees of the Company.

     The Company initially granted options to purchase 655,000 shares of Class A Common Stock of the Company to eleven employees under the Stock Option Plan. The exercise price of the options granted is $14.25 per share, the same price as the Class A Common Stock was sold to the public in connection with the Offering. The options generally vest and become exercisable in equal installments over a three-year period from the date of grant. During the year ended December 31, 1995, options to purchase 20,000 shares of Class A Common Stock of the Company were exercised. Options to purchase 635,000 shares of Class A Common Stock remain outstanding at December 31, 1995. In January 1996, the Company granted options to purchase an additional 65,000 shares of Class A Common Stock to three employees at an exercise price of $17.25 per share, the fair market value at the date of grant.

     The Company granted options to purchase 37,500 shares of Class A Common Stock to five directors under the Directors Stock Option Plan. The exercise price of the options granted is $14.25 per share, the same price as the Class A Common Stock was sold to the public in connection with the Offering. The options vested and became exercisable upon the date of the Offering (March 21, 1995). The options to purchase 37,500 shares of Class A Common Stock remain outstanding at December 31, 1995.

     The option plans terminate 10 years after the effective date, unless terminated at an earlier date by the board of directors.

     The Company has adopted a stock purchase plan for employees (the "Employee Stock Purchase Plan") and a stock purchase plan for non-employee directors ("the Non-Employee Director Stock Purchase Plan"). Under the Employee Stock Purchase Plan, 160,000 shares of Class A Common Stock are available for purchase by eligible employees of the Company or any of its subsidiaries. Under the Non-Employee Director Stock Purchase Plan, 25,000 shares of Class A Common Stock are available for purchase by non-employee directors of the Company. The purchase price of each share of Class A Common Stock purchased under the Employee Stock Purchase Plan or the Non-Employee Director Stock Purchase Plan will be the lesser of 90 percent of the fair market value of the Class A Common Stock on the first trading day of the plan year or on the last day of such plan year; provided, however, that in no event shall the purchase price be less than the par value of the stock. Both plans will terminate in 2005, unless terminated at an earlier date by the board of directors.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company occupies certain buildings and uses certain tower sites, cell sites and equipment under noncancelable operating leases which expire through 2013. The operating leases for a building and certain tower sites and cell sites are with related parties.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1995 are as follows:

                                                                                   RELATED
                                                                                   PARTIES    OTHERS
                                                                                   -------    -------
    Year ending December 31:
      1996......................................................................    $ 273     $ 2,657
      1997......................................................................      273       2,296
      1998......................................................................      273       2,125
      1999......................................................................       51       1,884
      2000......................................................................       14       1,469
      Later years through 2013..................................................       --       3,646
                                                                                     ----     -------
              Total minimum lease payments......................................    $ 884     $14,077
                                                                                     ====     =======

     Rental expense was $1,165, $1,609, and $2,487 for the years ended December 31, 1993, 1994 and 1995, respectively, of which $33, $253, and $269 was paid to related parties for 1993, 1994 and 1995, respectively.

  CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

  EMPLOYMENT AGREEMENTS

     The Company has employment agreements with six officers of the Company. The agreements have terms of two or three years and provide for aggregate annual salaries of $1,148 in 1996. Each employment agreement provides that if the officer is terminated by the Company without cause (as defined therein) or terminates the agreement for good reason (as defined therein), the Company will pay the officer, the full base salary and benefits which would have been paid to such officer during the remaining term of the agreement.

  COMMITMENTS

     In 1994, the Company entered into an agreement to license customer billing software and to receive related support maintenance on the software through December 31, 1996. Future payments under this agreement are $512 for the year ending December 31, 1996. The Company has the option to extend the agreement through December 31, 1999.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       FIRST       SECOND      THIRD     FOURTH
                                                      QUARTER      QUARTER    QUARTER    QUARTER     TOTAL
                                                     ----------    -------    -------    -------    --------
Year Ended December 31, 1994
  Total Revenue....................................   $ 13,798     $16,364    $17,628    $21,189    $ 68,979
                                                       =======     =======    =======    =======    ========
  Operating Income.................................   $  2,688     $ 4,015    $ 5,046    $ 3,334    $ 15,083
                                                       =======     =======    =======    =======    ========
  Net Income (Loss)................................   $    176     $ 1,127    $ 1,695    $(1,336)   $  1,662
                                                       =======     =======    =======    =======    ========
  Net Income (Loss) Per Share*.....................   $   0.01     $  0.06    $  0.09    $ (0.07)   $   0.09
                                                       =======     =======    =======    =======    ========

                                                       FIRST       SECOND      THIRD     FOURTH
                                                     QUARTER(A)    QUARTER    QUARTER    QUARTER     TOTAL
                                                     ----------    -------    -------    -------    --------
Year Ended December 31, 1995
  Total Revenue....................................   $ 22,374     $25,931    $26,055    $30,546    $104,906
                                                       =======     =======    =======    =======    ========
  Operating Income.................................   $  4,872     $ 6,892    $ 8,152    $ 6,666    $ 26,582
                                                       =======     =======    =======    =======    ========
  Net (Loss) Income................................   $ (3,958)    $ 1,620    $ 2,801    $   491    $    954
                                                       =======     =======    =======    =======    ========
  Net (Loss) Income Per Share*.....................   $  (0.21)    $  0.07    $  0.12    $  0.02    $   0.04
                                                       =======     =======    =======    =======    ========

- ---------------
(a) First quarter loss was increased by $2,650 due to the recognition of deferred income taxes relating to the difference between financial statement and income tax return basis of certain assets and liabilities in connection with the Exchange.

 * Weighted average shares outstanding for the quarters are calculated independent of the weighted average shares outstanding for the year; therefore, quarterly net income (loss) per share may not total to annual net income per share.

                      INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors


Palmer Wireless, Inc.:



     We have reviewed the condensed consolidated balance sheet of Palmer Wireless, Inc. and subsidiaries as of March 31, 1996, and the related condensed consolidated statements of operations, stockholders' equity and cash flows for the three-month periods ended March 31, 1996 and 1995. These condensed consolidated financial statements are the responsibility of the Company's management.



     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



     Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.



     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Palmer Wireless, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended; and in our report dated January 31, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                      /s/  KPMG PEAT MARWICK LLP

                                      KPMG PEAT MARWICK LLP


Des Moines, Iowa


May 14, 1996

                     PALMER WIRELESS, INC. AND SUBSIDIARIES


                     CONDENSED CONSOLIDATED BALANCE SHEETS


             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)


                                ($ IN THOUSANDS)


                                  (UNAUDITED)



                                                                                 DECEMBER 31,    MARCH 31,
                                                                                     1995          1996
                                                                                 ------------    ---------
                                                  ASSETS
Current assets:
  Cash and cash equivalents..................................................      $  3,436      $   4,553
  Trade accounts receivable, net of allowance for doubtful accounts..........        17,347         17,297
  Receivable from other cellular carriers....................................         3,936          2,267
  Deferred income taxes......................................................           821            949
  Prepaid expenses and deposits..............................................         1,111          1,750
  Inventory..................................................................         2,434          2,056
                                                                                    -------        -------
     Total current assets....................................................      $ 29,085      $  28,872
                                                                                    -------        -------
Net property, plant and equipment............................................       100,936        103,885
Licenses, net of amortization................................................       321,053        319,284
Other intangible assets, net of amortization.................................        11,797         14,000
                                                                                    -------        -------
                                                                                   $462,871      $ 466,041
                                                                                    =======        =======
                                          LIABILITIES AND EQUITY
Current liabilities:
  Current installments of long-term debt.....................................      $  7,441      $   7,603
  Accounts payable...........................................................        10,795          9,522
  Accrued expenses...........................................................         8,833         10,837
  Other liabilities..........................................................         3,451          3,452
                                                                                    -------        -------
     Total current liabilities...............................................      $ 30,520      $  31,414
Long-term debt, excluding current installments...............................       343,000        345,000
Deferred income taxes........................................................         9,636          9,805
Minority interests...........................................................         5,162          5,193
                                                                                    -------        -------
     Total liabilities.......................................................      $388,318      $ 391,412
                                                                                    -------        -------
Stockholders' equity.........................................................        74,553         74,629
                                                                                    -------        -------
                                                                                   $462,871      $ 466,041
                                                                                    =======        =======



Note: The balance sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



     See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)


                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                                              FOR THE THREE MONTHS
                                                                                 ENDED MARCH 31,
                                                                           ---------------------------
                                                                              1995            1996
                                                                           -----------     -----------
Revenue:
  Service................................................................  $    20,408     $    33,856
  Equipment sales and installation.......................................        1,966           2,035
                                                                           -----------     -----------
       Total revenue.....................................................  $    22,374     $    35,891
                                                                           -----------     -----------
Operating expenses:
  Engineering, technical and other direct................................        3,860           6,624
  Cost of equipment......................................................        3,144           3,931
  Selling, general and administrative....................................        7,131          10,924
  Depreciation and amortization..........................................        3,367           5,898
                                                                           -----------     -----------
       Total operating expenses..........................................  $    17,502     $    27,377
                                                                           -----------     -----------
Operating income.........................................................  $     4,872     $     8,514
                                                                           -----------     -----------
Other income (expense):
  Interest expense, net..................................................       (5,730)         (7,945)
  Other expense, net.....................................................         (328)             --
                                                                           -----------     -----------
       Total other expense...............................................  $    (6,058)    $    (7,945)
                                                                           -----------     -----------
(Loss) income before minority interest share
  of income and income tax expense.......................................       (1,186)            569
Minority interest share of income........................................         (122)           (452)
                                                                           -----------     -----------
Net (loss) income before income taxes....................................  $    (1,308)    $       117
Income tax expense.......................................................       (2,650)            (41)
                                                                           -----------     -----------
Net (loss) income........................................................  $    (3,958)    $        76
                                                                           ===========     ===========
Net (loss) income per share of common stock..............................  $     (0.21)    $      0.00
                                                                           ===========     ===========
Average shares outstanding...............................................   18,611,111      23,561,923
                                                                           ===========     ===========



     See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES


           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)


                                ($ IN THOUSANDS)


                                  (UNAUDITED)



                                       COMMON STOCK         COMMON STOCK                  (ACCUMULATED
                                         CLASS A               CLASS B        ADDITIONAL    DEFICIT)        TOTAL
                                    ------------------   -------------------   PAID-IN      RETAINED    STOCKHOLDERS'
                                     SHARES     AMOUNT     SHARES     AMOUNT   CAPITAL      EARNINGS       EQUITY
                                    ---------   ------   ----------   ------  ----------  ------------  -------------
Balances at December 31, 1994.....    706,422    $  7    17,293,578    $173    $  4,902      $ (167)       $ 4,915
Partnership loss before business
  combination.....................     --        --          --        --        (1,066)     --             (1,066)
Public offering, net of issuance
  costs of $8,114.................  5,369,350      54        --        --        68,345      --             68,399
Exercise of stock options.........     20,000    --          --        --           285      --                285
Net income........................     --        --          --        --        --           2,020          2,020
                                    ---------     ---    ----------    ----     -------      ------        -------
Balances at December 31, 1995.....  6,095,772    $ 61    17,293,578    $173    $ 72,466      $1,853        $74,553
Net income........................     --        --          --        --        --              76             76
                                    ---------     ---    ----------    ----     -------      ------        -------
Balances at March 31, 1996........  6,095,772    $ 61    17,293,578    $173    $ 72,466      $1,929        $74,629
                                    =========     ===    ==========    ====     =======      ======        =======



     See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)


                                ($ IN THOUSANDS)


                                  (UNAUDITED)



                                                                                   FOR THE THREE MONTHS
                                                                                     ENDED MARCH 31,
                                                                                  ----------------------
                                                                                    1995          1996
                                                                                  ---------     --------
Cash flows from operating activities:
  Net (loss) income.............................................................  $  (3,958)    $     76
                                                                                   --------     ---------
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
     Depreciation and amortization..............................................      3,367        5,898
     Minority interest share of income..........................................        122          452
     Deferred income taxes......................................................      2,650           41
     Loss on disposal of property...............................................        325           --
     Interest deferred and added to long-term debt..............................        149          187
     (Increase) decrease in trade accounts receivable...........................       (497)          50
     Decrease in inventory......................................................      2,416          378
     (Decrease) increase in accounts payable and accrued expenses...............     (3,824)          40
     Change in other accounts...................................................        547         (343)
                                                                                   --------     ---------
       Total adjustments........................................................  $   5,255     $  6,703
                                                                                   --------     ---------
       Net cash provided by operating activities................................  $   1,297     $  6,779
                                                                                   --------     ---------
Cash flows from investing activities:
  Capital expenditures..........................................................     (4,442)      (6,618)
  Purchases of minority interests...............................................         --       (1,224)
  Collection of purchase price adjustment.......................................         --        2,452
  Increase in other intangible assets...........................................       (614)      (2,247)
                                                                                   --------     ---------
       Net cash used in investing activities....................................  $  (5,056)    $ (7,637)
                                                                                   --------     ---------
Cash flows from financing activities:
  Advances to Palmer Communications Incorporated, net...........................     (1,603)          --
  Repayment of long-term debt...................................................    (60,025)         (25)
  Proceeds from long-term debt..................................................      5,000        2,000
  Public offering proceeds, net.................................................     66,250           --
                                                                                   --------     ---------
       Net cash provided by financing activities................................  $   9,622     $  1,975
                                                                                   --------     ---------
       Net increase in cash and cash equivalents................................  $   5,863     $  1,117
Cash and cash equivalents at the beginning of period............................      2,998        3,436
                                                                                   --------     ---------
Cash and cash equivalents at the end of period..................................  $   8,861     $  4,553
                                                                                   ========     =========
Supplemental disclosure of cash flow information:
  Cash paid for interest........................................................  $   5,483     $  7,033
                                                                                   ========     =========



     See accompanying notes to condensed consolidated financial statements.

                     PALMER WIRELESS, INC. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


             (SEE ACCOMPANYING INDEPENDENT AUDITORS' REVIEW REPORT)


                                ($ IN THOUSANDS)


                                  (UNAUDITED)



(1)  BASIS OF PRESENTATION



     The accompanying condensed consolidated financial statements of Palmer Wireless, Inc. and subsidiaries (the "Company") have been prepared without audit pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financials. In the opinion of management, all adjustments (none of which were other than normal recurring items) considered necessary for a fair presentation have been included. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.



     The computation of net (loss) income per share is based on the weighted average number of common and dilutive common equivalent shares (common stock options using the treasury stock method) outstanding during the periods presented.



(2) ACQUISITIONS



     On March 22, 1996, the Company announced that two of its majority-owned subsidiaries entered into a definitive agreement to purchase the non-wireline cellular telephone system serving Georgia-6 RSA for a total purchase price of $35 million, subject to certain adjustments.



     On April 23, 1996, the Company entered into a definitive agreement to purchase the non-wireline cellular telephone system serving the Georgia-1 RSA for a total purchase price of $31.5 million, subject to certain adjustments.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southeast Georgia Cellular
Limited Partnership and Georgia 12
Cellular Limited Partnership:

     We have audited the accompanying combined statements of operations, changes in partners' capital (deficit), and cash flows of SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP (a Georgia limited partnership) (formerly GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED PARTNERSHIP) AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP (a Delaware limited partnership) for the year ended December 31, 1993 and the ten months ended October 31, 1994. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, changes in partners' capital (deficit), and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, changes in partners' capital (deficit), and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of operations, changes in partners' capital (deficit), and cash flows referred to above present fairly, in all material respects, the results of operations, changes in partners' capital (deficit), and cash flows of Southeast Georgia Cellular Limited Partnership and Georgia 12 Cellular Limited Partnership for the year ended December 31, 1993 and the ten months ended October 31, 1994 in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP
                                      Arthur Andersen LLP

Atlanta, Georgia
December 30, 1994

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS

                                    (NOTE 1)
                                 (IN THOUSANDS)

                                                                                               TEN MONTHS
                                                                               YEAR ENDED        ENDED
                                                                              DECEMBER 31,    OCTOBER 31,
                                                                                  1993            1994
                                                                              ------------    ------------
Revenue (Note 2):
  Service...................................................................    $  4,401        $  7,681
  Equipment sales and installation..........................................         425             426
                                                                                --------        --------
     Total revenue..........................................................    $  4,826        $  8,107
                                                                                --------        --------
Operating expenses:
  Cost of equipment.........................................................         822             754
  Operations expenses -- nonaffiliates (Note 2).............................       1,265           1,878
  Operations expenses -- affiliates (Note 5)................................         212             126
  Selling, general, and administrative expenses -- nonaffiliates............       2,931           3,661
  Selling, general, and administrative expenses -- affiliates (Note 5)......       1,182             615
  Depreciation and amortization.............................................       1,787           2,169
                                                                                --------        --------
     Total operating expenses...............................................    $  8,199        $  9,203
                                                                                --------        --------
Net operating loss..........................................................    $ (3,373)       $ (1,096)
Interest expense, net (Note 2)..............................................       1,946           2,437
Other income, net...........................................................          --              62
Loss on disposal of assets (Note 2).........................................         279              --
                                                                                --------        --------
Net loss....................................................................    $ (5,598)       $ (3,471)
                                                                                ========        ========

   The accompanying notes are an integral part of these combined statements.

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

         COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)

                                    (NOTE 1)
                                 (IN THOUSANDS)

                                                                           GENERAL     LIMITED
                                                                           PARTNERS    PARTNERS     TOTAL
                                                                           --------    --------    --------
Balance, December 31, 1992...............................................  $   (745)   $  5,445    $  4,700
  Capital contributions..................................................        36       3,585       3,621
  Net loss for the year ended December 31, 1993..........................    (2,736)     (2,862)     (5,598)
  Restructuring adjustment at July 30, 1993 (Note 1).....................     1,200      (1,200)         --
                                                                            -------     -------     -------
Balance, December 31, 1993...............................................  $ (2,245)   $  4,968    $  2,723
  Net loss for the ten months ended October 31, 1994.....................    (1,792)     (1,679)     (3,471)
                                                                            -------     -------     -------
Balance, October 31, 1994................................................  $ (4,037)   $  3,289    $   (748)
                                                                            =======     =======     =======

   The accompanying notes are an integral part of these combined statements.

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                    (NOTE 1)
                                 (IN THOUSANDS)

                                                                                               TEN MONTHS
                                                                                                 ENDED
                                                                               YEAR ENDED       OCTOBER
                                                                              DECEMBER 31,        31,
                                                                              ------------     ----------
                                                                                  1993            1994
                                                                              ------------     ----------
Cash flows from operating activities:
  Net loss..................................................................    $ (5,598)       $ (3,471)
                                                                                 -------         -------
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization..........................................       1,787           2,169
     Loss on disposal of assets.............................................         279          --
     Increase in current operating assets...................................        (634)           (980)
     Increase in current operating liabilities..............................  1,164.....              16
     Deferred interest......................................................         950             558
     Other operating activities.............................................          30              43
                                                                                 -------         -------
       Total adjustments....................................................    $  3,576        $  1,806
                                                                                 -------         -------
       Net cash used in operating activities................................    $ (2,022)       $ (1,665)
                                                                                 -------         -------
Cash flows from investing activities:
  Proceeds from sale of property............................................      --                 188
  Capital expenditures......................................................      (3,134)         (1,071)
  Payment for license rights................................................      (5,964)         --
  Payment of other deferred charges.........................................        (184)           (164)
                                                                                 -------         -------
       Net cash used in investing activities................................    $ (9,282)       $ (1,047)
                                                                                 -------         -------
Cash flows from financing activities:
  Issuance of long-term obligations.........................................       4,909           3,715
  Repayment of long-term obligations........................................         (28)           (464)
  Capital contributions.....................................................       3,621          --
  Issuance of notes payable -- affiliates...................................       2,541           1,651
  Payment of notes payable -- affiliates....................................      --              (2,251)
  Deferred interest on notes payable -- affiliates..........................          87              37
                                                                                 -------         -------
       Net cash provided by financing activities............................    $ 11,130        $  2,688
                                                                                 -------         -------
Net decrease in cash........................................................    $   (174)       $    (24)
Cash at beginning of period.................................................         344             170
                                                                                 -------         -------
Cash at end of period.......................................................    $    170        $    146
                                                                                 =======         =======
Supplemental disclosure of noncash investing and financing activities:
Long-term obligations issued in exchange for property and equipment.........    $  3,191        $    660
Cash paid for interest......................................................    $    835        $    680

   The accompanying notes are an integral part of these combined statements.

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     DECEMBER 31, 1993 AND OCTOBER 31, 1994

1.  ORGANIZATION AND NATURE OF BUSINESS

     On January 31, 1994, the partners of Georgia Seven Nonwireline Cellular Partnership (the "Georgia 7 Partnership"), Georgia 8 Cellular Limited Partnership (the "Georgia 8 Partnership"), and Georgia 10 Cellular Limited Partnership (the "Georgia 10 Partnership") agreed to merge the Georgia 7 Partnership and the Georgia 8 Partnership into the Georgia 10 Partnership and change the name of the Georgia 10 Partnership to Southeast Georgia Cellular Limited Partnership ("SEGA").

     On May 26, 1994, SEGA and Georgia 12 Cellular Limited Partnership (the "Georgia 12 Partnership") (collectively, the "Georgia Partnerships") entered into an agreement to be acquired by Palmer Cellular Partnership ("Palmer"), an Iowa general partnership, and BJV L.P. ("BJV"), a Delaware limited partnership formed by Palmer to effect the merger. The accompanying combined statements of operations, changes in partners' capital (deficit), and cash flows present the result of operations, changes in partners' capital (deficit), and cash flows for the year ended or, as applicable, for the period from inception (June 25, 1993 for the Georgia 10 Partnership) to December 31, 1993 and for the ten months ended October 31, 1994.

     On October 31, 1994, SEGA and the Georgia 12 Partnership were acquired by and merged into BJV as of the close of business on October 31, 1994, and the separate existence of SEGA and the Georgia 12 Partnership ceased. The purchase price was (a) $90,000,000, plus (b) any cash advanced after June 1, 1994 to any of the Georgia Partnerships by Sterling Cellular Limited Partnership ("Sterling") or Sterling Cellular Holdings Limited Partnership ("Holdings") to fund operating cash deficits, as defined, for the period from June 1, 1994 through the closing date, as defined, for the period from June 1, 1994 through the closing date, plus (c) any capital expenditures actually made and funded through increases in the market debt, as defined, or partner debt, as defined, by any of the Georgia Partnerships, less (d) certain debts due upon sale or change in control of the Georgia Partnerships (Notes 4 and 5). The purchase price, as adjusted, exceeded the carrying value of the net assets.

     The Georgia Partnerships were originally formed, started operations, and served rural statistical areas ("RSA") as follows:

                                                                       DATE
                                                 DATE               OPERATIONS             RSA
                                                FORMED                 BEGAN             SERVED
                                          ------------------    -------------------    -----------
    Partnership:
    SEGA, formerly:
    Georgia 7 Partnership...............  December 27, 1990     September 19, 1991     Georgia 7
    Georgia 8 Partnership...............  August 24, 1992       September 30, 1992     Georgia 8
    Georgia 10 Partnership..............  June 25, 1993         June 25, 1993          Georgia 10
    Georgia 12 Partnership..............  May 10, 1991          October 17, 1991       Georgia 12

     Prior to the acquisition by BJV, the Georgia Partnerships were owned by various corporations and partnerships, most of which were related entities, and had been managed by FGI Cellular Management, Inc. ("FGICM"), a related entity.

     During 1993, certain restructuring between the entities which owned the general and limited partner units took place and ownership representing $1,200,000 of partnership capital was transferred from limited partners to general partners.

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1.  ORGANIZATION AND NATURE OF BUSINESS -- (CONTINUED)
     The Georgia Partnerships' losses are allocated on a separate partnership basis to the partners in proportion to their partnership interest, as defined in the partnership agreements, until the aggregate capital accounts of the limited partners are reduced to zero. The balance (excess loss), if any, is allocated to the general partners. The Georgia Partnerships' profits are allocated on a separate partnership basis first to the general partners in an amount equal to total excess losses, if any, previously allocated to the general partners and then to the partners in proportion to their partnership interests, as defined.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION

     The financial statements include the accounts of SEGA (formerly the Georgia 7 Partnership, the Georgia 8 Partnership and the Georgia 10 Partnership) and the Georgia 12 Partnership. All significant intercompany balances and transactions have been eliminated.

  REVENUE RECOGNITION

     Service revenue includes local subscriber revenue and roamer revenue.

     The Georgia Partnerships earn local subscriber revenue by providing access to the cellular network ("access revenue") or, as applicable, for usage of the cellular network ("airtime revenue"). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue is recognized when the service is rendered.

     Roamer revenue represents revenue earned by the Georgia Partnerships for usage of the cellular network by subscribers of other cellular carriers. Roamer revenue is recognized when the services are rendered. The roamer accounts receivable represents roamer revenue that has been billed to the roamer partners and roamer services that have been rendered but are unbilled.

     Equipment sales and installation revenue is recognized upon delivery or installation of the equipment to the customer.

  OPERATIONS EXPENSES -- NONAFFILIATES

     Operations expenses -- nonaffiliates represent certain costs of providing cellular telephone service to customers. These costs include cost of roamer-incollect services. Roamer-incollect is the result of the Georgia Partnerships' subscribers using cellular networks of other carriers. Roamer-incollect revenue is netted against the cost of roamer-incollect services to determine net roamer-incollect expense.

  EXPENSE ALLOCATION

     Expenses included in the statements of operations represent direct expenses incurred by the individual partnerships of certain operations, marketing, and administrative expenses incurred in conjunction with the Georgia Partnerships and an allocation of certain operations, marketing, and administrative expenses from FGICM (Note 5).

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  INVENTORY

     The Georgia Partnerships maintain inventories of cellular telephones for resale. Inventory is valued at the lower of cost or market using the first-in, first-out method.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, including certain engineering costs and capitalized interest.

     The Georgia Partnerships record depreciation using the straight-line method over the estimated useful lives of the assets as follows:

          Buildings and towers.................................................  15 years
          Leasehold improvements...............................................  5 years
          Machinery and equipment..............................................  3 to 7 years
          Office furniture and equipment.......................................  3 to 7 years

     Depreciation expense for the year ended or, as applicable, for the period from inception to December 31, 1993 and for the ten months ended October 31, 1994 totaled approximately $869,000 and $1,314,000, respectively. The Georgia Partnerships' policy is to remove the cost and accumulated depreciation of retirements from the accounts and to recognize the related gain or loss upon the disposition of assets. During 1993, the Georgia Partnerships retired certain equipment resulting in losses of approximately $279,000. The loss from disposal of equipment is included in loss on disposal of assets in the accompanying statements of operations. Also during 1993, the Georgia 7 Partnership retired its cellular switch as a result of reaching a switch-sharing agreement with the Georgia 12 Partnership. The net book value of this equipment totaled $260,000. During 1994, this equipment was transferred, at its net book value, to another cellular partnership which is owned by the partners of Sterling. There were no other significant asset retirements or disposals during 1993 or the ten months ended October 31, 1994.

  OTHER NONCURRENT ASSETS

     Included in other noncurrent assets charges are legal fees incurred in conjunction with the procurement of long-term financing and organization costs associated with the formation of the Georgia Partnerships. Debt issuance costs are amortized over the term of the related long-term debt facility, and organization costs are amortized over five years. Amortization of the debt issuance costs and the organization costs for the year ended or, as applicable, for the period from inception to December 31, 1993 and for the ten months ended October 31, 1994 was approximately $67,000 and $85,000, respectively, and is included in interest expense in the accompanying statements of operations.

  INTEREST EXPENSE, NET

     A portion of the interest expense on the Georgia Partnerships' outstanding long-term debt (Note 4) is capitalized during the construction period as a cost of construction. Interest capitalized was not significant during 1993 or the ten months ended October 31, 1994. Payment of interest is partially deferred for two years on the SAR promissory note (the "SAR Note") (Note 4) and the limited partners' notes (the "Limited Partners Notes") (Note 4) and is deferred for the first year on the Montana Cellular Telephone Company promissory note (the "MCTC Note") (Note 4).

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  INCOME TAXES

     The Georgia Partnerships are not considered taxable entities for federal or state income tax purposes. All taxable income or loss is included in the separate tax returns of the partners in accordance with the terms of the partnership agreements. Accordingly, no provision for income taxes is included in the accompanying financial statements.

3.  LICENSE RIGHTS

     On December 27, 1990, the Georgia 7 Partnership was formed with Hetafi Cellular, Inc. ("HCI") as the general partner with a 1% interest and Hetafi, Inc. ("Hetafi") and Sterling as limited partners with ownership interests of 71% and 28%, respectively. As consideration for the original partnership interest, HCI and Hetafi contributed to the Georgia 7 Partnership the Federal Communications Commission's authorization to operate the Georgia 7 RSA and Sterling paid $2,500,000 in cash to Hetafi.

     On August 25, 1992, the Georgia 8 Partnership acquired the rights to provide cellular mobile telephone service to the Georgia 8 RSA from First-Cell for $4,250,000. The total purchase was paid in cash.

     On June 25, 1993, the Georgia 10 Partnership acquired certain assets and the rights to provide cellular mobile telephone service to the Georgia 10 RSA from JWT Partnership II for $6,500,000. Of the total purchase, $3,500,000 was paid in cash and $3,000,000 was financed through the issuance of a five-year note to Montana Cellular Telephone Company (Note 4).

     On July 29, 1991, the Georgia 12 Partnership acquired the rights to provide cellular telephone service to the Georgia 12 RSA from SAR for $14,425,000. Of the total purchase, $4,500,000 was paid in cash, $3,000,000 was financed through notes to the limited partners, and $6,925,000 was financed through the issuance of a five-year note to SAR (Note 4).

     The Georgia Partnerships have recorded the portion of the purchase price relating to the Georgia 8 RSA, the Georgia 10 RSA, and the Georgia 12 RSA licenses as license rights. The amount recorded for these license rights totaled approximately $24,638,000 and is being amortized over 25 years. Amortization expense for the year ended or, as applicable, for the period from inception to December 31, 1993 and for the ten months ended October 31, 1994 was approximately $867,000 and $821,000, respectively, and is included in depreciation and amortization in the accompanying statements of operations.

     Subsequent to the acquisition of the licenses, the Georgia Partnerships continually evaluate whether later events and circumstances have occurred that indicate the remaining estimated useful lives of licenses may warrant revision or that the remaining balances of the license rights may not be recoverable. When factors indicate that a license should be evaluated for possible impairment, the Georgia Partnerships use an estimate of undiscounted net income over the remaining life of the license in measuring whether the license rights are recoverable.

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  LONG-TERM OBLIGATIONS

     Long-term obligations at December 31, 1993 and October 31, 1994 are as follows:

                                                                          1993            1994
                                                                       -----------     -----------
    Promissory notes.................................................  $10,923,000     $14,857,000
    MCTC Note, including deferred interest of $117,000 and $231,000
      at December 31, 1993 and October 31, 1994, respectively........    3,117,000       3,231,000
    Limited Partners Notes, including deferred interest of $1,088,000 and $1,447,000 at December 31, 1993 and October 31, 1994,
      respectively...................................................    4,088,000       4,447,000
    SAR Note, including deferred interest of $868,000 and $953,000 at
      December 31, 1993 and October 31, 1994, respectively...........    7,793,000       7,879,000
    Bank installment contracts.......................................       94,000          69,000
    Less current maturities..........................................     (379,000)     (1,081,000)
                                                                       ------------    ------------
                                                                       $25,636,000     $29,402,000
                                                                       ============    ============

     The promissory notes represent various borrowings by the Georgia Partnerships from equipment vendors. Interest on these notes is payable monthly in arrears at a rate based upon the 90-day commercial paper rate, as defined, on the last business day of the previous calendar quarter, plus 4.35% to 4.5% per annum. During the year ended December 31, 1993 and the ten months ended October 31, 1994, the rates on these notes ranged from 7.44% to 7.75% and 7.57% to 9.64%, respectively, with the December 31, 1993 and October 31, 1994 rates equaling 7.56% and 9.64%, respectively (Note 7).

     The MCTC Note was issued by the Georgia 10 Partnership in June 1993 as part of the payment for the purchase of the Georgia 10 RSA License. The MCTC Note bears interest per annum at a rate equal to 1.5% above the prime rate, as defined in the note agreement. The prime rate was 6% at December 31, 1993 and 7.75% at October 31, 1994. Interest compounds annually, and payment of interest is deferred for the initial year of the note. Quarterly interest payments began on September 25, 1994 (Note 7).

     The Limited Partners Notes represent funds borrowed from the limited partners in connection with the acquisition of the Georgia 12 RSA license. In 1992, the limited partners agreed to change the basic interest rate on the Limited Partners Notes from 30% to 13%, effective retroactively to July 29, 1991. The holders of the Limited Partners Notes are entitled to an additional interest payment of up to 17% contingent upon the sale or refinancing of certain assets of the Georgia 12 Partnership (Note 7). Payment of interest has been deferred through October 31, 1994. Deferred interest of $1,447,000 is added to the principal amount due of $3,000,000 and is payable on the earlier of the sale of the Georgia 12 RSA license or July 29, 1996.

     The SAR Note was issued in July 1991 as partial payment for the purchase of the Georgia 12 RSA license. The SAR Note bears interest at 8.5% per annum. Interest is due quarterly in amounts of $66,000 for the initial two years and quarterly in amounts of $100,000 in the third year. Interest in years four and five is due quarterly at the 8.5% rate. Deferred interest during the first three years of the SAR Note is compounded quarterly. Principal of $6,925,000 and accrued but unpaid interest of $953,000 will be due on the earlier of the sale of the Georgia 12 RSA license or July 29, 1996 (Note 7).

     Bank installment contracts were issued during 1993 for the purchase of several vehicles to be used by the Georgia Partnerships. These contracts call for 36 equal monthly payments on each contract and carry stated annual interest rates ranging from 6.75% to 8.25% (Note 7).

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5.  RELATED PARTIES

  NOTES PAYABLE -- AFFILIATES

     During 1993 and the ten months ending October 31, 1994, the Georgia Partnerships borrowed funds from Sterling Cellular Limited Partnership ("SCLP") for construction and working capital needs of the Georgia Partnerships. Interest on the notes accrues at 10%. Both principal of $1,941,000 and deferred interest of $124,000 are due on demand but not earlier than allowed by the covenants under the notes payable to certain equipment vendors (Note 4).

     These notes are secured solely by a preferred security interest in or lien on all present and future real and personal property, assets, and revenues of the Georgia Partnerships. SCLP's right to the payment of all indebtedness due pursuant to these notes is subordinate to all long-term creditors.

  EXPENSE ALLOCATION

     FGICM allocates expenses to the Georgia Partnerships based on FGICM's estimate of the percentage of services devoted directly to the Georgia Partnerships. Management believes that this method of expense allocation is reasonable. Allocated costs totaled approximately $1,022,000 and $665,000 for the year ended or, as applicable, for the period from inception to December 31, 1993 and the ten months ended October 31, 1994, respectively, and are included in operations expenses -- affiliates and selling, general, and administrative expense -- affiliates in the accompanying statements of operations.

  MARKETING SERVICES

     FGI, Inc., which is owned by principals of FGICM, provides marketing services to the Georgia Partnerships, including market research, creative and design work, and advertising placement. Marketing fees paid to FGI, Inc. totaled approximately $298,000 and $76,000 for the year ended or, as applicable, for the period from inception to December 31, 1993 and the ten months ended October 31, 1994, respectively, and are included in selling, general, and administrative expenses -- affiliates in the accompanying statements of operations.

  MANAGEMENT SERVICES

     On December 27, 1990, the Georgia 7 Partnership entered into a five-year management agreement with FGICM whereby FGICM provided turnkey management and computer services to the Georgia 7 Partnership. As compensation for its services, FGICM earned a construction period management fee of $150,000 during the initial construction period, as defined, and a monthly management fee. In addition, certain incentive payments could be earned by FGICM based on performance, as defined in the agreement. This management agreement was terminated effective with the restructuring of the Georgia 7 Partnership on July 30, 1993 (Note 1). For the year ended December 31, 1993, management fees and incentives totaled approximately $74,000 and are included in selling, general, and administrative expenses -- affiliates in the accompanying statements of operations.

  OTHER

     Certain other direct expenses incurred by the Georgia Partnerships have been paid by FGICM on behalf of the Georgia Partnerships.

     In addition, Palmer incurred expenses on behalf of the Georgia Partnerships prior to October 31, 1994.

                 SOUTHEAST GEORGIA CELLULAR LIMITED PARTNERSHIP
       (FORMERLY GEORGIA SEVEN NONWIRELINE CELLULAR LIMITED PARTNERSHIP, GEORGIA 8 CELLULAR LIMITED PARTNERSHIP, AND GEORGIA 10 CELLULAR LIMITED
                                  PARTNERSHIP)
                  AND GEORGIA 12 CELLULAR LIMITED PARTNERSHIP

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMITMENTS

     The Georgia Partnerships have entered into certain noncancelable operating lease agreements for the use of cellular towers, land to construct and maintain cellular towers, and office space. The leases vary in length, but all expire before 2008. Several of the cell site leases contain provisions whereby lease payments in later years increase at a fixed rate or based on a published price index. For the year ended or, as applicable, for the period from inception to December 31, 1993 and for the ten months ended October 31, 1994, approximately $225,000 and $313,000, respectively, were expensed related to these leases. Future minimum rental commitments as of October 31, 1994 are as follows:

        1994 (November and December).............................................  $   63,000
        1995.....................................................................     354,000
        1996.....................................................................     277,000
        1997.....................................................................     213,000
        1998.....................................................................     172,000
        1999.....................................................................     166,000
        Thereafter...............................................................     605,000
                                                                                   ----------
                                                                                   $1,850,000
                                                                                   ==========

7.  SUBSEQUENT EVENT

     On October 31, 1994, SEGA and the Georgia 12 Partnership were acquired by and merged into BJV as of the close of business on October 31, 1994. In connection with this acquisition, all outstanding debt of the Georgia Partnerships as of the close of business on October 31, 1994 was repaid out of the proceeds of the sale. This subsequent early extinguishment of debt is not reflected in the accompanying financial statements and is expected to result in an extraordinary loss related to the write-off of deferred financing costs of approximately $304,000 as of October 31, 1994, the payment of additional interest on the Limited Partners Notes of approximately $3,144,000 (Note 4), and other costs incurred in connection with the early extinguishment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Augusta Metronet, Inc.:

     We have audited the accompanying statements of operations, changes in stockholder's equity, and cash flows of Augusta Metronet, Inc. (an Arkansas corporation and a wholly owned subsidiary of GTE Mobile Communications, Inc.) for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Augusta Metronet, Inc. for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP
                                      Arthur Andersen LLP

Atlanta, Georgia
September 29, 1995

                             AUGUSTA METRONET, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                  (THOUSANDS)

                                                                                     1993         1994
                                                                                   --------     --------
Revenues and Sales:
  Service revenues...............................................................  $  7,114     $ 10,202
  Equipment sales................................................................       488          561
  Other revenue..................................................................        12           16
                                                                                   --------     --------
     Total revenues and sales....................................................     7,614       10,779
                                                                                   --------     --------
Costs and Expenses:
  Cost of services...............................................................     1,753        2,538
  Cost of equipment sales........................................................       964          993
  Selling, general and administrative............................................     3,383        4,125
  Depreciation...................................................................       902          984
  Amortization...................................................................     1,932        1,932
                                                                                   --------     --------
     Total operating expenses....................................................     8,934       10,572
                                                                                   --------     --------
     Net operating income (loss).................................................    (1,320)         207
Interest Expense, Net............................................................    (1,158)      (1,453)
Other Income, Net................................................................     --               3
                                                                                   --------     --------
Net Loss before Income Taxes.....................................................    (2,478)      (1,243)
(Benefit from) Provision for Income Taxes........................................      (165)         222
                                                                                   --------     --------
Net Loss.........................................................................  $ (2,313)    $ (1,465)
                                                                                   ========     ========

   The accompanying notes are an integral part of these financial statements.

                             AUGUSTA METRONET, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                  (THOUSANDS)

                                                       COMMON                                        TOTAL
                                                       STOCK         PAID-IN     ACCUMULATED     STOCKHOLDER'S
                                                    $1 PAR VALUE     CAPITAL       DEFICIT          EQUITY
                                                    ------------     -------     -----------     -------------
Balance, December 31, 1992........................      --           $52,393      $  (7,364)        $45,029
  Net loss for the year ended
     December 31, 1993............................      --             --            (2,313)         (2,313)
                                                    ------------     -------     -----------     -------------
Balance, December 31, 1993........................      --            52,393         (9,677)         42,716
  Net loss for the year ended
     December 31, 1994............................      --             --            (1,465)         (1,465)
                                                    ------------     -------     -----------     -------------
Balance, December 31, 1994........................      --           $52,393      $ (11,142)        $41,251
                                                    ==========       ========    ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                             AUGUSTA METRONET, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                  (THOUSANDS)

                                                                                     1993         1994
                                                                                   --------     --------
Cash Flows from Operating Activities:
  Net loss.......................................................................  $ (2,313)    $ (1,465)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation................................................................       902          984
     Amortization................................................................     1,932        1,932
     Increase in deferred income taxes...........................................        71           55
     Increase in postretirement benefit obligation...............................        19            5
     Increase in postemployment benefit obligation...............................         2        --
     Changes in current assets and current liabilities:
       Increase in accounts receivable...........................................      (321)        (672)
       Decrease in income taxes receivable.......................................       603          450
       Increase in inventories...................................................       (17)         (38)
       Increase in other current assets..........................................     --             (98)
       Increase in current liabilities, net of capital expenditures..............       299          454
     Other, net..................................................................        (3)          15
                                                                                   --------     --------
     Net cash provided by operating activities...................................     1,174        1,622
                                                                                   --------     --------
Cash Flows from Investing Activities:
  Capital expenditures...........................................................      (348)      (2,564)
                                                                                   --------     --------
     Net cash used in investing activities.......................................      (348)      (2,564)
                                                                                   --------     --------
Cash Flows from Financing Activities:
  (Decrease) increase in advances from GTE Mobilnet Incorporated.................      (826)         942
                                                                                   --------     --------
     Net cash provided by (used in) financing activities.........................      (826)         942
                                                                                   --------     --------
Change in Cash...................................................................     --           --
Cash at Beginning of Year........................................................         1            1
                                                                                   --------     --------
Cash at End of Year..............................................................  $      1     $      1
                                                                                   ========     ========
Supplemental Schedule of Noncash Investing Activities:
  Transfer of equipment to an affiliate, net.....................................     --        $    336
  Increase in accrual for capital expenditures...................................  $    101     $    421

   The accompanying notes are an integral part of these financial statements.

                             AUGUSTA METRONET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

1.  ORGANIZATION AND NATURE OF BUSINESS

     Augusta Metronet, Inc. (the "Company"), a wholly owned subsidiary of GTE Mobile Communications Incorporated ("GTEMCI"), was incorporated in Arkansas on May 27, 1987. GTEMCI is a wholly owned subsidiary of GTE Corporation. The Company provides cellular telephone services in Columbia, McDuffie and Richmond counties, Georgia and Aiken county, South Carolina.

     A definitive agreement dated as of August 24, 1995 was executed between GTEMCI and Palmer Wireless Holdings, Inc. ("Palmer"). Under the terms of the agreement, GTEMCI will sell 100 percent of the stock of the Company to Palmer.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     The Company earns service revenues primarily by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenues). Access revenue is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other service revenues are recognized after services are performed and include activation fees and custom calling feature revenues.

     Equipment sales are recognized upon delivery of the equipment to the customer.

  OPERATING EXPENSES

     Operating expenses include expenses incurred directly by the Company, as well as an allocation of administrative and other costs incurred by GTEMCI or its affiliates. Refer to Note 4 for additional discussion of allocated and affiliated expenses.

  INTEREST EXPENSE, NET

     The statements of operations reflect total interest expense, net of interest expense capitalized, as follows:

                                                                              FOR THE YEARS
                                                                                  ENDED
                                                                               DECEMBER 31,
                                                                          ----------------------
                                                                            1993          1994
                                                                          --------      --------
                                                                                (THOUSANDS)
        Interest expense................................................  $ (1,179)     $ (1,466)
        Interest capitalized............................................        21            13
                                                                          --------      --------
        Interest expense, net...........................................  $ (1,158)     $ (1,453)
                                                                          ========      ========

     Interest expense includes charges to the Company for funds advanced by GTE Mobilnet Incorporated ("GTEMI"), an affiliate of GTEMCI. The interest rate on funds advanced to the Company is equivalent to GTEMI's incremental borrowing rate, which fluctuated between 3.33% and 4.21% during 1993 and between 3.32% and 5.47% during 1994.

  INCOME TAXES

     The Company is included in the consolidated federal income tax return of GTE. In accordance with GTE's tax sharing policy, the Company computes its federal income taxes on a separate company basis without regard to separate company utilization of operating losses. GTE reimburses its subsidiaries for the utilization of taxable losses when the consolidated federal income tax returns are filed, and GTEMCI, in turn, reimburses the Company.

                             AUGUSTA METRONET, INC.

     The components of the net (benefit) expense from income taxes are as follows:

                                                                                 FOR THE YEARS
                                                                                     ENDED
                                                                                 DECEMBER 31,
                                                                               -----------------
                                                                                1993       1994
                                                                               ------      -----
                                                                                  (THOUSANDS)
        Current.............................................................   $ (282)     $ 162
        Deferred............................................................      117         60
                                                                               ------      -----
                  Total.....................................................   $ (165)     $ 222
                                                                               ======      =====

     The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate:

                                                                                FOR THE YEARS
                                                                                    ENDED
                                                                                 DECEMBER 31,
                                                                              ------------------
                                                                               1993        1994
                                                                              ------      ------
                                                                                 (THOUSANDS)
        Income tax benefit at statutory rate...............................   $ (867)     $ (435)
        Increase in tax expense/decrease in tax benefit
          resulting from:
          Amortization of goodwill.........................................      655         655
          Retroactive impact of change in statutory federal
             tax rate......................................................       46          --
          Other, net.......................................................        1           2
                                                                              ------      ------
        Actual income tax expense (benefit)................................   $ (165)     $  222
                                                                              ======      ======

     The Omnibus Budget Reconciliation Act of 1993 was enacted on August 10, 1993 and included a provision for an increase in the corporate federal income tax rate by 1% to 35%, retroactive to January 1, 1993. As a result, $46,000 of additional deferred tax expense was recorded in September 1993.

     Deferred tax expense results from the recognition of deferred tax assets and liabilities for the estimated future tax effects attributed to temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases. The Company's net deferred taxes primarily relate to temporary differences from the Company's use of accelerated depreciation methods for income tax purposes.

     A summary of the components of the deferred income tax provisions is as follows:

                                                                                 FOR THE YEARS
                                                                                     ENDED
                                                                                  DECEMBER 31,
                                                                                ----------------
                                                                                1993       1994
                                                                                -----      -----
                                                                                   (THOUSANDS)
        Depreciation and amortization.......................................    $  94      $  74
        Retroactive impact of federal rate change...........................       46       --
        Other, net..........................................................      (23)       (14)
                                                                                -----      -----
             Total..........................................................    $ 117      $  60
                                                                                =====      =====

     As of December 31, 1993 and 1994, the Company had net operating loss carryforwards for state tax purposes that exceeded its deferred state income tax liabilities. Due to the uncertainty involved in realizing the tax benefit from these loss carryforwards prior to expiration, the excess of state income tax loss carryforwards

                             AUGUSTA METRONET, INC.

and other deferred tax assets over deferred state income tax liabilities has been reserved in a valuation allowance in accordance with Statement of Financial Accounting Standards No. 109. The state income tax loss carryforwards expire over the period from 2003 to 2008.

  INVENTORIES

     Inventories include cellular telephones and accessories held for sale and are valued at the lower of cost or market. Cost of cellular telephones is determined using the specific identification method.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and include certain capitalized overheads (primarily engineering) and capitalized interest. The Company records depreciation using the straight-line method over the estimated useful lives of the assets, which are twenty years for buildings and towers, seven to ten years for cell and switching equipment, and three to five years for furniture and fixtures and other equipment. When property is retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.

     See Note 4 concerning the transfer of equipment to an affiliate in 1994. There were no other retirements or transfers in the years presented.

     Assets under construction represent costs incurred for network expansion and improvements and include allocated overheads (primarily engineering) and capitalized interest. When these assets are placed in service, they are recorded to the appropriate property and equipment accounts and depreciation begins.

  EMPLOYEE BENEFIT PLANS

     The Company's employees participate in a defined benefit pension plan administered by GTE Service Corporation (the "Service Corporation"), an affiliate of GTEMCI. The benefits paid under this plan are generally based on years of credited service and average final earnings. The Service Corporation funds the plan in accordance with minimum funding requirements of employee benefit and tax laws. These costs are allocated to the Company based on total payroll expense.

     Costs allocated to the Company for this plan were $30,000 and $33,000 in 1993 and 1994, respectively.

     The Service Corporation also allocates other postretirement and postemployment expenses to the Company. The costs allocated in 1993 and 1994 were not material.

  OTHER ASSETS, NET

     In 1990, GTEMCI purchased 100 percent of the stock of the Company. Costs incurred in connection with the acquisition of the Company in excess of the net tangible assets acquired are capitalized as Federal Communications Commission license costs, customer base, noncompete agreement and goodwill and are amortized on a straight-line basis over 40 years.

3.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases office space and network sites under long-term operating leases. The leases have options for renewal with provisions for increased rent upon renewal. Rent expense for the years ended December 31, 1993 and 1994 was $105,000 and $197,000, respectively, and is included in cost of services and selling, general and administrative in the accompanying statements of operations.

                             AUGUSTA METRONET, INC.

3.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     As of December 31, 1994, future minimum lease payments under noncancelable operating leases were as follows:

        1995......................................................................   $ 162,000
        1996......................................................................     164,000
        1997......................................................................     136,000
        1998......................................................................     117,000
        1999......................................................................      31,000
        Subsequent years..........................................................     135,000
                                                                                     ---------
             Total................................................................   $ 745,000
                                                                                     =========

  LEGAL AND REGULATORY MATTERS

     The Company is subject to legal and regulatory matters in the normal course of business. In the opinion of management, the outcome of such matters will not have a material effect on the financial position or the results of operations of the Company.

4.  RELATED-PARTY TRANSACTIONS

     All transactions of the Company are authorized by GTEMCI. Many management and administrative services are performed by the Service Corporation and GTEMI. Services provided to the Company include support in major functional areas such as accounting, information and cash management, human resources, legal, marketing, billing, and technology planning. Costs attributable to these support functions are included in cost of services and selling, general and administrative in the accompanying statements of operations. These costs are allocated to the Company based on various factors, which are modified periodically to closely align costs with services received. Costs allocated to the Company for these services were $1,677,000 and $2,155,000 in 1993 and 1994, respectively.

     Amounts paid by the Company to GTEMI for inventory purchases amounted to $565,000 and $527,000 in 1993 and 1994, respectively.

     GTEMI advances funds to the Company. Funds advanced to the Company are used to cover construction and working capital requirements. Interest is calculated on this balance as described in Note 2.

     In 1994, the Company transferred its switch equipment with a cost of $584,000 and accumulated depreciation of $248,000 to an affiliate. The transfer was made at the Company's net book value at the date of the transaction. The affiliate traded in this equipment, along with the equipment from several other affiliates, for new switch equipment capable of serving each participating company. The Company now makes payments to this affiliate for use of the new switch. These payments cover maintenance, toll and interconnect charges. This expense amounted to $79,000 in 1994 and is included in cost of services in the accompanying statements of operations.

     The Company makes payments to an affiliate of GTEMCI for construction of cell sites and other system property. Amounts paid or payable to this affiliate were $77,000 in 1994. No payments were made in 1993.

     The Company purchases roamer administration, advertising, facilities, and other operating services from affiliates whose business is the provision of such services. GTEMCI believes the cost of these services to the Company of $91,000 and $83,000 in 1993 and 1994, respectively, was equivalent to the cost charged by the affiliates to any of their external customers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Augusta Metronet, Inc.:

     We have reviewed the accompanying statements of operations, changes in stockholder's equity, and cash flows of Augusta Metronet, Inc. (an Arkansas corporation and a wholly owned subsidiary of GTE Mobile Communications, Inc.) for the eleven-month period ended November 30, 1995. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP
                                      Arthur Andersen LLP

Atlanta, Georgia
January 29, 1996

                             AUGUSTA METRONET, INC.
                            STATEMENT OF OPERATIONS
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1995
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                                         ELEVEN MONTHS
                                                                                             ENDED
                                                                                       NOVEMBER 30, 1995
                                                                                       -----------------
Revenues and Sales:
  Service revenues...................................................................       $11,559
  Equipment sales....................................................................           379
  Other revenue......................................................................             6
                                                                                       -----------------
     Total revenues and sales........................................................        11,944
                                                                                       -----------------
Costs and Expenses:
  Costs of services..................................................................         2,384
  Cost of equipment sales............................................................         1,133
  Selling, general and administrative................................................         4,379
  Depreciation.......................................................................         1,022
  Amortization.......................................................................         1,771
                                                                                       -----------------
     Total operating expenses........................................................        10,689
                                                                                       -----------------
     Net operating income............................................................         1,255
Interest Expense, Net................................................................        (1,926)
Other Income, Net....................................................................             4
                                                                                       -----------------
Net Loss before Income Taxes.........................................................          (667)
Provision for Income Taxes...........................................................          (368)
                                                                                       -----------------
Net Loss.............................................................................       $(1,035)
                                                                                       ===============

         The accompanying notes are an integral part of this statement.

                             AUGUSTA METRONET, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1995
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                       COMMON                                            TOTAL
                                                       STOCK           PAID-IN        ACCUMULATED     STOCKHOLDERS'
                                                    $1 PAR VALUE       CAPITAL          DEFICIT          EQUITY
                                                    ------------     ------------     -----------     ------------
Balance, December 31, 1994........................    --               $   52,393      $ (11,142)       $ 41,251
  Net loss for the eleven months ended November
     30, 1995.....................................    --                  --              (1,035)         (1,035)
                                                      -----          ------------     -----------     ------------
Balance, November 30, 1995........................       $0            $   52,393      $ (12,177)       $ 40,216
                                                    ==========           ========     ==========      ==========

         The accompanying notes are an integral part of this statement.

                             AUGUSTA METRONET, INC.

                            STATEMENT OF CASH FLOWS
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1995
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                                          ELEVEN MONTHS
                                                                                              ENDED
                                                                                          NOVEMBER 30,
                                                                                              1995
                                                                                          -------------
Cash Flows from Operating Activities:
  Net loss..............................................................................     $(1,035)
                                                                                          -------------
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation.......................................................................       1,022
     Amortization.......................................................................       1,771
     Decrease in postretirement benefit obligation......................................         (93)
     Decrease in postemployment benefit obligation......................................          (2)
     Increase in deferred income taxes..................................................           4
     Changes in current assets and current liabilities:
       Increase in accounts receivable..................................................        (100)
       Decrease in income taxes receivable..............................................         135
       Decrease in inventories..........................................................          64
       Decrease in other current assets.................................................          46
       Decrease in current liabilities, net of capital expenditures.....................        (467)
                                                                                          -------------
       Net cash provided by operating activities........................................       1,345
                                                                                          -------------
Cash Flows from Investing Activities:
  Capital expenditures..................................................................        (739)
                                                                                          -------------
       Net cash used in investing activities............................................        (739)
                                                                                          -------------
Cash Flows from Financing Activities:
  Decrease in advances from GTE Mobilnet Incorporated...................................        (606)
                                                                                          -------------
       Net cash used in financing activities............................................        (606)
                                                                                          -------------
Increase in Cash........................................................................      --
                                                                                          -------------
Cash at Beginning of Period.............................................................           1
                                                                                          -------------
Cash at End of Period...................................................................     $     1
                                                                                          ============

         The accompanying notes are an integral part of this statement.

                             AUGUSTA METRONET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 30, 1995
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements as of November 30, 1995 have been prepared by Augusta Metronet, Inc. pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these interim financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of operations and cash flows for the interim period presented have been made. Operating results for the interim period presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1995.

2.  ACQUISITION AGREEMENT

     On December 1, 1995, Augusta Metronet, Inc., which owned the license to operate the non-wireline cellular system in the Augusta Metropolitan Statistical Area, was acquired by Palmer Wireless Holdings, Inc. (a Delaware corporation) for a purchase price of approximately $95,000,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Georgia Metronet, Inc.:

     We have audited the accompanying consolidated statements of operations, changes in stockholder's equity, and cash flows of Georgia Metronet, Inc. (a Georgia corporation and a wholly owned subsidiary of GTE Mobile Communications, Inc.) and subsidiaries for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Georgia Metronet, Inc. and subsidiaries for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

                                       /s/  ARTHUR ANDERSEN LLP
                                       Arthur Andersen LLP

Atlanta, Georgia
September 29, 1995

                             GEORGIA METRONET, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                  (THOUSANDS)

                                                                                      1993         1994
                                                                                    --------     --------
Revenues and Sales:
  Service revenues...............................................................   $  7,314     $ 10,102
  Equipment sales................................................................        375          510
  Other revenue..................................................................         10            7
                                                                                    --------     --------
     Total revenues and sales....................................................      7,699       10,619
                                                                                    --------     --------
Costs and Expenses:
  Cost of services...............................................................      1,873        3,255
  Cost of equipment sales........................................................        603          836
  Selling, general and administrative............................................      3,516        3,767
  Depreciation...................................................................      1,022        1,055
  Amortization...................................................................      1,218        1,231
                                                                                    --------     --------
     Total operating expenses....................................................      8,232       10,144
                                                                                    --------     --------
     Net operating income (loss).................................................       (533)         475
Interest Expense, Net............................................................       (959)      (1,269)
Other Income, Net................................................................         37            3
                                                                                    --------     --------
Net Loss before Minority Interests...............................................     (1,455)        (791)
Minority Interests in Earnings of Partnerships...................................         (1)          (5)
                                                                                    --------     --------
Net Loss before Income Taxes.....................................................     (1,456)        (796)
Benefit from Income Taxes........................................................       (224)         (15)
                                                                                    --------     --------
Net Loss.........................................................................   $ (1,232)    $   (781)
                                                                                    ========     ========

   The accompanying notes are an integral part of these financial statements.

                             GEORGIA METRONET, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                  (THOUSANDS)

                                                           COMMON                                          TOTAL
                                                           STOCK          PAID-IN       ACCUMULATED    STOCKHOLDER'S
                                                        $1 PAR VALUE      CAPITAL         DEFICIT         EQUITY
                                                        ------------    ------------    -----------    -------------
Balance, December 31, 1992............................    --              $   29,540      $(3,776)        $25,764
  Transfer of partner's interest......................    --                 --            (1,241)         (1,241)
  Net loss for the year ended December 31, 1993.......    --                 --            (1,232)         (1,232)
                                                          --
                                                                          ----------    -----------    ------------
Balance, December 31, 1993............................    --                  29,540       (6,249)         23,291
  Net loss for the year ended December 31, 1994           --                 --              (781)           (781)
                                                          --
                                                                          ----------    -----------    ------------
Balance, December 31, 1994............................    --              $   29,540      $(7,030)        $22,510
                                                        ==========        ==========    ==========     ============

   The accompanying notes are an integral part of these financial statements.

                             GEORGIA METRONET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                  (THOUSANDS)

                                                                                      1993         1994
                                                                                    --------     --------
Cash Flows from Operating Activities:
  Net loss.......................................................................   $ (1,232)    $   (781)
                                                                                    --------     --------
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation................................................................      1,022        1,055
     Amortization................................................................      1,218        1,231
     Losses from retirements of property and equipment...........................      --             191
     Increase (decrease) in deferred income taxes................................        (65)          51
     Increase in postretirement benefit obligation...............................         20            4
     Increase in postemployment benefit obligation...............................          2        --
     Minority interests in earnings of partnerships..............................          1            5
     Changes in current assets and current liabilities:
       Decrease in income taxes receivable.......................................        784          373
       Increase in accounts receivable...........................................       (235)        (928)
       Decrease (increase) in inventories........................................        (66)          54
       Increase in other current assets..........................................      --             (72)
       Increase (decrease) in current liabilities, net of capital expenditures...        (71)         674
     Other, net..................................................................        (22)           6
                                                                                    --------     --------
       Net cash provided by operating activities.................................      1,356        1,863
                                                                                    --------     --------
Cash Flows from Investing Activities:
  Capital expenditures...........................................................     (1,265)      (2,095)
  Purchase of additional partnership interests...................................        (99)         (64)
                                                                                    --------     --------
       Net cash used in investing activities.....................................     (1,364)      (2,159)
                                                                                    --------     --------
Cash Flows from Financing Activities:
  Repayment of note payable......................................................     (3,000)       --
  Increase in advances from GTE Mobilnet Incorporated............................      3,008          296
                                                                                    --------     --------
       Net cash provided by financing activities.................................          8          296
                                                                                    --------     --------
Change in Cash...................................................................      --           --
Cash at Beginning of Year........................................................          1            1
                                                                                    --------     --------
Cash at End of Year..............................................................   $      1     $      1
                                                                                    ========     ========
Supplemental Schedule of Noncash Investing Activities:
  Transfer of equipment to an affiliate, net.....................................   $    245        --
  Increase (decrease) in accrual for capital expenditures........................   $    225     $   (243)

   The accompanying notes are an integral part of these financial statements.

                             GEORGIA METRONET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

1.  ORGANIZATION AND NATURE OF BUSINESS

     Georgia Metronet, Inc. (the "Company"), a wholly owned subsidiary of GTE Mobile Communications Incorporated ("GTEMCI"), was incorporated in Georgia on June 22, 1987. GTEMCI is a wholly owned subsidiary of GTE Corporation. The Company, through its ownership interest in the Savannah Cellular Limited Partnership ("SCLP"), provides cellular telephone services in Bryan, Chatham and Effingham counties, Georgia.

     As of December 31, 1993 and 1994, the Company held its interest in SCLP both directly as a limited partner, and indirectly as a partner in the Savannah Cellular General Partnership ("SGP"), the general partner of SCLP. As of December 31, 1993, the Company held a 47.32 percent limited partnership interest in SCLP and a 49.76 percent general partnership interest in SCLP. In 1994, the Company purchased an additional .30 percent limited partnership interest giving it a 97.38 percent ownership interest in SCLP. Effective March 6, 1995, GTE Mobilnet Incorporated ("GTEMI"), an affiliate of GTEMCI, transferred its 1 percent ownership interest in SGP (which represented .50 percent of SCLP) to the Company and dissolved SGP. As a result, the Company became the holder of a 97.88 percent interest in SCLP.

     A definitive agreement dated as of August 24, 1995 was executed between GTEMCI and Palmer Wireless Holdings, Inc. ("Palmer"). Under the terms of the agreement, GTEMCI will sell 100 percent of the stock of the Company to Palmer.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of both partnerships in which the Company holds a controlling interest. Significant intercompany transactions are eliminated in consolidation.

  REVENUE RECOGNITION

     The Company earns service revenues primarily by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenues). Access revenue is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other service revenues are recognized after services are performed and include activation fees and custom calling feature revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

  OPERATING EXPENSES

     Operating expenses include expenses directly by the Company, as well as an allocation of administrative and other costs incurred by GTEMCI or its affiliates. Refer to Note 4 for additional discussion of allocated and affiliated expenses.

                             GEORGIA METRONET, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  INTEREST EXPENSE, NET

     The statements of operations reflect total interest expense, net of interest expense capitalized, as follows:

                                                                               FOR THE YEARS
                                                                                   ENDED
                                                                               DECEMBER 31,
                                                                           ---------------------
                                                                            1993          1994
                                                                           -------      --------
                                                                           (THOUSANDS)
        Interest expense................................................   $  (968)     $ (1,282)
        Interest capitalized............................................         9            13
                                                                           -------      --------
        Interest expense, net...........................................   $  (959)     $ (1,269)
                                                                           =======      ========

     Interest expense includes charges to the Company for funds advanced by GTEMI. The interest rate on funds advanced to the Company is equivalent to GTEMI's incremental borrowing rate, which fluctuated between 3.33% and 4.21% during 1993 and between 3.32% and 5.47% during 1994.

  INCOME TAXES

     The Company is included in the consolidated federal income tax return of GTE. In accordance with GTE's tax sharing policy, the Company computes its federal income taxes on a separate company basis without regard to separate company utilization of operating losses. GTE reimburses its subsidiaries for the utilization of taxable losses when the consolidated federal income tax returns are filed, and GTEMCI, in turn, reimburses the Company.

     The components of the net benefit from income taxes are as follows:

                                                                                 FOR THE YEARS
                                                                                     ENDED
                                                                                 DECEMBER 31,
                                                                               -----------------
                                                                                1993       1994
                                                                               ------      -----
                                                                               (THOUSANDS)
        Current.............................................................   $ (188)     $ (67)
        Deferred............................................................      (36)        52
                                                                               ------      -----
                  Total.....................................................   $ (224)     $ (15)
                                                                               ======      =====

     The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate:

                                                                                FOR THE YEARS
                                                                                    ENDED
                                                                                 DECEMBER 31,
                                                                              ------------------
                                                                               1993        1994
                                                                              ------      ------
                                                                              (THOUSANDS)
        Income tax benefit at statutory rate...............................   $ (509)     $ (279)
        Decrease in tax benefit resulting from:
          Amortization of goodwill.........................................      255         263
          Retroactive impact of change in statutory federal tax rate.......       29          --
          Other, net.......................................................        1           1
                                                                              ------      ------
        Actual income tax benefit..........................................   $ (224)     $  (15)
                                                                              ======      ======

                             GEORGIA METRONET, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     The Omnibus Budget Reconciliation Act of 1993 was enacted on August 10, 1993 and included a provision for an increase in the corporate federal income tax rate by 1% to 35%, retroactive to January 1, 1993. As a result, $29,000 of additional deferred tax expense was recorded in September 1993.

     Deferred tax expense results from the recognition of deferred tax assets and liabilities for the estimated future tax effects attributed to temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases. The Company's net deferred taxes primarily relate to temporary differences from the Company's use of accelerated depreciation methods for income tax purposes.

     A summary of the components of the deferred income tax provision is as follows:

                                                                                FOR THE YEARS
                                                                                    ENDED
                                                                                 DECEMBER 31,
                                                                              ------------------
                                                                               1993        1994
                                                                              ------      ------
                                                                                  (THOUSANDS)
        Depreciation and amortization......................................   $  217      $  174
        Gain/loss on sale of assets........................................      (45)       (145)
        Partnership book vs. tax differences...............................     (217)         39
        Bad debt expense...................................................        1         (31)
        Retroactive impact of federal rate change..........................       29          --
        Other, net.........................................................      (21)         15
                                                                              ------      ------
                  Total....................................................   $  (36)     $   52
                                                                              ======      ======

     As of December 31, 1993 and 1994, the Company had net operating loss carryforwards for state tax purposes that exceeded its deferred state income tax liabilities. Due to the uncertainty involved in realizing the tax benefit from these loss carryforwards prior to expiration, the excess of state income tax loss carryforwards and other deferred tax assets over deferred state income tax liabilities has been reserved in a valuation allowance in accordance with Statement of Financial Accounting Standards No. 109. The state income tax loss carryforwards expire over the period from 2003 to 2009.

  INVENTORIES

     Inventories include cellular telephones and accessories held for sale and are valued at the lower of cost or market. Cost of cellular telephones is determined using the specific identification method.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and include certain capitalized overheads (primarily engineering) and capitalized interest. The Company records depreciation using the straight-line method over the estimated useful lives of the assets, which are ten to twenty years for buildings and towers, seven to ten years for cell equipment, and three to five years for furniture and fixtures and other equipment. When property is retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.

     See Note 4 concerning the transfer of equipment to an affiliate in 1993. Retirements amounted to $303,000 of cost and $112,000 of accumulated depreciation in 1994. There were no other retirements or transfers in the years presented.

                             GEORGIA METRONET, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Assets under construction represent costs incurred for network expansion and improvements and include allocated overheads (primarily engineering) and capitalized interest. When these assets are placed in service, they are recorded to the appropriate property and equipment accounts and depreciation begins.

  EMPLOYEE BENEFIT PLANS

     The Company's employees participate in a defined benefit pension plan administered by GTE Service Corporation (the "Service Corporation"), an affiliate of GTEMCI. The benefits paid under this plan are generally based on years of credited service and average final earnings. The Service Corporation funds the plan in accordance with minimum funding requirements of employee benefit and tax laws. These costs are allocated to the Company based on total payroll expense.

     Costs allocated to the Company for this plan were $26,000 and $38,000 in 1993 and 1994, respectively.

     The Service Corporation also allocates other postretirement and postemployment expenses to the Company. The costs allocated in 1993 and 1994 were not material.

  OTHER ASSETS, NET

     In 1990, GTEMCI purchased 100 percent of the stock of the Company. Costs incurred in connection with the acquisition of the Company in excess of the net tangible assets acquired are capitalized as Federal Communications Commission license costs, customer base, noncompete agreement and goodwill and are amortized on a straight-line basis over 40 years.

3.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases office space and network sites under long-term operating leases. The leases have options for renewal with provisions for increased rent upon renewal. Rent expense for the years ended December 31, 1993 and 1994 was $119,000 and $157,000, respectively, and is included in cost of services and selling, general and administrative in the accompanying statements of operations.

     As of December 31, 1994, future minimum lease payments under noncancelable operating leases were as follows:

        1995......................................................................   $  49,000
        1996......................................................................      40,000
        1997......................................................................      22,000
        1998......................................................................      14,000
        1999......................................................................      14,000
        Subsequent years..........................................................      45,000
                                                                                     ---------
             Total................................................................   $ 184,000
                                                                                     =========

  LEGAL AND REGULATORY MATTERS

     The Company is subject to legal and regulatory matters in the normal course of business. In the opinion of management, the outcome of such matters will not have a material effect on the financial position or the results of operations of the Company.

                             GEORGIA METRONET, INC.

3.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  NOTE PAYABLE

     Until March 1993, SCLP had a credit agreement with a finance corporation that provided for borrowings up to $3,000,000. Borrowings under the agreement were subject to interest at the 90-day United States Treasury bill rate plus 2.75%. The amount outstanding under the credit agreement was $3,000,000 at December 31, 1992. The amount was paid in full in March 1993.

4.  RELATED-PARTY TRANSACTIONS

     On December 3, 1993, GTEMCI transferred its separate 23.77 percent interest in SCLP to the Company. This transfer is reflected in the accompanying consolidated statements of changes in stockholder's equity.

     All transactions of the Company are authorized by GTEMCI. Many management and administrative services are performed by the Service Corporation and GTEMI. Services provided to the Company include support in major functional areas such as accounting, information and cash management, human resources, legal, marketing, billing, and technology planning. Costs attributable to these support functions are included in cost of services and selling, general and administrative in the accompanying statements of operations. These costs are allocated to the Company based on various factors, which are modified periodically to closely align costs with services received. Costs allocated to the Company for these services were $1,692,000 and $1,941,000 in 1993 and 1994, respectively.

     Amounts paid by the Company to GTEMI for inventory purchases amounted to $389,000 and $478,000 in 1993 and 1994, respectively.

     GTEMI advances funds to the Company. Funds advanced to the Company are used to cover construction and working capital requirements. Interest is calculated on this balance as described in Note 2.

     In 1993, the Company transferred its switch equipment with a cost of $306,000 and accumulated depreciation of $61,000 to an affiliate. The transfer was made at the Company's net book value at the date of the transaction. The affiliate traded in this equipment, along with the equipment from several other affiliates, for new switch equipment capable of serving each participating company. The Company now makes payments to this affiliate for use of the new switch. These payments cover maintenance, toll and interconnect charges. This expense amounted to $61,000 and $224,000 in 1993 and 1994, respectively, and is included in cost of services in the accompanying statements of operations.

     The Company makes payments to an affiliate of GTEMCI for construction of cell sites and other system property. Amounts paid or payable to this affiliate were $6,000 and $23,000 in 1993 and 1994, respectively.

     The Company purchases roamer administration, advertising, and other operating services from affiliates whose business is the provision of such services. GTEMCI believes the cost of these services to the Company of $124,000 and $98,000 in 1993 and 1994, respectively, was equivalent to the cost charged by the affiliates to any of its external customers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Georgia Metronet, Inc.:

     We have reviewed the accompanying consolidated statements of operations, changes in stockholder's equity, and cash flows of Georgia Metronet, Inc. (a Georgia corporation and a wholly owned subsidiary of GTE Mobile Communications, Inc.) and subsidiaries for the eleven-month period ended November 30, 1995. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP
                                      Arthur Andersen LLP

Atlanta, Georgia
January 29, 1996

                             GEORGIA METRONET, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1995
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                                   ELEVEN MONTHS
                                                                                       ENDED
                                                                                 NOVEMBER 30, 1995
                                                                                 -----------------
      Revenues and Sales:
        Service revenues.......................................................       $11,660
        Equipment sales........................................................           482
        Other revenue..........................................................            12
                                                                                 -----------------
           Total revenues and sales............................................        12,154
                                                                                 -----------------
      Costs and Expenses:
        Cost of services.......................................................         2,514
        Cost of equipment sales................................................           875
        Selling, general and administrative....................................         3,059
        Depreciation...........................................................           938
        Amortization...........................................................         1,133
                                                                                 -----------------
           Total operating expenses............................................         8,519
                                                                                 -----------------
           Net operating income................................................         3,635
      Interest Expense, Net....................................................        (1,702)
      Other Income, Net........................................................             3
                                                                                 -----------------
      Net Income before Income Taxes...........................................         1,936
                                                                                 -----------------
      Provision for Income Taxes...............................................        (1,250)
                                                                                 -----------------
      Net Income...............................................................       $   686
                                                                                 ===============

         The accompanying notes are an integral part of this statement.

                             GEORGIA METRONET, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1995
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                            COMMON                                         TOTAL
                                                            STOCK          PAID-IN       ACCUMULATED    STOCKHOLDER'S
                                                         $1 PAR VALUE      CAPITAL         DEFICIT         EQUITY
                                                         ------------    ------------    -----------    ------------
Balance, December 31, 1994.............................    --              $   29,540      $(7,030)       $ 22,510
  Contribution of minority interest....................    --                     179       --                 179
  Net income for the eleven months ended November 30,
     1995..............................................    --                 --               686             686
                                                           --
                                                                         ------------    -----------    ------------
Balance, November 30, 1995.............................    --              $   29,719      $(6,344)       $ 23,375
                                                         ==========          ========    ==========     ==========

         The accompanying notes are an integral part of this statement.

                             GEORGIA METRONET, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1995
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                                         ELEVEN MONTHS
                                                                                             ENDED
                                                                                       NOVEMBER 30, 1995
                                                                                       -----------------
Cash Flows from Operating Activities:
  Net income.........................................................................       $   686
                                                                                       -----------------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation....................................................................           938
     Amortization....................................................................         1,133
     Decrease in postretirement benefit obligation...................................           (98)
     Decrease in postemployment benefit obligation...................................            (3)
     Increase in deferred income taxes...............................................           216
     Changes in current assets and current liabilities:
       Increase in accounts receivable...............................................          (117)
       Decrease in income taxes receivable...........................................           256
       Increase in inventories.......................................................           (32)
       Decrease in other current assets..............................................            23
       Decrease in current liabilities, net of capital expenditures..................           (78)
     Other, net......................................................................             1
                                                                                       -----------------
       Net cash provided by operating activities.....................................         2,925
                                                                                       -----------------
Cash Flows from Investing Activities:
  Capital expenditures...............................................................           (40)
                                                                                       -----------------
       Net cash used in investing activities.........................................           (40)
                                                                                       -----------------
Cash Flows from Financing Activities:
  Decrease in advances from GTE Mobilnet Incorporated................................        (2,885)
                                                                                       -----------------
       Net cash used in financing activities.........................................        (2,885)
                                                                                       -----------------
Increase in Cash.....................................................................       --
                                                                                       -----------------
Cash at Beginning of Period..........................................................             1
                                                                                       -----------------
Cash at End of Period................................................................       $     1
                                                                                       ===============

         The accompanying notes are an integral part of this statement.

                             GEORGIA METRONET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1995
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated interim financial statements as of November 30, 1995 have been prepared by Georgia Metronet, Inc. pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these consolidated interim financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of operations and cash flows for the interim period presented have been made. Operating results for the interim period presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1995.

2.  ACQUISITION AGREEMENT

     On December 1, 1995, Georgia Metronet, Inc., which owned the license to operate the non-wireline cellular system in the Savannah Metropolitan Statistical Area, was acquired by Palmer Wireless Holdings, Inc. (a Delaware corporation) for a purchase price of approximately $63,000,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
USCOC OF GEORGIA RSA #1, INC.:

     We have audited the accompanying balance sheet of USCOC OF GEORGIA RSA #1, INC. (the "Company") (a Georgia Corporation) as of December 31, 1995, and the related statements of operations, cash flows and retained earnings for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USCOC OF GEORGIA RSA #1, INC. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       /s/  ARTHUR ANDERSEN LLP
                                       Arthur Andersen LLP

Chicago, Illinois
February 1, 1996

                         USCOC OF GEORGIA RSA #1, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                     ASSETS

Cash and cash equivalents.................................................................    $     45
Accounts receivable
  Customers, less allowance of $5.........................................................          99
  Affiliates..............................................................................         246
  Roaming.................................................................................         279
  Other...................................................................................           1
Deferred tax asset -- current.............................................................           9
Inventory.................................................................................          40
Other current assets......................................................................           7
                                                                                              --------
     Total current assets.................................................................         726
Property, plant and equipment, net of accumulated depreciation of $378....................       2,418
Deferred start-up costs, net of accumulated amortization of $36...........................          22
Other deferred charges, net of accumulated amortization of $4.............................           5
Investments in licenses, net of accumulated amortization of $1,078........................      12,185
                                                                                              --------
     Total asset..........................................................................    $ 15,356
                                                                                              ========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts payable and accrued expenses.....................................................    $    142
Accounts payable and accrued interest -- affiliates.......................................         181
Notes payable -- affiliates...............................................................       2,480
Deferred revenues and customer deposits...................................................          27
Other current liabilities.................................................................          35
                                                                                              --------
     Total current liabilities............................................................       2,865
Deferred tax liability -- noncurrent......................................................         119
                                                                                              --------
     Total liabilities....................................................................       2,984
Common stock, $1 par value, 1,000 shares authorized, 100 shares issued....................       --
Additional paid-in capital................................................................      13,262
Retained earnings (deficit)...............................................................        (890)
                                                                                              --------
     Total shareholder's equity...........................................................      12,372
                                                                                              --------
     Total liabilities and shareholder's equity...........................................    $ 15,356
                                                                                              ========

  The accompanying notes to financial statements are an integral part of these financial statements.

                         USCOC OF GEORGIA RSA #1, INC.
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                ($ IN THOUSANDS)

Revenues:
  Service....................................................................................   $ 2,266
  Equipment sales............................................................................        37
                                                                                                 ------
     Total revenues..........................................................................     2,303
                                                                                                 ------
Expenses:
  Cost of goods sold.........................................................................       210
  Engineering and facilities.................................................................       657
  Marketing and selling......................................................................       306
  Administrative.............................................................................       429
  Depreciation and amortization..............................................................       535
                                                                                                 ------
     Total expenses..........................................................................     2,137
                                                                                                 ------
Operating income.............................................................................       166
Other income.................................................................................         7
Interest expense.............................................................................      (204)
                                                                                                 ------
Loss before income taxes.....................................................................       (31)
Income tax expense...........................................................................      (108)
                                                                                                 ------
Net loss.....................................................................................   $  (139)
                                                                                                 ======

  The accompanying notes to financial statements are an integral part of these financial statements.

                         USCOC OF GEORGIA RSA #1, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                ($ IN THOUSANDS)

Cash Flows from Operating Activities:
  Net loss from operations..................................................................   $   (139)
  Add (deduct) adjustments to reconcile net loss from operations to net cash provided by operating activities:
     Depreciation and amortization..........................................................        535
     Change in accounts receivable..........................................................       (300)
     Change in inventory....................................................................         (6)
     Change in accounts payable/accrued expenses and accrued interest.......................        288
     Change in deferred revenues and customer deposits......................................          9
     Change in deferred tax asset and liability, net........................................        108
     Change in other assets and liabilities.................................................         19
                                                                                               --------
  Net cash provided by operating activities.................................................        514
                                                                                               --------
Cash Flows from Financing Activities:
  Change in notes payable -- affiliates.....................................................        590
                                                                                               --------
  Net cash provided by financing activities.................................................        590
                                                                                               --------
Cash Flows from Investing Activities:
  Net additions to property, plant and equipment............................................     (1,137)
                                                                                               --------
  Net cash required by investing activities.................................................     (1,137)
                                                                                               --------
Net Decrease in Cash and Cash Equivalents...................................................        (33)
Cash and Cash Equivalents
  Beginning of period.......................................................................         78
                                                                                               --------
  End of period.............................................................................   $     45
                                                                                               ========

  The accompanying notes to financial statements are an integral part of these financial statements.

                         USCOC OF GEORGIA RSA #1, INC.

                         STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                ($ IN THOUSANDS)

Retained earnings (deficit) at December 31, 1994............................................   $ (751)
1995 Net loss...............................................................................     (139)
                                                                                               ------
Retained earnings (deficit) at December 31, 1995............................................   $ (890)
                                                                                               ======

  The accompanying notes to financial statements are an integral part of these financial statements.

                         USCOC OF GEORGIA RSA #1, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1.  ORGANIZATION

     USCOC of Georgia RSA #1, Inc. (the "Company") was formed on December 16, 1991, under the laws of the State of Georgia for the purpose of providing cellular telephone service in the Georgia Rural Service Area No. 1. The Company commenced operations in October 1992.

     The Company is a 100%-owned subsidiary of United States Cellular Corporation ("USCC"), an 80.8%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          a. Depreciation -- Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

          b. Operating Revenues -- Operating revenues primarily consist of charges to customers for monthly access, cellular airtime usage, roamer charges, equipment sales, toll charges and vertical services. The Company recognizes revenues as services are rendered. Revenues earned but unbilled at December 31, 1995 were $117 and are included in accounts receivable. Unbilled revenues result from cellular service provided from the billing cycle date to the end of each month and from other cellular carriers' customers using the Company's cellular system for the last half of December.

          c. Cash and Cash Equivalents -- Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          d. Accounts Receivable -- Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

          e. Inventory -- Inventory is stated at the lower of cost or market, using the specific identification method to determine cost.

          f. Deferred Start-up Costs -- Deferred start-up costs represent expenses for the costs incurred by the Company for the acquisition of site locations, zoning approvals, and technical and other services including related interest and other expenses, related to constructing and obtaining necessary approvals and licenses to operate and prepare to operate the cellular system. These costs are capitalized and are being amortized over five years. Amortization of these costs began in November 1992, the first full month of operations.

          g. Investments in Licenses -- Investment in licenses consists of the costs of acquiring Federal Communications Commission licenses. These costs include amounts paid for legal, engineering and consulting services and amounts incurred by the Company in acquiring these interests. License costs are being amortized over 40 years. Amortization expense was $332 during 1995.

          h. Deferred Revenues -- Deferred revenues primarily represent monthly access fees billed in advance. Such revenues are recognized in the following month when service is provided.

                         USCOC OF GEORGIA RSA #1, INC.

                                ($ IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
          i. Pension Plan -- USCC's employees, who manage the daily operations of the Company, are eligible for United States Cellular Corporation's Employees Pension Trust I (the "Pension Trust"). The Pension Trust is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $2 in 1995.

          j. Accounting for the Impairment of Long-Lived Assets -- The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, in March 1995, which became effective in January 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by any entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The carrying amount of the Company's long-lived assets at December 31, 1995 primarily represents the original amounts invested less the recorded depreciation and amortization. Management believes the carrying amount of these investments is not impaired.

          k. Supplemental Cash Flow Disclosures -- The Company paid an immaterial amount of interest and converted $181 of accrued interest into notes payable -- affiliates during 1995.

3.  LEASE COMMITMENTS

     The Company leases cell site locations and retail locations under operating leases. Rent expense totaled $40 for the year ended December 31, 1995. Rent expense for cell site locations is included in engineering and facilities expense and rent expense for the retail locations is included in marketing and selling expense.

     Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 1995, are as follows:

        1996..........................................................................   $  40
        1997..........................................................................      26
        1998..........................................................................      23
        1999..........................................................................      19
        2000..........................................................................      19
        Thereafter....................................................................     105
                                                                                         -----
                                                                                         $ 232
                                                                                         =====

                         USCOC OF GEORGIA RSA #1, INC.

                                ($ IN THOUSANDS)

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and consists of:

                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                   ------------
        Land and land improvements..............................................      $  334
        Leasehold improvements..................................................          89
        Buildings and equipment.................................................       2,276
        Furniture and office equipment..........................................          77
        Vehicles................................................................          20
                                                                                   ------------
                                                                                       2,796
        Less accumulated depreciation...........................................         378
                                                                                   ------------
                                                                                      $2,418
                                                                                   ===========

5.  NOTES PAYABLE -- AFFILIATES

     The Company has notes payable to USCC of $2,480 at December 31, 1995. These notes bear interest at a rate of prime plus one and one-half percent and become due in 1996. The carrying value of the Company's borrowings from USCC approximates its fair value, as the notes payable -- affiliates are variable debt with the interest rate based on the prime rate.

6.  INCOME TAXES

     The Company records all deferred tax liabilities and assets for the deferred tax consequences of all temporary differences. Additionally, deferred tax balances are adjusted to reflect any new tax rates when they are enacted into law.

     The Company is included in a consolidated federal income tax return with other members of the USCC consolidated group, and has available at December 31, 1995, unused operating loss carryforwards for state and federal purposes of approximately $19, which may be applied against future taxable income, expiring between 2007 and 2010.

     The components of the income tax provisions charged to expenses are summarized below:

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                   ------------
        Federal Income Taxes
          Deferred..............................................................       $ 92
        State Income Taxes
          Deferred..............................................................         16
                                                                                     ------
        Income Tax Expense......................................................       $108
                                                                                   ===========

     Deferred income tax expense results primarily from temporary differences caused by the change in the book and tax basis of property, plant and equipment due to the use of different depreciation methods and lives from financial reporting and income tax purposes.


     The Company had noncurrent deferred tax liabilities totaling $126, resulting primarily from accelerated depreciation on property, plant and equipment and noncurrent deferred tax assets totaling $7, resulting from

                         USCOC OF GEORGIA RSA #1, INC.

                                ($ IN THOUSANDS)

6.  INCOME TAXES -- (CONTINUED)
net operating loss carryforwards. The Company had current deferred tax assets of $9 at December 31, 1995, resulting primarily from the allowance for customer receivables.

7.  CONCENTRATION OF CREDIT RISK

     The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of the Company's customers and generally does not require collateral. Receivables are generally due within 30 days. Credit losses related to customers have been within management's expectations.

8.  TRANSACTIONS WITH RELATED PARTIES

     USCC and certain affiliates of TDS provide the Company with centralized management, accounting, consulting and computer services which resulted in billings to the Company of $279 during 1995. The Company earned roaming revenue of $8 and incurred roaming expenses of $6 from certain affiliates of USCC during 1995. The Company incurred switching fees of $102 from certain affiliates of USCC during 1995. The Company also received administrative and other services from certain affiliates of USCC which resulted in net billings from those affiliates of $73 during 1995.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholder of USCOC of GEORGIA RSA #1, INC.:



     We have reviewed the accompanying condensed balance sheet of USCOC of GEORGIA RSA #1, INC. (the "Company") (a Georgia Corporation) as of March 31, 1996, and the related condensed statements of operations, cash flows and retained earnings for the three-month periods ended March 31, 1995 and 1996. These financial statements are the responsibility of the Company's management.



     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



     Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.



     We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of USCOC of GEORGIA RSA #1, INC. as of December 31, 1995, and the related statements of operations, cash flows and retained earnings for the year then ended, and in our report dated February 1, 1996, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.



                                      /s/  ARTHUR ANDERSEN LLP


                                      ARTHUR ANDERSEN LLP


Chicago, Illinois,


May 6, 1996

                         USCOC OF GEORGIA RSA #1, INC.


                            CONDENSED BALANCE SHEETS


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                                               DECEMBER 31,     MARCH 31,
                                                                                   1995           1996
                                                                               ------------    -----------
                                                                                               (UNAUDITED)
                                                  ASSETS
Cash and cash equivalents..................................................      $     45        $    --
Accounts receivable
  Customers, less allowance of $5 and $5, respectively.....................            99            102
  Affiliates...............................................................           246             --
  Roaming..................................................................           279            335
  Other....................................................................             1             --
Deferred tax asset -- current..............................................             9              9
Inventory..................................................................            40             21
Other current assets.......................................................             7             11
                                                                                  -------        -------
       Total current assets................................................           726            478
Property, plant and equipment, net of accumulated depreciation of $378 and
  $434, respectively.......................................................         2,418          2,513
Deferred start-up costs, net of accumulated amortization of $36 and $41,
  respectively.............................................................            22             19
Other deferred charges, net of accumulated amortization of $4 and $5,
  respectively.............................................................             5              5
Investments in licenses, net of accumulated amortization of $1,078 and
  $1,160, respectively.....................................................        12,185         12,102
                                                                                  -------        -------
       Total assets........................................................      $ 15,356        $15,117
                                                                                  =======        =======
                                   LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable and accrued expenses......................................      $    142        $   153
Accounts payable and accrued interest -- affiliates........................           181             63
Notes payable -- affiliates................................................         2,480          2,281
Deferred revenues and customer deposits....................................            27             29
Accrued taxes..............................................................            --             52
Other current liabilities..................................................            35             14
                                                                                  -------        -------
       Total current liabilities...........................................         2,865          2,592
Deferred tax liability -- noncurrent.......................................           119            130
                                                                                  -------        -------
       Total liabilities...................................................         2,984          2,722
Common stock, $1 par value, 1,000 shares authorized, 100 shares issued.....            --             --
Additional paid-in capital.................................................        13,262         13,262
Retained earnings (deficit)................................................          (890)          (867)
                                                                                  -------        -------
       Total shareholder's equity..........................................        12,372         12,395
                                                                                  -------        -------
       Total liabilities and shareholder's equity..........................      $ 15,356        $15,117
                                                                                  =======        =======



Note: The balance sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



  The accompanying notes to the condensed financial statements are an integral part of these condensed financial statements.

                         USCOC OF GEORGIA RSA #1, INC.



                       CONDENSED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                                                                        FOR THE THREE
                                                                                        MONTHS ENDED
                                                                                          MARCH 31,
                                                                                      -----------------
                                                                                       1995       1996
                                                                                      ------     ------
Revenues:
  Service...........................................................................  $  511     $  724
  Equipment sales...................................................................      10          7
                                                                                      -------    -------
                                                                                        ----       ----
       Total revenues...............................................................     521        731
                                                                                      -------    -------
                                                                                        ----       ----
Expenses:
  Cost of goods sold................................................................      42         63
  Engineering and facilities........................................................     133        147
  Marketing and selling.............................................................      73        112
  Administrative....................................................................      93        121
  Depreciation and amortization.....................................................     124        141
                                                                                      -------    -------
                                                                                        ----       ----
       Total expenses...............................................................     465        584
                                                                                      -------    -------
                                                                                        ----       ----
Operating income....................................................................      56        147
Other income........................................................................       1          1
Interest expense....................................................................     (45)       (61)
                                                                                      -------    -------
                                                                                        ----       ----
Income before income taxes..........................................................      12         87
Income tax expense..................................................................     (43)       (64)
                                                                                      -------    -------
                                                                                        ----       ----
Net income (loss)...................................................................  $  (31)    $   23
                                                                                      =======    =======



                   CONDENSED STATEMENTS OF RETAINED EARNINGS


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



Retained earnings (deficit) at December 31, 1994 and 1995...........................  $ (751)    $ (890)
Net income (loss) for the three months ended March 31, 1995 and 1996................     (31)        23
                                                                                      -------    -------
                                                                                        ----       ----
Retained earnings (deficit) at March 31, 1995 and 1996..............................  $ (782)    $ (867)
                                                                                      =======    =======



  The accompanying notes to the condensed financial statements are an integral part of these condensed financial statements.

                         USCOC OF GEORGIA RSA #1, INC.



                       CONDENSED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                                                                        FOR THE THREE
                                                                                        MONTHS ENDED
                                                                                          MARCH 31,
                                                                                      -----------------
                                                                                       1995       1996
                                                                                      ------     ------
Cash flows from operating activities:
  Net income (loss) from operations.................................................  $  (31)    $   23
  Add (deduct) adjustments to reconcile net income (loss) from operations to net cash provided by operating activities
     Depreciation and amortization..................................................     124        141
     Change in accounts receivable..................................................       7        188
     Change in inventory............................................................      (1)        19
     Change in accounts payable/accrued expenses and accrued interest...............      --        (46)
     Change in deferred revenues and customer deposits..............................       3          2
     Change in accrued taxes........................................................      --         52
     Change in deferred tax asset and liability, net................................      43         11
     Change in other assets and liabilities.........................................      (3)       (25)
                                                                                      -------    -------
                                                                                           -         --
  Net cash provided by operating activities.........................................     142        365
                                                                                      -------    -------
                                                                                           -         --
Cash flows from financing activities:
  Change in notes payable-affiliates................................................      --       (260)
                                                                                      -------    -------
                                                                                           -         --
  Net cash required by financing activities.........................................      --       (260)
                                                                                      -------    -------
                                                                                           -         --
Cash flows from investing activities:
  Net additions to property, plant and equipment....................................    (115)      (150)
                                                                                      -------    -------
                                                                                           -         --
  Net cash required by investing activities.........................................    (115)      (150)
                                                                                      -------    -------
                                                                                           -         --
Net increase (decrease) in cash and cash equivalents................................      27        (45)
Cash and cash equivalents
  Beginning of period...............................................................      78         45
                                                                                      -------    -------
                                                                                           -         --
  End of period.....................................................................  $  105     $   --
                                                                                      ======     =======



  The accompanying notes to the condensed financial statements are an integral part of these condensed financial statements.

                         USCOC OF GEORGIA RSA #1, INC.



               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS



(1)



     The financial statements as of March 31, 1996, included herein have been prepared by USCOC of Georgia RSA #1, Inc. (the "Company"), without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest audited financial statements.



     The accompanying unaudited financial statements as of March 31, 1996, contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of March 31, 1996 and the results of operations and cash flows for the three months ended March 31, 1995 and 1996. The results of operations for the three months ended March 31, 1996, are not necessarily indicative of the results to be expected for the full year.



(2)



     The Company was formed on December 16, 1991, under the laws of the State of Georgia for the purpose of providing cellular telephone service in the Georgia Rural Service Area No. 1. The Company commenced operations in October 1992.



     The Company is a 100%-owned subsidiary of United States Cellular Corporation ("USCC"), an 80.8%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").



     On April 23, 1996, USCC and the Company entered into a Sale and Purchase Agreement with Palmer Wireless Holdings, Inc.("Palmer") in which Palmer agreed to purchase substantially all of the assets of the Company for cash consideration.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Horizon, G.P., Inc.

     We have audited the accompanying balance sheets of Horizon Cellular Telephone Company of Spalding, L.P., a majority-owned subsidiary of Horizon Cellular Telephone Company, L.P., as of December 31, 1994 and 1995, and the related statements of operations, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Horizon Cellular Telephone Company of Spalding, L. P. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                              /s/  ERNST & YOUNG LLP


Philadelphia, Pennsylvania

April 5, 1996

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                   -------------------
                                                                                    1994        1995
                                                                                   -------     -------
                                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash...........................................................................  $   119     $     2
  Accounts receivable, net of allowance for doubtful accounts of $16 and $66.....      614       1,027
  Inventory......................................................................       86          43
  Prepaid expenses...............................................................       55          35
                                                                                   -------     -------
          Total current assets...................................................      874       1,107
Property and equipment:
  Cellular system................................................................    4,223       4,908
  Other..........................................................................      270         437
                                                                                   -------     -------
                                                                                     4,493       5,345
Accumulated depreciation.........................................................     (990)     (1,609)
                                                                                   -------     -------
                                                                                     3,503       3,736
License, net of accumulated amortization of $668 and $1,092......................   16,050      15,626
Other assets, net of accumulated amortization of $5 and $8.......................       16          13
                                                                                   -------     -------
          Total assets...........................................................  $20,443     $20,482
                                                                                   =======     =======
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $   142     $   200
  Accrued expenses...............................................................      273         355
  Deferred revenue...............................................................       71         122
  Customer deposits..............................................................       16          36
                                                                                   -------     -------
          Total current liabilities..............................................      502         713
Advances from affiliates.........................................................   13,541      14,513
Commitments and contingencies
Partners' equity:
  Partners' contributions........................................................    9,221       9,221
  Cumulative net loss............................................................   (2,821)     (3,965)
                                                                                   -------     -------
          Total partners' equity.................................................    6,400       5,256
                                                                                   -------     -------
          Total liabilities and partners' equity.................................  $20,443     $20,482
                                                                                   =======     =======

                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

                            STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER
                                                                                           31,
                                                                                   -------------------
                                                                                    1994        1995
                                                                                   -------     -------
                                                                                   (IN THOUSANDS)
Revenues and sales:
  Subscriber revenues............................................................  $ 1,016     $ 1,708
  Roaming revenues...............................................................    1,168       2,207
  Equipment sales................................................................       93         149
                                                                                   -------     -------
          Total revenues and sales...............................................    2,277       4,064
Cost and expenses:
  Cost of services...............................................................      506         760
  Cost of equipment sales........................................................      303         419
  General and administrative expenses............................................      620         801
  Selling........................................................................      337         737
  Depreciation and amortization..................................................      907       1,047
                                                                                   -------     -------
                                                                                     2,673       3,764
                                                                                   -------     -------
(Loss) income from operations....................................................     (396)        300
Interest expense.................................................................    1,287       1,444
                                                                                   -------     -------
          Net loss...............................................................  $(1,683)    $(1,144)
                                                                                   =======     =======

                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

                         STATEMENTS OF PARTNERS' EQUITY

                                                                         HORIZON
                                                                        CELLULAR
                                                                        TELEPHONE
                                                                      COMPANY, L.P.   KCCGP, L.P.    TOTAL
                                                                      -------------   -----------   -------
                                                                                 (IN THOUSANDS)
Partners' equity at December 31, 1993...............................     $ 8,002         $  81      $ 8,083
  Net loss..........................................................      (1,666)          (17)      (1,683)
                                                                         -------          ----      -------
Partners' equity at December 31, 1994...............................       6,336            64        6,400
  Net loss..........................................................      (1,133)          (11)      (1,144)
                                                                         -------          ----      -------
Partners' equity at December 31, 1995...............................     $ 5,203         $  53      $ 5,256
                                                                         =======          ====      =======

                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER
                                                                                           31,
                                                                                   -------------------
                                                                                    1994        1995
                                                                                   -------     -------
OPERATING ACTIVITIES
Net loss.........................................................................  $(1,683)    $(1,144)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization..................................................      907       1,047
  Provision for bad debts........................................................       92          64
  Noncash interest expense.......................................................    1,287       1,444
  Changes in operating assets and liabilities:
     Accounts receivable.........................................................     (395)       (477)
     Inventory...................................................................      (58)         43
     Prepaid expenses............................................................      (43)         20
     Accounts payable, accrued expenses, and customer deposits...................      120         160
     Deferred revenue............................................................       45          51
                                                                                   -------     -------
Net cash provided by operating activities........................................      272       1,208
INVESTING ACTIVITIES
Purchases of property and equipment..............................................     (740)       (852)
Other............................................................................       (3)         --
                                                                                   -------     -------
Net cash used in investing activities............................................     (743)       (852)
FINANCING ACTIVITIES
Advances from affiliates, net....................................................      256        (473)
                                                                                   -------     -------
Net cash provided by (used in) financing activities..............................      256        (473)
                                                                                   -------     -------
Net decrease in cash.............................................................     (215)       (117)
Cash at beginning of period......................................................      334         119
                                                                                   -------     -------
Cash at end of period............................................................  $   119     $     2
                                                                                   =======     =======

                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  DESCRIPTION OF BUSINESS

     Horizon Cellular Telephone Company of Spalding, L.P. (the "Company" or "Spalding") is a limited partnership in which KCCGP, L.P. ("KCCGP") is the managing and sole general partner, and Horizon Cellular Telephone Company, L.P. ("HCTC") is the sole limited partner. The Company was formed in 1992 to own, design, develop, and operate a cellular communications system in the Georgia non-wireline Rural Service Area No. 6 ("GA-6").

     In March 1993, HCTC acquired the Federal Communications Commission ("FCC") GA-6 Construction Permit (the "Construction Permit") pursuant to an acquisition Agreement dated March 8, 1993 between HCTC and the holder (the "Seller") of the Construction Permit, for $6.5 million in cash, a $7.5 million subordinated note payable to the seller and issuance of 25 HCTC limited partnership units with a stated value of $2.5 million. Also in March 1993, HCTC contributed the Construction Permit to Spalding in exchange for a 99.0% interest in the Company valued at approximately $9.1 million (based on total acquisition cost to HCTC). KCCGP contributed approximately $92,000 to Spalding for a 1.0% interest in the Company.

     Pursuant to the partnership agreement, the Company's net profits and losses are allocated proportionately to the partners based upon their respective ownership interests. The partnership shall terminate in December 2002, however, the partners may extend the term of the partnership for up to three consecutive one-year periods.

     The GA-6 system became operational in April 1993, at which time the Company obtained the applicable FCC Operating License.

2.  BASIS OF PRESENTATION

     The accompanying financial statements reflect the financial position, results of operations and cash flows of Spalding for the periods presented. KCCGP performs certain administrative functions for Spalding and, accordingly, certain expenses of KCCGP (see Note 5) have been allocated to the Company on a basis which, in the opinion of management, is reasonable. However, such expenditures are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the system been operating as a separate independent company.

3.  ACCOUNTING POLICIES

  INVENTORIES

     Inventories are carried at the lower of cost (using the first-in, first-out method) or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated over their estimated useful lives (three to twelve years) using the straight-line method.

     Depreciation expense amounted to approximately $478,000 in 1994 and $620,000 in 1995.

  LICENSE

     License primarily represents the acquisition cost of the Construction Permit. Such costs are being amortized over a period of 40 years using the straight-line method.

     The Company periodically reviews the carrying value of its license to determine whether such amount is recoverable based on undiscounted future cash flows and whether a reduction to fair value is necessary. There have been no such reductions through December 31, 1995.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

3.  ACCOUNTING POLICIES -- (CONTINUED)
  ADVANCES FROM AFFILIATES

     Advances from affiliates primarily represent cash advances from HCTC and KCCGP which provided funds for investing and operating activities, and have no specific repayment terms. Interest expense is charged monthly at a rate of 11 3/8% of the ending balance payable to HCTC. Also included in advances from affiliates are direct costs, including payroll and related benefits, charged by an affiliated system, as incurred (see Note 5).

  REVENUE AND EXPENSE RECOGNITION

     Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and a majority of access charges are billed in advance. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Company's cellular service.

     Approximately 25% of the Company's 1995 roaming revenues were generated from subscribers of a cellular company serving an adjacent market when such subscribers place or receive calls on the Company's system.

  ADVERTISING EXPENSES

     Advertising expenses are charged to operations as incurred and amounted to approximately $64,000 and $87,000 in 1994 and 1995, respectively.

  INCOME TAXES

     The Company is a limited partnership organized under the laws of Delaware. Accordingly, federal and state income taxes are not paid at the partnership level but by the ultimate partners of the Company. The tax basis of the Company's assets amounted to approximately $16.1 million and $15.6 million at December 31, 1994 and 1995, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company will adopt SFAS 121 in the first quarter of 1996 and, based upon current circumstances, does not believe the effect of the adoption will be material.

     SFAS No. 123, "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determining stock-based compensation expense or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company expects to continue to follow APB 25 in respect to the LPAR Plan

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

3.  ACCOUNTING POLICIES -- (CONTINUED)
(see Note 6) and will provide disclosures as required by SFAS 123 in the December 31, 1996 notes to the financial statements.

4.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space, office equipment and cellular sites and facilities under operating leases with initial terms ranging from 1 to 20 years. Most cellular sites contain renewal options ranging up to 25 years.

     Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1995, assuming cellular site leases are renewed through the year 2000:

                                                                         CELLULAR
                                                                          SITES         OTHER
                                                                         --------       -----
                                                                            (IN THOUSANDS)
            1996.......................................................    $ 98          $27
            1997.......................................................     102           25
            1998.......................................................     110            6
            1999.......................................................     117           --
            2000.......................................................     118           --
                                                                                         ---
                                                                                         $58
                                                                                         ===

     The minimum lease payments for cellular sites in the year 2000 are expected to approximate the minimum payments thereafter, subject to contractual increases and payments for additional sites.

     Rental expense amounted to approximately $86,000 in 1994 and $115,000 in 1995.

     The Company has guaranteed and pledged substantially all of its assets as collateral for certain debt of HCTC.

5.  RELATED PARTY TRANSACTIONS

     KCCGP provides various administrative services to the Company, including accounting, engineering, and marketing and advertising services, in addition to funding working capital requirements and capital expenditures as necessary. These expenses are charged, first on the basis of direct usage when identifiable, with the remainder allocated equally among its operating systems. Allocated expenses amounted to $40,000 and $50,000 in 1994 and 1995, respectively.

     The Company is operated jointly with an affiliated system. Operating expenses, including depreciation and amortization, repairs and maintenance, advertising, telephone, utilities, and other direct costs are charged directly to operations as incurred. Certain costs of managerial and accounting personnel centrally located for the benefit of both systems are allocated equally among the two systems, and amounted to $35,000 and $263,000 in 1994 and 1995, respectively.

6.  BENEFIT PLANS

     HCTC has granted an officer of the Company limited partnership appreciation rights in HCTC pursuant to a Limited Partnership Unit Appreciation Rights Plan ("LPAR Plan") that was adopted September 1, 1994 to be effective January 1, 1993. Upon the occurrence of certain events as specified therein ("Termination Events"), participants are entitled to share in the amounts, if any, of distributions to HCTC's partners after all capital contributions made by HCTC's partners have been repaid, together with a fixed return on such contributions. Such rights vest over a period of five years, however vesting is automatically accelerated upon the occurrence

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

6.  BENEFIT PLANS -- (CONTINUED)
of a Termination Event. Compensation expense will be recognized when distributions become probable under the LPAR Plan.

     Effective July 1, 1994, KCCGP established an employee savings plan (the "Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, which covers employees of the Company who have met certain eligibility requirements, participating employees may defer up to 15% of their pretax earnings, up to the Internal Revenue Service annual contribution limit ($9,240 for calendar year 1995). The Company matches up to 50% of the employee's contributions, up to a maximum of 3% of the employee's earnings. Employees who participate in the LPAR Plan are excluded from matching contributions. Matching Plan contributions, which vest equally over five years, amounted to approximately $3,000 and $4,000 in 1994 and 1995, respectively.

7.  SUBSEQUENT EVENT


     On March 22, 1996, the Company entered into a definitive agreement to sell the GA-6 FCC Operating license, together with certain operating assets and liabilities, to affiliates of Palmer Wireless, Inc. for approximately $35 million. The financial statements do not reflect either the estimated gain, or any expenses incurred or expected to be incurred related to the sale of the system. The sale is expected to close during the third quarter of 1996, and is subject to certain regulatory and other approvals.

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT



The Board of Horizon, G.P., Inc.



     We have reviewed the accompanying condensed balance sheet of Horizon Cellular Telephone Company of Spalding, L.P., a majority-owned subsidiary of Horizon Cellular Telephone Company, L.P., as of March 31, 1996 and the related condensed statements of operations, and cash flows for the three-month periods ended March 31, 1995 and 1996. These financial statements are the responsibility of the Company's management.



     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, which has as its objective expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed financial statements referred to above for them to be in accordance with generally accepted accounting principles.



     We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Horizon Cellular Telephone Company of Spalding, L.P. as of December 31, 1995, and the related statements of operations, partners' equity, and cash flows for the year then ended, and in our report dated April 5, 1996, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.



                                            /s/  ERNST & YOUNG LLP



Philadelphia, Pennsylvania


May 13, 1996

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.



                            CONDENSED BALANCE SHEETS



                                                                                               MARCH 31,
                                                                                                 1996
                                                                                              -----------
                                                                             DECEMBER 31,
                                                                                 1995         (UNAUDITED)
                                                                             ------------
                                                                                (NOTE)
                                                                             (IN THOUSANDS)
ASSETS
Current assets:
  Cash.....................................................................    $      2         $    39
  Accounts receivable, net of allowance for doubtful accounts of $66 and
     $80...................................................................       1,027             998
  Inventory................................................................          43              67
  Prepaid expenses.........................................................          35              37
                                                                                -------         -------
     Total current assets..................................................       1,107           1,141
Property and equipment:
  Cellular system..........................................................       4,908           5,113
  Other....................................................................         437             454
                                                                                -------         -------
                                                                                  5,345           5,567
Accumulated depreciation...................................................      (1,609)         (1,776)
                                                                                -------         -------
                                                                                  3,736           3,791
License, net of accumulated amortization of $1,092 and $1,198..............      15,626          15,520
Other assets, net of accumulated amortization of $8 and $9.................          13              12
                                                                                -------         -------
     Total assets..........................................................    $ 20,482         $20,464
                                                                                =======         =======
                                    LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable.........................................................    $    200         $   339
  Accrued expenses.........................................................         355             367
  Deferred revenue.........................................................         122             128
  Customer deposits........................................................          36              32
                                                                                -------         -------
     Total current liabilities.............................................         713             866
Advances from affiliates...................................................      14,513          14,350
Partners' equity:
  Partners' contributions..................................................       9,221           9,221
  Cumulative net loss......................................................      (3,965)         (3,973)
                                                                                -------         -------
     Total partners' equity................................................       5,256           5,248
                                                                                -------         -------
     Total liabilities and partners' equity................................    $ 20,482         $20,464
                                                                                =======         =======



Note: The balance sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.



                       CONDENSED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                                                        THREE MONTHS
                                                                                           ENDED
                                                                                         MARCH 31,
                                                                                      ----------------
                                                                                      1995       1996
                                                                                      -----     ------
                                                                                       (IN THOUSANDS)
Revenues and sales:
  Subscriber revenues.............................................................    $ 372     $  602
  Roaming revenues................................................................      367        729
  Equipment sales.................................................................       23         54
                                                                                      ------    ------
       Total revenues and sales...................................................      762      1,385
Costs and expenses:
  Cost of services................................................................      152        239
  Cost of equipment sales.........................................................       70         90
  General and administrative......................................................      186        254
  Selling.........................................................................      138        171
  Depreciation and amortization...................................................      251        267
                                                                                      ------    ------
                                                                                        797      1,021
                                                                                      ------    ------
(Loss) income from operations.....................................................      (35)       364
Interest expense..................................................................      345        372
                                                                                      ------    ------
Net loss..........................................................................    $(380)    $   (8)
                                                                                      ======    ======



                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.



                       CONDENSED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                                       THREE MONTHS
                                                                                           ENDED
                                                                                         MARCH 31,
                                                                                      ---------------
                                                                                      1995      1996
                                                                                      -----     -----
                                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss............................................................................  $(380)    $  (8)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.....................................................    251       267
  Provision for bad debts...........................................................      8         5
  Noncash interest expense..........................................................    345       372
  Changes in operating assets and liabilities:
     Accounts receivable............................................................    113        24
     Inventory......................................................................     10       (24)
     Prepaid expenses...............................................................     19        (2)
     Accounts payable, accrued expenses and customer deposits.......................   (230)      (45)
     Deferred revenue...............................................................      8         6
                                                                                      -----     -----
Net cash provided by operating activities...........................................    144       595
INVESTING ACTIVITIES
Purchases of property and equipment, net of $192 purchased on account in 1996.......   (318)      (23)
                                                                                      -----     -----
Net cash used in investing activities...............................................   (318)      (23)
FINANCING ACTIVITIES
Advances from affiliates, net.......................................................    223      (535)
                                                                                      -----     -----
Net cash provided by (used in) financing activities.................................    223      (535)
                                                                                      -----     -----
Net increase in cash................................................................     49        37
Cash at beginning of period.........................................................    119         2
                                                                                      -----     -----
Cash at end of period...............................................................  $ 168     $  39
                                                                                      ======    ======



                            See accompanying notes.

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.



                    NOTES TO CONDENSED FINANCIAL STATEMENTS


                                 MARCH 31, 1996


                                  (UNAUDITED)



1. BASIS OF PRESENTATION



     Horizon Cellular Telephone Company of Spalding, L.P. (the "Company" or "Spalding") is a limited partnership in which KCCGP, LP, ("KCCGP") is the managing and sole general partner, and Horizon Cellular Telephone Company, LP, ("HCTC") is the sole limited partner. The Company was formed in 1992 to own, design, develop, and operate a cellular communications system in the Georgia non-wireline Rural Service Area No. 6 ("GA-6").



     The accompanying unaudited financial statements reflect the financial position, results of operations and cash flows of the Company for the periods presented. KCCGP performs certain administrative functions for Spalding and, accordingly, certain expenses have been allocated to the Company on a basis which, in the opinion of management, is reasonable (see Note 5). However, such expenditures are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the system been operating as a separate independent company.



     The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.



2. USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



3. NEW ACCOUNTING STANDARDS



     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. The Company adopted SFAS 121 in the first quarter of 1996 and the effect of the adoption was not material.



     SFAS No. 123, "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determining stock-based compensation expense or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company expects to continue to follow APB 25 with respect to the LPAR Plan and will provide disclosures as required by SFAS 123 in the December 31, 1996 notes to the financial statements.



4. ADVANCES FROM AFFILIATES



     Advances from affiliates primarily represent cash advances from HCTC and KCCGP which provided funds for investing and operating activities, and have no specific repayment terms. Interest expense is charged

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.



             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)



4. ADVANCES FROM AFFILIATES -- (CONTINUED)


monthly at a rate of 11 3/8% of the ending balance payable to HCTC. Also included in advances from affiliates are direct costs, including payroll and related benefits, charged by an affiliated system, as incurred.



5. RELATED PARTY TRANSACTIONS



     KCCGP provides various administrative services to the Company, including accounting, engineering, and marketing and advertising services, in addition to funding working capital requirements and capital expenditures as necessary. These expenses are charged, first on the basis of direct usage when identifiable, with the remainder allocated equally among its operating systems. Allocated expenses amounted to $12,500 for the three months ended March 31, 1995 and 1996.



     Effective September, 1995, the Company began operating jointly with an affiliated system. Operating expenses, including depreciation and amortization, repairs and maintenance, advertising, telephone, utilities, and other direct costs are charged directly to operations as incurred. Certain costs of managerial and accounting personnel centrally located for the benefit of both systems are allocated equally among the two systems, and amounted to approximately $34,000 for the three months ended March 31, 1996.



6. RECENT DEVELOPMENTS



     On March 22, 1996, the Company entered into a definitive agreement to sell the GA-6 FCC operating license, together with certain operating assets and liabilities, to affiliates of Palmer Wireless, Inc. for approximately $35 million. The financial statements do not reflect either the estimated gain, or any expenses incurred or expected to be incurred related to the sale of the system. The sale is expected to close during the third quarter of 1996, and is subject to certain regulatory and other approvals.

                      (This page intentionally left blank)

                      (This page intentionally left blank)

The photographs depict individuals using their cellular telephones in various settings.

- ----------------------------------------------------------
- ----------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            -----
Prospectus Summary.......................       3
Risk Factors.............................      11
The Company..............................      16
The Exchange.............................      17
Use of Proceeds..........................      18
Price Range of Class A Common Stock and
  Dividend Policy........................      19
Capitalization...........................      20
Selected Consolidated Financial Data.....      21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      23
Business.................................      36
Management...............................      52
Transactions and Relationships with PCI
  and Its Affiliates.....................      58
Principal Stockholders...................      61
Description of Capital Stock.............      63
Shares Eligible for Future Sale..........      67
Underwriting.............................      68
Legal Matters............................      69
Experts..................................      69
Additional Information...................      71
Index to Financial Statements............     F-1


- ----------------------------------------------------------
- ----------------------------------------------------------


- ----------------------------------------------------------
- ----------------------------------------------------------

                                5,000,000 SHARES

                             PALMER WIRELESS, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                            ------------------------

                                      LOGO

                            ------------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC
                           WHEAT FIRST BUTCHER SINGER
                      REPRESENTATIVES OF THE UNDERWRITERS

- ----------------------------------------------------------
- ----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq Stock Market listing fee.



                                                                                 PAYABLE BY
                                                                                 REGISTRANT
                                                                                 ----------
        SEC registration fee..................................................    $ 43,622
        National Association of Securities Dealers, Inc. filing fee...........      13,150
        The Nasdaq Stock Market listing fee...................................      17,500
        Blue Sky fees and expenses............................................      15,000
        Accounting fees and expenses..........................................     120,000
        Legal fees and expenses...............................................     150,000
        Printing and engraving expenses.......................................     138,228
        Registrar and transfer agent's fees...................................       2,500
                                                                                 ----------
                  Total.......................................................    $500,000
                                                                                 =========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Restated Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware Law. Under the Restated Certificate of Incorporation, the Company shall advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification. The Company has obtained directors and officers liability insurance.

     The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In December 1993, the Company issued 4,000 shares of Common Stock to the four partners of the Partnership in connection with its initial capitalization for a total purchase price of $100,000. These securities were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). In January 1994, the Company declared and paid a stock dividend of 2,667 shares of Common Stock to its four stockholders. In December 1994, the Company amended and restated its Certificate of Incorporation to reclassify its Common Stock as Class A and Class B Common Stock. In March 1995, contemporaneously with the IPO, the partners of the Partnership transferred their 100% interest in the Partnership, all of the assets and liabilities of the Partnership and certain other assets to Palmer Wireless in exchange for (i) 704,755 shares of Class A Common Stock, all of which were distributed to the partners of the Partnership other than PCI, and
(ii) 17,288,578 shares of Class B Common Stock, all of which were distributed to PCI. The shares issued in the Exchange were also exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBIT
NUMBER                                           DESCRIPTION
- -------     --------------------------------------------------------------------------------------
 1       -- Form of Underwriting Agreement(a)
 3.1     -- Restated Certificate of Incorporation of the Company(b)
 3.2     -- Bylaws of the Company(b)
 4.1     -- A copy of the specimen certificate for shares of the Company's Class A Common Stock(b)
 4.2     -- Registration Rights Agreement, dated March 21, 1995(b)
 5       -- Opinion regarding legality of shares being registered
10.1     -- Tower Lease Agreement between FMT, Ltd., a subsidiary of the Company and PCI(b)
10.2     -- Computer Services Agreement dated March 21, 1995 between the Company and PCI(c)
10.3     -- Tax Consulting Agreement dated January 1, 1995 between the Company and PCI(b)
10.4     -- Transitional Management and Administrative Services Agreement dated March 21, 1995 between the Company and PCI(c)
10.5     -- PCI Non-Competition Agreement dated March 21, 1995 between the Company and PCI(c)
10.6     -- Employment Agreement dated March 21, 1995 between the Company and Mr. Ryan(c)
10.7     -- Employment Agreement dated March 21, 1995 between the Company and Mr. Engelhardt(c)
10.8     -- Employment Agreement dated March 21, 1995 between the Company and Mr. Wisehart(c)
10.9     -- Employment Agreement dated March 21, 1995 between the Company and Mr. Hensen(c)
10.10    -- Employment Agreement dated March 21, 1995 between the Company and Mr. Meehan(c)
10.11    -- Palmer Wireless, Inc. 1995 Stock Option Plan dated February 10, 1995(c)
10.12    -- Palmer Wireless, Inc. 1995 Directors Stock Option Plan dated February 10, 1995(c)
10.13    -- Palmer Wireless, Inc. Employee Stock Purchase Plan dated October 27, 1995(d)
10.14    -- Palmer Wireless, Inc. Director Stock Purchase Plan dated October 27, 1995(d)
10.15    -- Service Mark Licensing Agreements between the Company and Cellular One Group(b)
10.16    -- Services Agreement between the Company and the North American Cellular Network(b)
10.17    -- Purchase Agreement between the Company and Northern Telecom, Inc.(b)
10.18    -- Agreement between the Company and Motorola, Inc.(b)
10.19    -- Management Agreement between the Company and PCI(b)
10.20    -- Services Agreement between the Company and MCI Telecommunications Corporation(b)
10.21    -- Acquisition Agreement dated as of May 26, 1994 by and among Southeast Georgia Cellular
            Limited Partnership, Georgia 12 Cellular Limited Partnership, Georgia 12 Cellular
            Limited Partnership, Palmer Cellular Partnership and BJV, L.P.(b)

EXHIBIT
NUMBER                                           DESCRIPTION
- -------     --------------------------------------------------------------------------------------
10.22    -- Paying Agent Agreement dated as of October 28, 1994 by and among NationsBank of North
            Carolina, N.A., SC Georgia Holdings Limited Partnership, FGI Cellular Management,
            Inc., Sterling Cellular Holdings Limited Partnership, PalmerCellular Partnership and
            BJV, L.P.(b)
10.23    -- Termination Agreement dated November 15, 1994 by Palmer Cellular Partnership(b)
10.24    -- Cellular Supply Agreement dated October 21, 1994 by and between Palmer Cellular
            Partnership and Northern Telecom Inc.(b)
10.25    -- Software License and Maintenance Agreement dated May 27, 1994 by and between Coral
            Systems, Inc. and Palmer Cellular Partnership(b)
10.26    -- Stock Purchase Agreement dated August 24, 1995 by and between Palmer Wireless
            Holdings, Inc. and GTE Mobile Communications Incorporated(e)
10.27    -- Third Amended and Restated Loan Agreement dated as of December 1, 1995 by and among
            Palmer Wireless, Inc., PNC Bank, N.A., The Toronto-Dominion Bank, NationsBank of
            Texas, N.A., Corestates Bank, N.A., First National Bank of Maryland, NatWest Bank,
            N.A., The First National Bank of Boston, CIBC Inc., First Union National Bank of North
            Carolina, Royal Bank of Canada, Shawmut Bank Connecticut, N.A., Union Bank, Bank of
            Hawaii, Banque Nationale de Paris, and Toronto Dominion (Texas), Inc., Merita Bank
            Ltd., Bank of Montreal (Chicago Branch), Compagnie Financiere DE CIC Et DE L'Union
            Europeene, First Hawaiian Bank, Pearl Street L.P., Societe Generale, The Bank of
            California, N.A.(f)
10.28    -- Asset Acquisition Agreement by and among Horizon Cellular Telephone Company of
            Spalding, L.P., Columbus Cellular Telephone Company and Macon Cellular Telephone
            Systems Limited Partnership, dated March 22, 1996.(g)
10.29    -- Sale and Purchase Agreement by and between United States Cellular Corporation, USCOC of Georgia RSA #1, Inc. and Palmer Wireless Holdings, Inc., dated April 23, 1996.(h)
15.1     -- Unaudited interim financial information letter of KPMG Peat Marwick LLP
15.2     -- Ernst & Young LLP letter regarding review of unaudited interim financial information
21       -- Subsidiaries of the Company(a)
23.1     -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
23.2     -- Consent of KPMG Peat Marwick LLP
23.3     -- Consents of Arthur Andersen LLP
23.4     -- Consent of Ernst & Young LLP
24       -- Power of Attorney(a)


- ---------------

(a) Previously filed.


(b) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-1 (Registration No. 33-75218).

(c) Incorporated by reference to the Exhibits to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-255-88) which was filed with the Commission on May 12, 1995.

(d) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-8 (File No. 33-99170) which was filed with the Commission on November 9, 1995.

(e) Incorporated by reference to Exhibit No. 2 to the Company's Current Report on Form 8-K which was filed with the Commission on August 30, 1995.

(f) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K which was filed with the Commission on December 14, 1995.


(g) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K which was filed with the Commission on April 9, 1996.



(h) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K which was filed with the Commission on May 1, 1996.

     (b) Financial Statement Schedules.

     The following financial statement schedule has been previously filed:

          II Valuation and Qualifying Accounts
          -------------------------------------------------
          (incorporated by reference from Financial Statement Schedule VIII filed with Amendment No. 3 to the Registration Statement on Form S-1 (File No. 33-75218) which was filed with the Commission on April 14,
        1994).

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby further undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on the 17th day of May, 1996.


                                         PALMER WIRELESS, INC.

                                         By /s/      WILLIAM J. RYAN
                                         --------------------------------------
                                         William J. Ryan
                                         Director, President and
                                         Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            SIGNATURES                                 TITLE                            DATE
- -----------------------------------    --------------------------------------    ------------------
                /s/                    Director, President and Chief                May 17, 1996
          WILLIAM J. RYAN                Executive Officer (Principal
- -----------------------------------      Executive Officer)
          William J. Ryan

                    *                  Vice President, Treasurer and Chief          May 17, 1996
- -----------------------------------      Financial Officer (Principal
         M. Wayne Wisehart               Financial Officer and Principal
                                         Accounting Officer)

                    *                  Director, Executive Vice President           May 17, 1996
- -----------------------------------      and Secretary
       Robert G. Engelhardt

                    *                  Director                                     May 17, 1996
- -----------------------------------
     Thomas D. McCloskey, Jr.

                    *                  Director                                     May 17, 1996
- -----------------------------------
         Kermit S. Sutton

                    *                  Director                                     May 17, 1996
- -----------------------------------
         Vickie A. Palmer

                    *                  Director                                     May 17, 1996
- -----------------------------------
          James S. Cownie

                    *                  Director                                     May 17, 1996
- -----------------------------------
         Clark R. Mandigo

* By: /s/ WILLIAM J. RYAN
- ----------------------------------
          William J. Ryan
         Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                     DESCRIPTION                                 NUMBERED PAGES
- ------       -----------------------------------------------------------------------   ---------------
  1        --Form of Underwriting Agreement(a)
  3.1      --Restated Certificate of Incorporation of the Company(b)
  3.2      --Bylaws of the Company(b)
  4.1      --A copy of the specimen certificate for shares of the Company's Class A
             Common Stock(b)
  4.2      --Registration Rights Agreement, dated March 21, 1995(b)
  5        --Opinion regarding legality of shares being registered
 10.1      --Tower Lease Agreement between FMT, Ltd., a subsidiary of the Company and PCI(b)
 10.2      --Computer Services Agreement dated March 21, 1995 between the Company and PCI(c)
 10.3      --Tax Consulting Agreement dated January 1, 1995 between the Company and
             PCI(b)
 10.4      --Transitional Management and Administrative Services Agreement dated
             March 21, 1995 between the Company and PCI(c)
 10.5      --PCI Non-Competition Agreement dated March 21, 1995 between the Company and PCI(c)
 10.6      --Employment Agreement dated March 21, 1995 between the Company and Mr.
             Ryan(c)
 10.7      --Employment Agreement dated March 21, 1995 between the Company and Mr.
             Engelhardt(c)
 10.8      --Employment Agreement dated March 21, 1995 between the Company and Mr.
             Wisehart(c)
 10.9      --Employment Agreement dated March 21, 1995 between the Company and Mr.
             Hensen(c)
 10.10     --Employment Agreement dated March 21, 1995 between the Company and Mr.
             Meehan(c)
 10.11     --Palmer Wireless, Inc. 1995 Stock Option Plan dated February 10, 1995(c)
 10.12     --Palmer Wireless, Inc. 1995 Directors Stock Option Plan dated February
             10, 1995(c)
 10.13     --Palmer Wireless, Inc. Employee Stock Purchase Plan dated October 27,
             1995(d)
 10.14     --Palmer Wireless, Inc. Director Stock Purchase Plan dated October 27,
             1995(d)
 10.15     --Service Mark Licensing Agreements between the Company and Cellular One
             Group(b)
 10.16     --Services Agreement between the Company and the North American Cellular
             Network(b)
 10.17     --Purchase Agreement between the Company and Northern Telecom, Inc.(b)
 10.18     --Agreement between the Company and Motorola, Inc.(b)
 10.19     --Management Agreement between the Company and PCI(b)
 10.20     --Services Agreement between the Company and MCI Telecommunications
             Corporation(b)
 10.21     --Acquisition Agreement dated as of May 26, 1994 by and among Southeast
             Georgia Cellular Limited Partnership, Georgia 12 Cellular Limited
             Partnership, Georgia 12 Cellular Limited Partnership, Palmer Cellular
             Partnership and BJV, L.P.(b)
 10.22     --Paying Agent Agreement dated as of October 28, 1994 by and among
             NationsBank of North Carolina, N.A., SC Georgia Holdings Limited

EXHIBIT
NUMBER                                     DESCRIPTION                                 NUMBERED PAGES
- ------       -----------------------------------------------------------------------   ---------------
 10.23     -- Termination Agreement dated November 15, 1994 by Palmer Cellular
              Partnership(b)
 10.24     -- Cellular Supply Agreement dated October 21, 1994 by and between Palmer
              Cellular Partnership and Northern Telecom Inc.(b)
 10.25     -- Software License and Maintenance Agreement dated May 27, 1994 by and between Coral Systems, Inc. and Palmer Cellular Partnership(b)
 10.26     -- Stock Purchase Agreement dated August 24, 1995 by and between Palmer
              Wireless Holdings, Inc. and GTE Mobile Communications Incorporated(e)
 10.27     -- Third Amended and Restated Loan Agreement dated as of December 1, 1995 by and among Palmer Wireless, Inc., PNC Bank, N.A., The Toronto-
              Dominion Bank, NationsBank of Texas, N.A., Corestates Bank, N.A.,
              First National Bank of Maryland, NatWest Bank, N.A., The First
              National Bank of Boston, CIBC Inc., First Union National Bank of North
              Carolina, Royal Bank of Canada, Shawmut Bank Connecticut, N.A., Union
              Bank, Bank of Hawaii, Banque Nationale de Paris, and Toronto Dominion
              (Texas), Inc., Merita Bank Ltd., Bank of Montreal (Chicago Branch),
              Compagnie Financiere DE CIC Et DE L'Union Europeene, First Hawaiian
              Bank, Pearl Street L.P., Societe Generale, The Bank of California,
              N.A.(f)
 10.28     -- Asset Acquisition Agreement by and among Horizon Cellular Telephone
              Company of Spalding, L.P., Columbus Cellular Telephone Company and
              Macon Cellular Telephone Systems Limited Partnership, dated March 22,
              1996.(g)
 10.29     -- Sale and Purchase Agreement by and between United States Cellular
              Corporation, USCOC of Georgia RSA #1, Inc. and Palmer Wireless
              Holdings, Inc., dated April 23, 1996.(h)
 15.1      -- Unaudited interim financial information letter of KPMG Peat Marwick LLP
 15.2      -- Ernst & Young LLP letter regarding review of unaudited interim financial information
 21        -- Subsidiaries of the Company(a)
 23.1      -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
 23.2      -- Consent of KPMG Peat Marwick LLP
 23.3      -- Consents of Arthur Andersen LLP
 23.4      -- Consent of Ernst & Young LLP
 24        -- Power of Attorney(a)


- ---------------

(a) Previously filed.


(b) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-1 (Registration No. 33-75218).

(c) Incorporated by reference to the Exhibits to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-255-88) which was filed with the Commission on May 12, 1995.

(d) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-8 (File No. 33-99170) which was filed with the Commission on November 9, 1995.

(e) Incorporated by reference to Exhibit No. 2 to the Company's Current Report on Form 8-K which was filed with the Commission on August 30, 1995.

(f) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K which was filed with the Commission on December 14, 1995.


(g) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K which was filed with the Commission on April 9, 1996.



(h) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K which was filed with the Commission on May 1, 1996